UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Bridge Capital Holdings

(Name of Registrant as Specified In Its Charter)

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MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders of Bridge Capital Holdings, or Bridge Capital, to be held at 10:00 a.m., local time, on Thursday, June 25, 2015, at Bridge Capital’s principal executive offices at 55 Almaden Boulevard, San Jose, California 95113.

The Boards of Directors of Western Alliance Bancorporation, or Western Alliance, and Bridge Capital have each approved an agreement and plan of merger, or the merger agreement, pursuant to which Bridge Capital will merge with and into Western Alliance, with Western Alliance surviving, which we refer to as the merger. Immediately following the completion of the merger, Bridge Capital’s principal operating subsidiary, Bridge Bank, will merge with and into Western Alliance Bank, a wholly owned subsidiary of Western Alliance, which we refer to as the bank merger. Following the bank merger, Western Alliance Bank plans to operate its Northern California offices and the existing Bridge Bank offices as a combined division under the Bridge Bank trade name.

At the special meeting you will be asked to approve the merger agreement and approve the transactions contemplated thereby. You will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Bridge Capital’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, and to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies in favor of the foregoing proposals.

If the merger is completed, Bridge Capital shareholders will have the right, with respect to each of their shares of Bridge Capital common stock, to receive, without interest, (x) 0.8145 shares of Western Alliance common stock and (y) $2.39 in cash, subject to possible adjustment, if necessary, to preserve the desired characterization of the transaction as a tax-free reorganization. Each outstanding, vested and unexercised Bridge Capital option for which an exercise election has not been made will be canceled and the optionee will receive an amount of cash, without interest, equal to the product of (1) the excess of (A) the sum of (i) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (ii) $2.39 over (B) the exercise price per share of such option and (2) the number of shares of Bridge Capital common stock subject to such option. In addition, certain unvested restricted stock awards and stock options previously issued by Bridge Capital will be converted to Western Alliance awards and options under the terms of the merger agreement.

Western Alliance’s common stock is traded on the New York Stock Exchange under the symbol “WAL.” Bridge Capital’s common stock is traded on the NASDAQ Capital Market under the symbol “BBNK.” On May 21, 2015, the last practicable trading day prior to the printing of the attached proxy statement/prospectus, the closing price per share of Western Alliance’s common stock was $31.82 and the closing price per share of Bridge Capital common stock was $27.75.

This is a prospectus of Western Alliance relating to its offering of up to 13,548,204 shares of Western Alliance common stock to Bridge Capital shareholders in the proposed merger and a proxy statement of Bridge Capital. This document and the documents incorporated by reference contain important information about Western Alliance, Bridge Capital, the merger and the conditions that must be satisfied before the merger can occur. Bridge Capital encourages you to read this entire proxy statement/prospectus carefully, including the merger agreement, which is included as Appendix A, and the section discussing “Risk Factors” relating to the merger and the combined company beginning on page 22.

Your vote is very important. The merger agreement must be approved by the holders of at least a majority of the outstanding shares of Bridge Capital’s common stock entitled to vote. Whether or not you plan to attend the special meeting, please take the time to vote on the Internet or by telephone or by completing and mailing the enclosed proxy card as soon as possible to make sure your shares are represented at the special meeting. To vote your shares, you may vote by telephone or on the Internet or use the enclosed proxy card or attend the special shareholders’ meeting Bridge Capital will hold to allow you to consider and vote on the merger agreement. To approve the proposals to be voted upon at the special meeting, you must vote for the proposal by following the instructions on the enclosed proxy card. If you do not vote at all, that will, in effect, count as a vote against the proposal to approve the merger agreement and the transactions contemplated thereby.

Bridge Capital’s Board of Directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Bridge Capital and its shareholders. Accordingly, Bridge Capital’s Board of Directors unanimously recommends you vote FOR the proposal to approve the merger agreement and approve the transactions contemplated thereby, FOR the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Bridge Capital’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, and FOR the proposal to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

On behalf of Bridge Capital’s Board of Directors, we thank you for your continued support of the company.

Daniel P. Myers	Allan C. Kramer, M.D.
President & Chief Executive Officer	Chairman of the Board of Directors
Bridge Capital Holdings	Bridge Capital Holdings

Western Alliance’s common stock has not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, or the Federal Deposit Insurance Corporation, nor have any of these institutions passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The shares of Western Alliance common stock are not savings deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT WESTERN ALLIANCE AND BRIDGE CAPITAL THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU IF YOU CALL OR WRITE TO DALE GIBBONS, CHIEF FINANCIAL OFFICER, WESTERN ALLIANCE BANCORPORATION, ONE E. WASHINGTON STREET, SUITE 1400, PHOENIX, ARIZONA 85004, TELEPHONE: (602) 389-3500, OR THOMAS A. SA, CHIEF FINANCIAL OFFICER OF BRIDGE CAPITAL HOLDINGS, 55 ALMADEN BOULEVARD, SAN JOSE, CALIFORNIA 95113, TELEPHONE: (408) 423-8500. IN ORDER TO OBTAIN TIMELY DELIVERY OF DOCUMENTS, YOU SHOULD REQUEST INFORMATION AS SOON AS POSSIBLE, BUT NO LATER THAN JUNE 11, 2015.

For a detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 105 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this proxy statement/prospectus is May 26, 2015, and this proxy statement/prospectus is first being mailed to shareholders, together with the attached proxy card, on or about May 28, 2015.

55 Almaden Boulevard

San Jose, California 95113

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON

JUNE 25, 2015

To the Shareholders of Bridge Capital Holdings:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Bridge Capital Holdings, or Bridge Capital, will be held at 10:00 a.m., local time, on Thursday, June 25, 2015, at its principal executive offices at 55 Almaden Boulevard, San Jose, California 95113, for the following purposes:

1.	Approval of the Merger Agreement. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated March 9, 2015, or the merger agreement, by and between Western Alliance Bancorporation, or Western Alliance, and Bridge Capital, a copy of which is attached as Appendix A hereto, pursuant to which Bridge Capital will merge with and into Western Alliance with Western Alliance surviving, or the merger, and approve the transactions contemplated thereby.

2.	Advisory Vote on Certain Compensatory Arrangements. To consider and vote on a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Bridge Capital’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Golden Parachute Compensation for Bridge Capital’s Named Executive Officers” beginning on page 71; and

3.	Adjournment. A proposal to approve any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the foregoing proposals.

You are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof only if you were a holder of record of Bridge Capital’s common stock at the close of business on May 18, 2015.

Bridge Capital’s Board of Directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Bridge Capital and its shareholders. Accordingly, Bridge Capital’s Board of Directors unanimously recommends you vote FOR the proposal to approve the merger agreement and approve the transactions contemplated thereby, FOR the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Bridge Capital’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, and FOR the proposal to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

The affirmative vote of a majority of the shares of Bridge Capital’s common stock outstanding on May 18, 2015 is required to approve the merger agreement and the merger. The required vote of Bridge Capital’s shareholders is based on the total number of shares of Bridge Capital’s common stock outstanding and not on the number of shares which are actually voted. Not returning a proxy card, or not voting by telephone, Internet or in person at the special meeting, or abstaining from voting, will have the same effect as voting AGAINST the merger agreement proposal.

Each of the directors and certain executive officers of Bridge Capital and Carpenter Fund Manager GP, LLC, have agreed to vote in favor of the merger agreement and the transactions contemplated thereby.

Bridge Capital shareholders are entitled to assert dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. Your dissenters’ rights are conditioned on your strict compliance with the requirements of Chapter 13 of the California General Corporation Law. The full text of Chapter 13 of the California General Corporation Law is attached as Appendix B to this proxy statement/prospectus, and a summary of these provisions can be found under “The Merger—Dissenters’ Rights” beginning on page 72.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS ON THESE DIFFERENT WAYS TO VOTE YOUR SHARES ARE FOUND ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

By order of the Board of Directors,

Daniel P. Myers
President and Chief Executive Officer

San Jose, California

May 28, 2015

Your vote is important. Please complete, sign, date and return your proxy card.

- i -

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving these materials?

A:	Western Alliance Bancorporation, or Western Alliance, and Bridge Capital Holdings, or Bridge Capital, have agreed to the acquisition of Bridge Capital by Western Alliance under the terms of an agreement and plan of merger that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. In order to complete the merger, Bridge Capital shareholders must vote to approve the merger agreement and approve the transactions contemplated thereby. Bridge Capital will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of Bridge Capital shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Bridge Capital common stock without attending the special meeting in person.

We are delivering this proxy statement/prospectus to you as both a proxy statement of Bridge Capital and a prospectus of Western Alliance. It is a proxy statement because Bridge Capital’s Board of Directors is soliciting proxies from its shareholders to vote on the approval of (i) the merger agreement and the transactions contemplated thereby; (ii) on an advisory (non-binding) basis, the compensatory arrangements between Bridge Capital and its named executive officers providing for compensation in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable; and (iii) adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. This document is a prospectus because Western Alliance will issue Western Alliance common stock to the Bridge Capital common shareholders in the merger, and this prospectus contains information about that common stock.

Q:	What will happen in the merger?

A:	In the proposed merger, Bridge Capital will merge with and into Western Alliance, with Western Alliance being the surviving corporation. Immediately following the completion of the merger, Bridge Bank will be merged with and into Western Alliance’s wholly-owned subsidiary, Western Alliance Bank, with Western Alliance Bank as the surviving entity. Western Alliance plans to operate its Northern California offices and the existing Bridge Bank offices as a combined division under the Bridge Bank trade name.

Q.	What are the proposals on which I am being asked to vote?

A.	You are being asked to vote on the following proposals: (i) to approve the merger agreement and the transactions contemplated thereby, (ii) to approve, on an advisory (non-binding) basis, the compensatory arrangements between Bridge Capital and its named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, and (iii) to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Q.	Does the Bridge Capital Board of Directors recommend voting in favor of the proposals?

A.

Yes. After careful consideration, Bridge Capital’s Board of Directors has unanimously determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are in the best interests of Bridge Capital and its shareholders. As a result, Bridge Capital’s Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensatory arrangements between Bridge Capital and its named executive officers and “FOR” the approval of adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Q:	Does my vote matter?

A:	Yes. The merger cannot be completed unless the merger agreement is approved by the Bridge Capital shareholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the merger agreement and the transactions contemplated thereby.

Q:	What vote is required to approve the proposals?

A:	The merger agreement proposal must be approved by a majority of the outstanding shares of Bridge Capital’s common stock entitled to vote thereon. The proposal regarding the compensatory arrangements between Bridge Capital and its named executive officers must be approved by the affirmative vote of the majority of shares of Bridge Capital common stock issued and outstanding present and in person or represented by proxy at the special meeting and entitled to vote thereon. The proposal to permit the proxies to adjourn the special meeting, including for the purpose of soliciting additional proxies, must be approved by the affirmative vote of the majority of shares of Bridge Capital common stock present and in person or represented by proxy at the special meeting and entitled to vote, regardless of whether a quorum is present.

Q:	When will the merger close?

A:	The merger is expected to close as soon as possible after satisfaction or waiver of all applicable closing conditions, including the receipt of Bridge Capital shareholder and regulatory approvals, which closing conditions are expected to be satisfied or waived in the second half of 2015. However, we cannot assure you when or if the merger will occur.

Q:	What will Bridge Capital shareholders receive in the merger?

A:	For each share of Bridge Capital Common stock you own, you will receive, without interest, (x) 0.8145 shares of Western Alliance common stock and (y) $2.39 in cash. Each outstanding, vested and unexercised Bridge Capital option for which an exercise election has not been made will be canceled and the optionee will receive an amount of cash, without interest, equal to the product of (1) the excess of (A) the sum of (i) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (ii) $2.39 over (B) the exercise price per share of such option and (2) the number of shares of Bridge Capital common stock subject to such option. In addition, certain unvested restricted stock awards and stock options previously issued by Bridge Capital will be converted into Western Alliance awards and options under the terms of the merger agreement.

To facilitate the merger’s compliance with the “continuity of interest” requirement for tax-free reorganizations under the Internal Revenue Code of 1986, as amended, or the Code, the form of merger consideration is subject to potential adjustment to ensure that the merger qualifies as such a reorganization. Such adjustment, if required, would result in a decrease in the cash component of the merger consideration and an increase in the stock component of the merger consideration delivered to those Bridge Capital shareholders that have not exercised appraisal rights. For more information regarding the potential adjustments that may result to the merger consideration for U.S. federal income tax purposes, see the factors discussed in “Risk Factors” beginning on page 22 and “The Merger Agreement—Potential Adjustment to the Merger Consideration” beginning on page 82.

Q:	What will happen to shares of Western Alliance common stock in the merger?

A:	Each share of Western Alliance common stock outstanding held by Western Alliance shareholders immediately before the merger will continue to represent one share of Western Alliance common stock after the effective time of the merger. Accordingly, Western Alliance shareholders will receive no consideration in the merger and the merger will not change the number of shares a Western Alliance shareholder currently owns.

However, after the merger, the current shareholders of Western Alliance as a group will own a percentage of ownership of the combined company that is smaller than such shareholders’ percentage ownership of Western Alliance before the merger.

Q:	What if I hold options to purchase shares of Bridge Capital common stock that are vested as of the effective time of the merger or will become vested coincident with or immediately prior to the effective time?

A:	Immediately prior to the effective time of the merger, each holder of an outstanding, vested and unexercised option to purchase Bridge Capital common stock granted under Bridge Capital stock plans and each holder of an outstanding and unexercised option that will become vested coincident with or immediately prior to the effective time of the merger pursuant to the terms of the merger agreement, may elect to exercise any such option in accordance with the other terms of such option, contingent on the consummation of the merger, and will receive, for any shares of Bridge Capital common stock acquired in such election, the merger consideration in accordance with the terms of the merger agreement. If you own options to purchase shares of Bridge Capital common stock that have vested or will vest coincident with or immediately prior to the effective time of the merger, you will soon receive under separate cover an election form that you may use to make an exercise election with respect to your options. At the effective time, any outstanding, vested and unexercised option for which the option holder has not made an exercise election will be cancelled and in exchange for such cancellation the optionee will receive an amount of cash, without interest, equal to the product of (i) the excess, if any, of the closing price (calculated as the sum of (A) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (B) $2.39) over the exercise price per share of such option and (ii) the number of shares of Bridge Capital common stock subject to such option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax. At the effective time, any outstanding, vested and unexercised option for which an exercise election has not made the exercise price of which exceeds the closing price will be converted automatically into an adjusted option to purchase Western Alliance common stock, and will be treated in the same manner as an unvested Bridge Capital stock option in accordance with the terms of the merger agreement.

Q:	What if I hold options to purchase shares of Bridge Capital common stock that are unvested as of the effective time of the merger or will not become vested coincident with or immediately prior to the effective time?

A:

At the effective time of the merger, each unvested Bridge Capital stock option that is outstanding and unexercised immediately prior to the effective time, will, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Bridge Capital common stock and will be converted automatically into an option to purchase the number of shares of Western Alliance common stock (each an adjusted option) equal to the product of (x) the total number of shares of Bridge Capital common stock subject to such Bridge Capital stock option immediately prior to the effective time and (y) 0.905, with any fractional shares rounded down to the next lower whole number of shares. Each adjusted option will have an exercise price per share of Western Alliance common stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Bridge Capital common stock subject to such Bridge Capital stock option divided by (ii) 0.905. Each adjusted option will otherwise be subject to the same terms and conditions applicable to the converted Bridge Capital stock option under the applicable Bridge Capital stock plan and the agreements evidencing grants thereunder, including as to vesting.

Q:	What if I hold restricted shares of Bridge Capital common stock that are vested as of the effective time of the merger or will become vested coincident with or immediately prior to the effective time?

A:	Immediately prior to the effective time of the merger, all outstanding and vested shares of Bridge Capital restricted stock that are outstanding and vested immediately prior to the effective time (including any Bridge Capital restricted stock that will become vested coincident with or immediately prior to the effective time in accordance with the terms of the merger agreement, as of the effective time), will be a vested right to receive the merger consideration.

Q:	What if I hold restricted shares of Bridge Capital common stock that are unvested as of the effective time of the merger or will not become vested coincident with or immediately prior to the effective time?

A:	At the effective time, each share of Bridge Capital restricted stock that is outstanding and unvested immediately prior to the effective time will, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Bridge capital common stock and will be converted automatically into a share of restricted Western Alliance common stock (each, an adjusted restricted share) equal to the product of (x) the number of shares of Bridge Capital restricted stock and (y) 0.905 (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each adjusted restricted share will otherwise be subject to substantially the same terms and conditions applicable to the converted Bridge Capital restricted stock under the applicable Bridge Capital stock plan and the agreements evidencing grants thereunder, including as to vesting.

Q:	How do I make an exercise election with respect to my options to purchase shares of Bridge Capital common stock?

A:	If you own options to purchase shares of Bridge Capital common stock that are vested or will vest at or prior to the effective time, you will soon receive under separate cover an election form that you may use to make an exercise election with respect to your options. The exercise election deadline will be 11:59 p.m., Eastern Time, on the date immediately prior to the effective date of the merger. To make an election, a holder must submit a completed election form and return it so that the form is actually received by American Stock Transfer & Trust Company, LLC at or before the exercise election deadline in accordance with the instructions on the election form. If you do not make a valid exercise election at or before the exercise deadline, at the effective time, any outstanding, vested and unexercised option for which you have not made an exercise election will be cancelled and, in exchange for such cancellation, you will receive an amount of cash, without interest, equal to the product of (i) the excess, if any, of the closing price (calculated as the sum of (A) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (B) $2.39) over the exercise price per share of such option and (ii) the number of shares of Bridge Capital common stock subject to such option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.

Q:	Can I change my exercise election with respect to my options to purchase shares of Bridge Capital common stock?

A:	Once an option is exercised, such exercise cannot be revoked or undone. All elections will be revoked automatically if the merger agreement is terminated.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Bridge Capital common stock?

A:	The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, it is expected that a U.S. holder of shares of Bridge Capital common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration but will recognize gain or loss with respect to any cash received in lieu of fractional shares of Western Alliance common stock. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76.

Q:	Will I receive any dividends?

A:	Before the merger takes place, Bridge Capital has agreed not to pay any dividends to its shareholders. After the merger, any dividends will be based on what Western Alliance pays to its shareholders. Western Alliance has not paid dividends in the past and does not presently intend to pay dividends.

Q:	What will happen if Bridge Capital shareholders do not approve the compensatory arrangements proposal?

A:	Approval of the compensatory arrangements proposal is not a condition to the completion of the merger. The vote is an advisory vote and will not be binding on Bridge Capital. Therefore, if the other requisite shareholder approvals are obtained and the merger is completed, the amounts payable under the compensatory arrangements will still be paid as long as any other conditions applicable thereto occur.

Q:	Why am I being asked to cast an advisory (nonbinding) vote to approve compensation that certain Bridge Capital officers will receive in connection with the merger?

A:	SEC rules require that Bridge Capital seek an advisory (nonbinding) vote with respect to certain payments that will be made to Bridge Capital’s named executive officers by Bridge Capital and Bridge Bank in connection with the merger. See “The Merger—Interests of Bridge Capital Directors and Officers in the Merger That are Different From Yours” and “The Merger—Golden Parachute Compensation for Bridge Capital Named Executive Officers.”

Q:	Who can vote?

A:	You are entitled to vote at the Bridge Capital special meeting if you owned Bridge Capital common stock at the close of business on May 18, 2015. You will have one vote for each share of Bridge Capital common stock that you owned at that time.

Q:	What do I need to do now?

A:	You should first carefully read and consider the information contained and incorporated by reference in this proxy statement/prospectus. If you are a Bridge Capital shareholder:

•	After you have decided how to vote your shares, please indicate on the enclosed proxy card how you want to vote, and sign, date and return it as soon as possible in the enclosed envelope. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted “FOR” approval of the merger agreement proposal, the compensatory arrangements proposal and the proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies in favor of the foregoing proposals. Not returning a proxy card, or not voting in person at the special meeting, or abstaining from voting, will have the same effect as voting “AGAINST” the merger agreement proposal.

•	You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. If you do complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of the special meeting by following the directions in the section “The Special Meeting—Revocability of Proxies.”

•	You may also choose to submit your proxy by telephone or on the Internet and may do so by following the instructions on your proxy card.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares of Bridge Capital common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.

Q:	What if I fail to vote on the Internet or by telephone or to submit my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to properly vote on the Internet or by telephone or to submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Bridge Capital common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” the merger agreement proposal.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time prior to the close of voting at the special meeting by doing any one of the following: (1) complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies); (2) re-vote by telephone or on the Internet; (3) provide written notice of revocation to Bridge Capital’s Corporate Secretary; or (4) attend the special meeting and vote in person. For more information see “The Special Meeting—Revocability of Proxies” beginning on page 41.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is complete you will receive a form which will include instructions for surrendering your stock certificates representing your shares of Bridge Capital common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please DO NOT send in your stock certificates with your proxy card.

Q:	What needs to be done to complete the merger?

A:	Completion of the merger depends on a number of conditions being met. In addition to compliance with the merger agreement, these include, but are not limited to:

•	the approval of the merger agreement by Bridge Capital shareholders;

•	the approval of the merger by federal and state regulatory authorities;

•	the approval for listing on the NYSE of the shares of Western Alliance common stock issuable in connection with the merger;

•	the absence of any injunction or legal restraint preventing the consummation of the merger or government proceedings trying to block the merger;

•	the registration statement filed with the SEC to register the shares of Western Alliance’s common stock to be issued in the merger shall have been declared effective by the SEC; and

•	receipt by Bridge Capital and Western Alliance of satisfactory legal opinions regarding certain tax matters.

When the law permits, Western Alliance or Bridge Capital could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, Bridge Capital shareholders will not receive any consideration for their shares of Bridge Capital common stock in connection with the merger. Instead, Bridge Capital will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Capital Market. Under specified circumstances, Bridge Capital may be required to pay Western Alliance a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 90 of this proxy statement/prospectus.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Bridge Capital shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Bridge Capital shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Are Bridge Capital shareholders entitled to seek dissenters’ rights if they do not vote in favor of the approval of the merger agreement?

A:	Any shares of Bridge Capital common stock that are issued and outstanding immediately prior to the effective time of the merger and that have not approved the merger (or with respect to which the holder has not otherwise effectively waived its rights under Chapter 13 of the California General Corporation Law), and with respect to which a demand for payment and appraisal has been properly made in accordance with Chapter 13 of the California General Corporation Law, will not be converted into the right to receive the merger consideration otherwise payable, except as set forth below. See the section entitled “The Merger—Dissenters’ Rights” beginning on page 72. In addition, the text of the applicable dissenters’ rights provisions of California law is included as Appendix B to this proxy statement/prospectus.

Q:	Will I be able to sell the shares of Western Alliance common stock that I receive in the merger?

A:	You may freely trade the shares of Western Alliance common stock issued in the merger.

Q:	Are there risks involved in undertaking the merger?

A:	Yes. In evaluating the merger, Bridge Capital shareholders should carefully consider the factors discussed in “Risk Factors” beginning on page 22 and other information about Western Alliance and Bridge Capital included in the documents incorporated by reference into this proxy statement/prospectus.

Q:	Where can I find more information about the companies?

A:	You can find more information about Western Alliance and Bridge Capital from the various sources described under “Where You Can Find More Information” beginning on page 105.

Q:	Who can I call with questions or to obtain copies of this proxy statement/prospectus and other documents?

A:	Thomas A. Sa, Chief Financial Officer of Bridge Capital Holdings, at (408) 423-8500.

A copy of the merger agreement and any of the documents incorporated by reference in this proxy statement/prospectus will be provided to you promptly without charge if you call or write to Dale Gibbons, Chief Financial Officer, Western Alliance Bancorporation, One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Telephone: 602-389-3500 or Thomas A. Sa, Chief Financial Officer of Bridge Capital, 55 Almaden Boulevard, San Jose, California 95113, at (408) 423-8500. The merger agreement and the documents incorporated herein by reference have been previously filed with the SEC. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 105.

SUMMARY

The following is a summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in this document and the information incorporated into this document by reference to fully understand the merger. See “Where You Can Find More Information” on page 105. Each item in this summary refers to the page where that subject is discussed in more detail.

General

Western Alliance and Bridge Capital have entered into an Agreement and Plan of Merger, dated March 9, 2015, or the merger agreement. Pursuant to the terms of the merger agreement, Bridge Capital will merge with and into Western Alliance, with Western Alliance surviving, which we refer to as the merger. In connection with the merger, Bridge Capital’s wholly owned subsidiary, Bridge Bank, National Association, or Bridge Bank, will merge with and into Western Alliance Bank, a wholly owned subsidiary of Western Alliance, with Western Alliance Bank surviving, which we refer to as the bank merger.

The Companies Involved in the Merger (page 37)

Western Alliance Bancorporation

One E. Washington Street, Suite 1400

Phoenix, Arizona 85004

Tel: (602) 389-3500

Western Alliance, incorporated in Delaware, is a bank holding company headquartered in Phoenix, Arizona, that provides a full spectrum of deposit, lending, treasury management, and online banking products and services through its wholly-owned banking subsidiary, Western Alliance Bank. Western Alliance Bank operates the following full-service banking divisions: Alliance Bank of Arizona in Arizona, First Independent Bank in Northern Nevada, Bank of Nevada in Southern Nevada, and Torrey Pines Bank in California. Western Alliance also serves business customers through a robust national platform of specialized financial services.

On January 30, 2015, Western Alliance Bank became a member of the Federal Reserve system and, as a consequence, is now regulated as a “state member bank” under Federal Reserve Board Regulation H (12 C.F.R. Part 208).

On a consolidated basis, as of March 31, 2015, Western Alliance had approximately $11.3 billion in assets, $8.7 billion in total loans, $9.7 billion in deposits and $1.1 billion in stockholders’ equity.

Bridge Capital Holdings

55 Almaden Boulevard

San Jose, California 95113

Tel: (408) 423-8500

Bridge Capital, incorporated in California, is a bank holding company for Bridge Bank, a full-service professional business bank founded in Silicon Valley in 2001. Bridge Bank’s technology banking division provides a broad range of financial solutions to venture-backed and non-venture-backed companies. Bridge Bank’s product offering includes growth capital, equipment and working capital credit facilities and treasury management solutions, along with a full line of international products and services and financing secured by domestic, government and foreign receivables.

On a consolidated basis, as of March 31, 2015, Bridge Capital had approximately $1.9 billion in total assets, $1.3 billion in total loans, $1.7 billion in deposits and $192.6 million in shareholders’ equity.

Merger Consideration (page 45)

The merger agreement provides that Bridge Capital shareholders will have the right, with respect to each of their shares of Bridge Capital common stock, to receive, without interest, (x) 0.8145 shares of Western Alliance common stock, which we refer to as the exchange ratio, and (y) $2.39 in cash, subject to possible adjustment, if necessary, to preserve the desired characterization of the transaction as a tax-free reorganization. Such adjustment, if required, would result in a decrease in the cash component of the merger consideration and an increase in the stock component of the merger consideration delivered to those Bridge Capital shareholders that have not exercised appraisal rights.

Subject to the potential adjustment that may be made to the exchange ratio pursuant to the terms of the merger agreement to preserve the desired characterization of the transaction as a tax-free reorganization, the aggregate merger consideration to be issued or paid by Western Alliance will not exceed 12,494,704 shares of Western Alliance common stock and $36,663,403 of cash; provided that for each share of Bridge Capital common stock that is issued, from and after March 9, 2015, and prior to the effective time of the merger pursuant to the exercise of Bridge Capital stock options and the vesting of Bridge Capital restricted stock, either (i) outstanding as of March 9, 2015, other than any Bridge Capital restricted stock that vests pursuant to the terms of the merger agreement or (ii) granted or issued after March 9, 2015, pursuant to and in accordance with the terms of the merger agreement, the maximum aggregate merger consideration will be increased by 0.8145 shares of Western Alliance common stock and $2.39 in cash. If the total merger consideration exceeds the amount set forth in the previous sentence (including any cash paid in connection with the cancellation of outstanding vested and unexercised stock options for which the option holders have not made an exercise election (as more fully described under “The Merger Agreement—Merger Consideration” beginning on page 45) and after giving effect to dissenting shares as if they had been converted into the right to receive the merger consideration), then the total merger consideration shall be reduced on a pro rata basis to the aggregate amount set forth in the preceding sentence.

Treatment of Stock Options and Restricted Stock Awards (page 46)

Stock Options. Immediately prior to the effective time of the merger, each holder of an outstanding, vested and unexercised option to purchase Bridge Capital common stock granted under Bridge Capital stock plans and each holder of an outstanding and unexercised option that will become vested coincident with or immediately prior to the effective time of the merger pursuant to the terms of the merger agreement may elect to exercise any such option in accordance with the other terms of such option, contingent on the consummation of the merger, and will receive, for any shares of Bridge Capital common stock acquired in such election, the merger consideration in accordance with the terms of the merger agreement. At the effective time, any outstanding, vested and unexercised option for which the option holder has not made an exercise election will be cancelled and in exchange for such cancellation the optionee will receive an amount of cash, without interest, equal to the product of (i) the excess, if any, of the closing price (calculated as the sum of (A) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (B) $2.39) over the exercise price per share of such option and (ii) the number of shares of Bridge Capital common stock subject to such option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax. At the effective time, any outstanding, vested and unexercised option for which an exercise election has not made the exercise price of which exceeds the closing price will be converted automatically into an adjusted option to purchase Western Alliance common stock, and will be treated in the same manner as an unvested Bridge Capital stock option in accordance with the terms of the merger agreement.

At the effective time of the merger, each unvested Bridge Capital stock option that is outstanding and unexercised immediately prior to the effective time, will, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Bridge Capital common stock and will be converted automatically into an option to purchase the number of shares of Western Alliance common stock (each an adjusted option) equal to the product of (x) the total number of shares of Bridge Capital common stock subject to such Bridge Capital stock option immediately prior to the effective time and (y) 0.905, with any fractional shares rounded down to the next lower whole number of shares. Each adjusted option will have an exercise price per share of Western Alliance common stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Bridge Capital common stock subject to such Bridge Capital stock option divided by (ii) 0.905. Each adjusted option will otherwise be subject to the same terms and conditions applicable to the converted Bridge Capital stock option under the applicable Bridge Capital stock plan and the agreements evidencing grants thereunder, including as to vesting.

Restricted Stock. Immediately prior to the effective time of the merger, all outstanding and vested shares of Bridge Capital restricted stock that are outstanding and vested immediately prior to the effective time (including any Bridge Capital restricted stock that will become vested coincident with or immediately prior to the effective time in accordance with the terms of the merger agreement, as of the effective time), will be a vested right to receive the merger consideration. At the effective time, each share of Bridge Capital restricted stock that is outstanding and unvested immediately prior to the effective time will, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Bridge capital common stock and will be converted automatically into a share of restricted Western Alliance common stock (each, an adjusted restricted share) equal to the product of (x) the number of shares of Bridge Capital restricted stock and (y) 0.905 (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each adjusted restricted share will otherwise be subject to substantially the same terms and conditions applicable to the converted Bridge Capital restricted stock under the applicable Bridge Capital stock plan and the agreements evidencing grants thereunder, including as to vesting.

Exercise Election Procedures for Holders of Bridge Capital Options (page 83)

If you own options to purchase shares of Bridge Capital common stock that have vested or will vest coincident with or immediately prior to the effective time of the merger, you will soon receive under separate cover an election form that you may use to make an exercise election with respect to your options. The exercise election deadline will be 11:59 p.m., Eastern Time, on the date immediately prior to the effective date of the merger. To make an election, a holder must submit a completed election form and return it so that the form is actually received by American Stock Transfer & Trust Company, LLC at or before the exercise election deadline in accordance with the instructions on the election form. If you do not make a valid exercise election at or before the exercise deadline, at the effective time, any outstanding, vested and unexercised option for which you have not made an exercise election will be cancelled and, in exchange for such cancellation, you will receive an amount of cash, without interest, equal to the product of (i) the excess, if any, of the closing price (calculated as the sum of (A) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (B) $2.39) over the exercise price per share of such option and (ii) the number of shares of Bridge Capital common stock subject to such option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.

Material U.S. Federal Income Tax Consequences of the Merger (page 76)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, it is expected that a U.S. holder of shares of Bridge Capital common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration but will recognize gain or loss with respect to any cash received in lieu of fractional shares of Western Alliance common stock.

Bridge Capital shareholders are urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 76 and to consult their tax advisors for a full explanation of the tax consequences of the merger.

Bridge Capital Board of Directors Recommends Approval (page 43)

After careful consideration of the various factors, including those set forth under the heading “The Merger—Bridge Capital’s Reasons for the Merger” beginning on page 50, the Bridge Capital Board of Directors has determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Bridge Capital and its shareholders. Accordingly, the Bridge Capital Board of Directors unanimously recommends that Bridge Capital shareholders vote:

•	“FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, or the merger agreement proposal;

•	“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Bridge Capital’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, or the compensatory arrangements proposal; and

•	“FOR” the proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies in favor of the foregoing proposals.

The merger is not conditioned on the receipt of shareholder approval (on an advisory, non-binding basis) of the compensatory arrangements proposal or the proposal to approve adjournments or postponements of the special meeting.

Opinion of Financial Advisor to Bridge Capital (page 54)

In connection with the proposed merger, Bridge Capital’s financial advisor, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, delivered to the Bridge Capital Board of Directors its fairness opinion orally, which was subsequently confirmed in writing, that, as of the date of the opinion, and subject to the limitations, qualifications, factors, and assumptions set forth therein, the per share consideration to be paid to the holders of Bridge Capital’s common stock was fair to the holders of Bridge Capital common stock from a financial point of view. The full text of the written opinion is attached as Appendix C to this document and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The opinion is directed to the Board of Directors of Bridge Capital in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of Bridge Capital as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. The opinion is directed only to the fairness, from a financial point of view, of the per share consideration to holders of Bridge Capital common stock and does not address the underlying business decision of Bridge Capital to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Bridge Capital or the effect of any other transaction in which Bridge Capital might engage.

Dissenters’ Rights (page 72)

Any shares of Bridge Capital common stock that are issued and outstanding immediately prior to the effective time of the merger and that have not approved the merger (or with respect to which the holder has not otherwise effectively waived its rights under Chapter 13 of the California General Corporation Law), and with respect to which a demand for payment and appraisal has been properly made in accordance with Chapter 13 of the California General Corporation Law, will not be converted into the right to receive the merger consideration otherwise payable, except as set forth below. See the section entitled “The Merger—Dissenters’ Rights” beginning on page 72. In addition, the text of the applicable dissenters’ rights provisions of California law is included as Appendix B to this proxy statement/prospectus.

Differences in the Rights of Shareholders (page 93)

Western Alliance is a Delaware corporation and Bridge Capital is a California corporation. The Western Alliance certificate of incorporation and bylaws contain provisions that are different from the Bridge Capital articles of incorporation and bylaws. Upon completion of the merger, Bridge Capital shareholders will become stockholders of Western Alliance, and their rights will be governed by the General Corporation Law of the State of Delaware and Western Alliance’s certificate of incorporation and bylaws. No change to Western Alliance’s certificate of incorporation or bylaws will be made as a result of the completion of the merger. For a discussion of certain differences between the rights of Western Alliance stockholders and Bridge Capital shareholders, see “Differences in the Rights of Shareholders” beginning on page 93.

Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different From Yours (page 66)

In considering the recommendations of Bridge Capital’s Board of Directors to vote in favor of the merger agreement proposal and the compensatory arrangements proposal, you should be aware that Bridge Capital’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Bridge Capital shareholders generally. In connection with the merger agreement, Western Alliance entered into an employment agreement with each of Daniel P. Myers, Thomas A. Sa and Timothy W. Boothe, regarding their continuing roles with the combined company following the merger, which will be effective upon the closing of the merger. Pursuant to each employment agreement, Messrs. Myers, Sa and Boothe will serve as executives of Western Alliance Bank for a period of three years. Mr. Myers will also be appointed as an executive officer of Western Alliance. In addition, two members of the Bridge Capital Board of Directors will become directors of Western Alliance following the merger. Western Alliance has also entered into protection agreements with each of Messrs. Myers, Sa, and Boothe. Additional interests that may differ from yours include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, severance benefits payable under existing employment or change in control agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts and omissions occurring prior to the merger. Bridge Capital’s Board of Directors was aware of these interests and considered them, among other matters, when it approved the merger agreement and the merger and the other transactions contemplated thereby. For more information see “The Merger—Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different From Yours” beginning on page 66.

Western Alliance’s and Bridge Capital’s Board of Directors After the Merger (page 67)

Prior to the effective time of the merger, all necessary action will be taken by Western Alliance in order that at the first regularly scheduled meeting of the combined company’s Board of Directors occurring after the effective time, Western Alliance will expand the size of its Board of Directors by two seats and designate two members of Bridge Capital’s Board of Directors, who will be named prior to the effective time, to serve on the Board of Directors of Western Alliance.

Regulatory Approvals We Must Obtain to Complete the Merger (page 74)

For the merger to take place, we need to receive the regulatory approval of the Board of Governors of the Federal Reserve System, or FRB. For the bank merger to take place, we need to receive the approval of the FRB and the Arizona Department of Financial Institutions, or ADFI, and provide notice to the Office of the Comptroller of the Currency, or OCC. We have filed applications with, and provided the notice to, these regulators.

On May 21, 2015, the FRB approved Western Alliance’s application for approval of the merger and the bank merger. In addition, the ADFI granted approval of the bank merger on May 19, 2015. We believe that no further regulatory approvals are required.

No Solicitation of Alternative Transactions (page 87)

Bridge Capital has agreed not to initiate, solicit, encourage or knowingly facilitate the submission of any proposals from third parties regarding acquiring Bridge Capital or its businesses. In addition, Bridge Capital has agreed not to engage in discussions or negotiations with or provide confidential information to a third party regarding acquiring Bridge Capital or its businesses. However, if Bridge Capital receives an acquisition proposal from a third party prior to the date of the special meeting of Bridge Capital shareholders that did not result from solicitation in violation of its obligations under the merger agreement, Bridge Capital may participate in discussions with, or provide confidential information to, such third party if, among other steps, the Bridge Capital Board of Directors concludes in good faith that the failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

Termination of the Merger Agreement (page 90)

The merger agreement may be terminated prior to the effective time of the merger by either Western Alliance or Bridge Capital if:

•	Western Alliance and Bridge Capital mutually consent in writing;

•	a governmental entity which must grant a regulatory approval that is a condition to the merger denies such approval and such action has become final and non-appealable;

•	the merger is not consummated by December 31, 2015;

•	Bridge Capital shareholders fail to approve the merger agreement at the special meeting; or

•	the other party materially breaches any of its representations, warranties or obligations contained in the merger agreement, which breach cannot be or has not been cured within 30 days after receipt by the breaching party of written notice of such breach, and which breach has had or is likely to have a material adverse effect on the breaching party.

Additionally, Western Alliance may terminate the merger agreement if:

•	management or the Board of Directors of Bridge Capital (i) fails to use its reasonable best efforts to call and hold within 45 days of the effective date of this registration statement the special meeting of Bridge Capital shareholders to consider and approve the merger agreement (except as provided in the merger agreement) or (ii) fails to recommend to shareholders the approval of the merger agreement and the transactions contemplated thereby.

Additionally, Bridge Capital may terminate the merger agreement if:

•	prior to approval of the merger by the Bridge Capital shareholders at the special meeting, Bridge Capital has complied with its obligations regarding competing proposals and Bridge Capital receives an unsolicited bona fide competing proposal that is not withdrawn and that Bridge Capital’s Board of Directors determines in good faith is a superior competing transaction (as defined in the “Merger Agreement—Termination of the Merger Agreement” section below) and that failure to accept would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law, and Bridge Capital has complied with the expense and breakup fee provisions described below.

Expenses; Breakup Fee (page 90)

Fees and Expenses Payable by Western Alliance. Western Alliance has agreed to reimburse Bridge Capital up to $600,000 for its documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) incurred in connection with the merger agreement and the transactions contemplated thereby, if the merger agreement is terminated by Bridge Capital due to Western Alliance’s material breach of a representation, warranty, covenant or other agreement contained in the merger agreement.

Fees and Expenses Payable by Bridge Capital. Bridge Capital has agreed to reimburse Western Alliance up to $600,000 for its documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) incurred by Western Alliance in connection with the merger agreement and the transactions contemplated thereby, if the merger is terminated by Western Alliance due to Bridge Capital’s material breach of a representation, warranty, covenant or other agreement contained in the merger agreement, or due to the failure by management or the Board of Directors of Bridge Capital to use its reasonable best efforts to call and hold within 45 days of the effective date of this registration statement the special meeting of Bridge Capital shareholders to consider and approve the merger agreement (except as provided in the merger agreement) or to recommend to shareholders the approval of the merger agreement and the transactions contemplated thereby. Bridge Capital has also agreed to reimburse Western Alliance up to $600,000 for its documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) incurred by Western Alliance in connection with the merger agreement and the transactions contemplated thereby, and to pay a breakup fee of $15.9375 million, under any of the following circumstances:

•	If the merger agreement is terminated by Western Alliance or Bridge Capital due to the merger not being consummated by December 31, 2015 or the Bridge Capital shareholders failing to approve the merger agreement at the special meeting;

•	If the merger agreement is terminated by Bridge Capital prior to the approval of the merger by the Bridge Capital shareholders at the special meeting due to Bridge Capital’s receipt of an unsolicited bona fide competing proposal that is not withdrawn and that the Bridge Capital Board of Directors determines in good faith is a superior competing transaction that failure to accept would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law;

•	If the merger agreement is terminated by Western Alliance due to Bridge Capital’s failure to hold the special meeting within a specified time period or to recommend approval of the merger to the shareholders of Bridge Capital; or

•	If the merger agreement is terminated by Western Alliance due to Bridge Capital’s material breach of a representation, warranty, covenant or other agreement contained in the merger agreement;

and both (a) after the date of the merger agreement (March 9, 2015) and before the special meeting date, Bridge Capital shall have received a competing proposal (as defined in “The Merger Agreement—Expenses; Breakup Fee” below) and (b) within 12 months following the date of such termination, Bridge Capital enters into an agreement for a competing proposal or an acquisition transaction (as defined in “The Merger Agreement—Expenses; Breakup Fee” below) otherwise occurs.

Support Agreement (page 92)

On March 9, 2015, concurrently with the execution of the merger agreement, certain of the executive officers and all of the directors of Bridge Capital, and Carpenter Fund Manager, GP, LLC, who in the aggregate currently own approximately 37.39% of Bridge Capital’s common stock, each solely in his, her or its capacity as a shareholder of Bridge Capital, entered into a support agreement with Western Alliance pursuant to which such shareholder, among other things and subject to the terms and conditions thereof, agreed to vote in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and against any alternative business combination transaction. A copy of the form of support agreement is attached to this proxy statement/prospectus at Appendix D.

Listing of Western Alliance Common Stock (page 92)

Western Alliance has agreed to use its reasonable best efforts to cause the shares Western Alliance common stock that are to be issued pursuant to the merger to be approved for listing on the NYSE prior to the effective time of the merger.

Conditions to the Merger (page 83)

Each party’s obligations to effect the merger are subject to the satisfaction or waiver of mutual conditions, including, among other things, the following:

•	the approval of the merger agreement by Bridge Capital shareholders;

•	the approval of the merger by federal and state regulatory authorities;

•	the approval for listing on the NYSE of the shares of Western Alliance common stock issuable in connection with the merger;

•	the absence of any injunction or legal restraint preventing the consummation of the merger or government proceedings trying to block the merger;

•	the registration statement filed with the SEC to register the shares of Western Alliance’s common stock to be issued in the merger shall have been declared effective by the SEC; and

•	receipt by Bridge Capital and Western Alliance of satisfactory legal opinions regarding certain tax matters.

Share Information and Market Prices (page 35)

Western Alliance’s common stock is traded on the NYSE under the trading symbol “WAL” and Bridge Capital’s common stock is traded on the NASDAQ Capital Market under the trading symbol “BBNK.” The table below presents the per share closing prices of Western Alliance’s and Bridge Capital’s common stock as of March 6, 2015, the last trading date before execution of the merger agreement and May 21, 2015, the last practicable day before the date of this proxy statement/prospectus. The table also shows the implied value per share of Western Alliance common stock which is calculated by valuing the Western Alliance common stock at the relevant date below per share and multiplying this value by the assumed per share stock consideration exchange ratio of 0.8145 and adding $2.39, the assumed per share cash consideration. For more information about the exchange ratio, see “The Merger—Merger Consideration,” and for more information about the stock prices and dividends of Western Alliance and Bridge Capital, see “Comparative Per Share Market Price and Share Information.”

Date	Last Reported Sale Price of Western Alliance’s Common Stock	Last Reported Sale Price of Bridge Capital’s Common Stock	Implied Value per Share Data
March 6, 2015	$29.02	$21.89	$26.03
May 21, 2015	$31.82	$27.75	$28.31

The market price of Western Alliance’s common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place. Bridge Capital’s shareholders are advised to obtain current market quotations for Western Alliance’s common stock. The total dollar value of the Western Alliance common stock that a Bridge Capital shareholder will be entitled to receive as a result of the merger may be significantly higher or lower than its current value. No assurance can be given as to the market price of Western Alliance’s common stock at the time of the merger.

The Special Meeting (page 38)

Date, Time and Place (page 38). The special meeting of Bridge Capital shareholders will be held at 10:00 a.m., local time, on Thursday, June 25, 2015, at Bridge Capital’s principal executive offices at 55 Almaden Boulevard, San Jose, California 95113.

Purpose of the Special Meeting (page 38). At the special meeting, Bridge Capital shareholders will be asked to:

•	approve the merger agreement proposal;

•	approve the compensatory arrangements proposal; and

•	approve any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Record Date; Shares Entitled to Vote (page 38). Bridge Capital has fixed the close of business on             , 2015 as the record date for determining the Bridge Capital shareholders entitled to receive notice of and to vote at the special meeting. Only holders of record of Bridge Capital common stock on the record date are entitled to receive notice of and to vote at the special meeting, and any adjournment or postponement thereof.

Each share of Bridge Capital common stock is entitled to one vote on each matter brought before the meeting. On the record date, there were 15,965,284 shares of Bridge Capital common stock issued and outstanding.

Quorum Requirement (page 38). Under California law and Bridge Capital’s by-laws, a quorum of Bridge Capital’s shareholders at the special meeting is necessary to transact business. The presence of holders representing a majority of Bridge Capital’s common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.

All of the shares of Bridge Capital common stock represented in person or by proxy at the special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting.

Votes Required to Approve the Proposals (page 39). Bridge Capital’s proposals require the following percentages of votes in order to approve them:

•	In order to approve the merger agreement proposal, the affirmative vote of a majority of the outstanding shares of Bridge Capital’s common stock entitled to vote on the proposal must be obtained.

•	In order to approve the compensatory arrangements proposal, the affirmative vote of the majority of shares of Bridge Capital common stock issued and outstanding present and in person or represented by proxy at the special meeting and entitled to vote on the proposal must be obtained.

•	In order to approve the proposal to permit the proxies to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies, the affirmative vote of the majority of shares of Bridge Capital common stock present and in person or represented by proxy at the special meeting and entitled to vote on the proposal must be obtained, regardless of whether a quorum is present.

The vote on the compensatory arrangements proposal is not a condition to the merger and is a vote separate and apart from the vote to approve the merger agreement. Because the vote on the compensatory arrangements proposal is advisory in nature only, it will not be binding on Bridge Capital. Therefore, if the other requisite shareholder approvals are obtained and the merger is completed, the amounts payable in connection with the compensatory arrangements will still be paid as long as any other conditions applicable thereto occur.

As of the record date, the directors and certain executive officers of Bridge Capital and Carpenter Fund Manager GP, LLC, each of whom has agreed to vote his, her or its shares in support of the merger, beneficially owned and were entitled to vote in the aggregate approximately 5,969,921 shares of Bridge Capital common stock representing approximately 37.39% of the shares of Bridge Capital common stock outstanding on that date.

Failure to Vote; Abstentions and Broker Non-Votes (page 40). If a shareholder of record properly submits a proxy prior to the special meeting, such shareholder’s shares of common stock will be voted as he or she directs. If he or she submits a proxy but no direction is otherwise made, the shares of common stock will be voted “FOR” the merger agreement proposal, “FOR” the compensatory arrangements proposal and “FOR” the approval of any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Failure to vote will have the same effect as a vote “AGAINST” the merger agreement proposal.

Shares held by a Bridge Capital shareholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count toward determining whether a quorum is present and will have the same effect as a vote “AGAINST” the merger agreement proposal, the compensatory arrangements proposal and the proposal to approve any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

If a broker non-vote occurs, the broker non-vote will count for purposes of determining a quorum. A broker non-vote will have the same effect as a vote “AGAINST” the merger agreement proposal, the golden parachute arrangements proposal and the proposal to permit the proxies to adjourn or postpone the special meeting. For more information see “The Special Meeting—Failure to Vote; Abstentions and Broker Non-Votes” beginning on page 40.

Solicitation of Proxies (page 42). This solicitation is made on behalf of Bridge Capital’s Board of Directors, and Bridge Capital will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. For more information see “The Special Meeting—Solicitation of Proxies” beginning on page 42.

Revocation of Proxies (page 41). You may revoke your proxy at any time prior to the close of voting at the special meeting by doing any one of the following: (1) complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies); (2) re-vote by telephone or on the Internet; (3) provide written notice of revocation to Bridge Capital’s Chief Financial Officer; or (4) attend the special meeting and vote in person. For more information see “The Special Meeting—Revocability of Proxies” beginning on page 41.

Comparative Unaudited Per Share Data

The following table shows information, at and for the periods indicated, about Western Alliance’s and Bridge Capital’s historical book value per share and earnings per share. The table also contains pro forma information that reflects the merger of Western Alliance and Bridge Capital using the purchase method of accounting. The cash consideration is $2.39 per share, and the stock consideration is 0.8145 of a share of Western Alliance common stock. The table below reflects an exchange ratio of 0.8145 plus $2.39 in cash per share. The aggregate merger consideration has been calculated based on the number of shares of Bridge Capital common stock outstanding as of March 9, 2015, including Bridge Capital restricted stock and stock options that will convert pursuant to the terms of the merger agreement. The actual stock consideration and cash consideration will be determined based on the number of shares of Bridge Capital common stock issued and outstanding as of the effective time.

Neither Western Alliance nor Bridge Capital has ever paid a cash dividend on its common stock, and neither company anticipates paying any cash dividends in the foreseeable future.

You should read the information in the following table in conjunction with Western Alliance’s and Bridge Capital’s respective consolidated financial statements and related notes for the years ended December 31, 2013 and 2014 and for the three months ended March 31, 2014 and 2015 that are incorporated in this proxy statement/prospectus and from which this information is derived. You should not rely on the pro forma information as being indicative of the results that Western Alliance will achieve in the transaction. See also “Where You Can Find More Information” on page 105.

	At or For the Three Months Ended March 31, 2015	At or For the Year Ended December 31, 2014
Book value per diluted share
WAL	$11.09	$10.63
BBNK	12.31	12.03
Pro forma combined as of March 31, 2015	13.53
Basic earnings per share from continuing operations
WAL	$0.46	$1.70
BBNK	0.26	1.19
Pro forma combined	0.45	1.71
Diluted earnings per share from continuing operations
WAL	$0.45	$1.69
BBNK	0.25	1.13
Pro forma combined	0.45	1.70

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Western Alliance and Bridge Capital, including future financial and operating results and performance; statements about Western Alliance and Bridge Capital’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Western Alliance and Bridge Capital’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Western Alliance and Bridge Capital. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all;

•	the failure of the shareholders of Bridge Capital to approve the merger agreement;

•	the failure to obtain governmental and regulatory approvals of the merger;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	costs or difficulties related to the integration of the businesses following the merger;

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	disruptions in the technology sector, particularly in the Silicon Valley region of Northern California;

•	actual credit losses may exceed expected losses in the loan portfolio;

•	possible need for a valuation allowance against deferred tax assets;

•	the effects of interest rates and interest rate policy;

•	exposure of financial instruments to certain market risks may cause volatility in earnings;

•	dependence on low-cost deposits;

•	ability to borrow from the Federal Home Loan Bank, or FHLB, or Federal Reserve Bank, or FRB;

•	events that further impair goodwill;

•	an increase in the cost of funding as the result of changes to the parties’ credit ratings;

•	expansion strategies may not be successful;

•	the ability of the parties to control costs;

•	risks associated with changes in internal controls and processes;

•	the ability of the parties to compete in a highly competitive market;

•	the ability to recruit and retain qualified employees, especially seasoned relationship bankers;

•	the effects of terrorist attacks or threats of war;

•	risk of earthquakes and other natural disasters;

•	risk of audit of U.S. federal tax deductions;

•	perpetration of internal fraud;

•	risk of operating in a highly regulated industry and the parties’ ability to remain in compliance;

•	possible need to revalue our deferred tax assets if stock transactions result in limitations on deductibility of net operating losses or loan losses;

•	exposure to environmental liabilities related to the properties to which each of the parties acquire title;

•	change in laws or government regulations or policies affecting financial institutions;

•	cyber security risks; and

•	risks related to ownership and price of Western Alliance’s and Bridge Capital’s common stock.

Additional factors that could cause Western Alliance’s and Bridge Capital’s results to differ materially from those described in the forward-looking statements can be found in Western Alliance’s and Bridge Capital’s filings with the Securities and Exchange Commission, including Western Alliance’s and Bridge Capital’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2014 and their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Western Alliance and Bridge Capital or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Western Alliance and Bridge Capital undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus (including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements”) and incorporated by reference into this document, you should carefully consider the matters described below in determining whether to approve the merger agreement. Please also refer to the additional risk factors identified in the annual reports and other documents of Western Alliance and Bridge Capital incorporated by reference into this document and listed in “Where You Can Find More Information” on page 105. Any of these risks could have an adverse effect on Western Alliance’s business, financial condition, results of operations or prospects, which could in turn affect the price of its shares.

Risks Related to the Merger

Because the market price of Western Alliance’s common stock will fluctuate, Bridge Capital shareholders will not know until the effective time the value of the consideration they will receive in the merger.

Upon completion of the merger, each share of Bridge Capital common stock, other than dissenting shares, will be converted into the right to receive merger consideration consisting of 0.8145 shares of Western Alliance common stock and $2.39 in cash. Because the per share stock consideration is fixed, the market value of the Western Alliance common stock to be issued in the merger will depend upon the market price of Western Alliance common stock. This market price may vary from the closing price of Western Alliance common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to Bridge Capital shareholders and on the date of the Bridge Capital special meeting. Accordingly, at the time of the Bridge Capital special meeting, Bridge Capital shareholders will not necessarily know or be able to calculate the value of the stock consideration they would be entitled to receive upon completion of the merger. You should obtain current market quotations for shares of Western Alliance common stock and for shares of Bridge Capital common stock.

The market price of Western Alliance common stock after the merger may be affected by factors different from those affecting the shares of Western Alliance or Bridge Capital currently.

The businesses of Western Alliance and Bridge Capital differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Western Alliance and Bridge Capital. For a discussion of the businesses of Western Alliance and Bridge Capital and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 105.

Bridge Capital shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

Bridge Capital’s shareholders currently have the right to vote in the election of the Board of Directors of Bridge Capital and on other matters affecting Bridge Capital. Upon the completion of the merger, each Bridge Capital shareholder will become a stockholder of Western Alliance with a percentage ownership of the combined organization that is much smaller than the Bridge Capital shareholder’s percentage ownership of Bridge Capital. It is expected that the former shareholders of Bridge Capital as a group will receive shares in the merger constituting 12.8% of the outstanding shares of Western Alliance common stock immediately after the merger. Because of this, Bridge Capital’s shareholders will have less influence on the management and policies of Western Alliance than they now have on the management and policies of Bridge Capital.

The merger agreement limits Bridge Capital’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for Bridge Capital to sell its business to a party other than Western Alliance. These “no shop” provisions impose restrictions on Bridge Capital that, subject to certain exceptions, limit Bridge Capital’s ability to discuss or facilitate competing third party proposals to acquire all or a significant part of Bridge Capital.

In addition, the Board of Directors of Bridge Capital has agreed that it will not, directly or indirectly, facilitate or recommend a competing acquisition proposal, subject to limited exceptions. While the Board of Directors could take such actions if it determined that the failure to do so would or would be reasonably likely to violate its fiduciary duties, doing so would entitle Western Alliance to terminate the merger agreement and may entitle it to receive a termination fee. Bridge Capital will also be required to pay the termination fee if the merger agreement is terminated by Western Alliance or Bridge Capital due to the merger not being consummated by December 31, 2015 or the Bridge Capital shareholders failing to approve the merger agreement at the special meeting, the merger agreement is terminated by Bridge Capital prior to the approval of the merger by the Bridge Capital shareholders at the special meeting due to Bridge Capital’s receipt of an unsolicited bona fide competing proposal that is not withdrawn and that the Bridge Capital Board of Directors determines in good faith is a superior competing transaction that failure to accept would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law, the merger agreement is terminated by Western Alliance due to Bridge Capital’s failure to hold the special meeting within a specified time period or to recommend approval of the merger to the shareholders of Bridge Capital, or the merger agreement is terminated by Western Alliance due to Bridge Capital’s material breach of a representation, warranty, covenant or other agreement contained in the merger agreement; and both (a) after the date of the merger agreement (March 9, 2015) and before the special meeting date, Bridge Capital shall have received a competing proposal (as defined in “The Merger Agreement—Expenses; Breakup Fee” below) and (b) within 12 months following the date of such termination, Bridge Capital enters into an agreement for a competing proposal or an acquisition transaction (as defined in “The Merger Agreement—Expenses; Breakup Fee” below) otherwise occurs.

Western Alliance required Bridge Capital to agree to these provisions as a condition to Western Alliance’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of Bridge Capital from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Bridge Capital than it might otherwise have proposed to pay.

Bridge Capital will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on Bridge Capital. These uncertainties may impair Bridge Capital’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with Bridge Capital to seek to change existing business relationships with Bridge Capital. Bridge Capital employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources of Bridge Capital. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of Bridge Capital and, following the merger, the combined company. In addition, the merger agreement requires that Bridge Capital operate in the ordinary course of business consistent with past practice and restricts Bridge Capital from taking certain actions prior to the effective time of the merger or termination of the merger agreement. These restrictions may prevent Bridge Capital from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Bridge Capital’s executive officers and directors have interests in the merger that are different from your interest as a Bridge Capital shareholder.

In considering the information contained in this proxy statement/prospectus, you should be aware that Bridge Capital’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Bridge Capital shareholders generally. In connection with the merger agreement, Western Alliance entered into an employment agreement with each of Daniel P. Myers, Thomas A. Sa and Timothy W. Boothe, regarding their continuing roles with the combined company following the merger, which will be effective upon the closing of the merger. Pursuant to each employment agreement, Messrs. Myers, Sa and Boothe will serve as executives of Western Alliance Bank for a period of three years. Mr. Myers will also be appointed as an executive officer of Western Alliance. In addition, two members of the Bridge Capital Board of Directors will become directors of Western Alliance following the merger. Western Alliance has also entered into protection agreements with each of Messrs. Myers, Sa, and Boothe. Additional interests that may differ from yours include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, severance benefits payable under existing employment or change in control agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts and omissions occurring prior to the merger. For more information see “The Merger—Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different From Yours” beginning on page 66.

If an adjustment to the merger consideration is required, then Bridge Capital shareholders that have not exercised dissenters’ rights would have their cash portion of the merger consideration reduced and the stock component of their merger consideration increased.

An adjustment in the merger consideration as described in “Risk Factors—The number of shares of Western Alliance common stock and the cash amount payable as consideration to Bridge Capital shareholders are subject to adjustment and may not be finally determined until after Bridge Capital shareholders have voted on the merger” would result in a decrease in the cash component of the merger consideration and an increase in the stock component of the merger consideration deliverable to those Bridge Capital shareholders that have not exercised appraisal rights. The market price of Western Alliance common stock may decline, as described in “Risk Factors—Because the market price of Western Alliance’s common stock will fluctuate, Bridge Capital shareholders will not know until the effective time the value of the consideration they will receive in the merger.” Accordingly, in the event that an adjustment in the merger consideration is required, the merger consideration deliverable to Bridge Capital shareholders that do not exercise appraisal rights would include a lower proportionate cash consideration component than the $2.39 currently contemplated and a higher proportionate stock consideration component than that contemplated by the current exchange ratio of 0.8145. These adjustments to the merger consideration, including the increase in the stock component of the merger consideration, may occur at a time when the value of Western Alliance common stock is declining.

The merger agreement may not be completed if certain conditions to the merger are not satisfied or waived or if the merger agreement is terminated by the parties in accordance with its terms.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, but are not limited to: the approval of the merger agreement by Bridge Capital shareholders, receipt of required regulatory approvals, absence of orders prohibiting the completion of the merger, the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels.

In addition, Bridge Capital or Western Alliance may mutually agree to terminate the merger agreement at any time and one or both parties may terminate the merger agreement in a variety of circumstances, including if the merger is not completed by December 31, 2015. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 90 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

The fairness opinion obtained by Bridge Capital from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler O’Neill & Partners, L.P., or Sandler O’Neill , Bridge Capital’s financial advisor in connection with the proposed merger, orally delivered to the Board of Directors of Bridge Capital its opinion, which was subsequently confirmed in writing dated as of March 9, 2015. The opinion of Sandler O’Neill stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the per share consideration to be received in the merger was fair to the Bridge Capital shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Western Alliance or Bridge Capital, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Western Alliance and Bridge Capital.

The merger is subject to the receipt of consents and approvals from governmental entities that may delay the date of completion of the merger or impose conditions that could have an adverse effect on Western Alliance.

Before the merger may be completed, various approvals or consents must be obtained from state and federal governmental authorities, including the Board of Governors of the Federal Reserve System, or FRB, the Office of the Comptroller of the Currency, or OCC, and the Arizona Department of Financial Institutions. Satisfying the requirements of these governmental entities may delay the date of completion of the merger. In addition, these governmental entities may include conditions on the completion of the merger or require changes to the terms of the merger. While Western Alliance and Bridge Capital do not currently expect that any such conditions or changes would result in a material adverse effect on Western Alliance, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Western Alliance following the merger, any of which might have a material adverse effect on Western Alliance following the merger. The parties are not obligated to complete the merger should any regulatory approval contain a non-customary condition that materially alters the benefit to which Western Alliance bargained for in the merger agreement.

The unaudited pro forma financial information included in this proxy statement/prospectus is illustrative only, and may differ materially from the combined company’s actual financial position and results of operations after the merger.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated or will be after the merger.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Western Alliance and Bridge Capital.

If the merger is not completed, the ongoing businesses of Western Alliance and Bridge Capital may be adversely affected, and Western Alliance and Bridge Capital will be subject to several risks, including the following:

•	Bridge Capital may be required, under certain circumstances, to pay Western Alliance a termination fee of $15.9375 million under the merger agreement and pay Western Alliance’s out-of-pocket costs and expenses (excluding any overhead allocation) incurred in connection with the merger agreement or the transactions contemplated thereby up to $600,000;

•	Western Alliance may be required, under certain circumstances, to pay Bridge Capital’s out-of-pocket costs and expenses (excluding any overhead allocation) incurred in connection with the merger agreement or the transactions contemplated thereby up to $600,000;

•	Western Alliance and Bridge Capital will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, Bridge Capital is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by Western Alliance and Bridge Capital management, which could otherwise have been devoted to other opportunities that may have been beneficial to Western Alliance and Bridge Capital as independent companies, as the case may be.

In addition, if the merger is not completed, Western Alliance and/or Bridge Capital may experience negative reactions from the financial markets and from their respective customers and employees. Western Alliance and/or Bridge Capital also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Western Alliance or Bridge Capital to perform their respective obligations under the merger agreement. If the merger is not completed, Western Alliance and Bridge Capital cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Western Alliance and/or Bridge Capital.

The shares of Western Alliance common stock to be received by Bridge Capital shareholders as a result of the merger will have different rights from shares of Bridge Capital common stock.

Following completion of the merger, Bridge Capital shareholders will no longer be shareholders of Bridge Capital. Bridge Capital shareholders will instead be stockholders of Western Alliance. There will be important differences between your current rights as a Bridge Capital shareholder and the rights to which you will be entitled as a Western Alliance stockholder. See “Differences in the Rights of Shareholders” beginning on page 93 for a discussion of the different rights associated with Western Alliance common stock and Bridge Capital common stock.

The tax consequences of the merger to a Bridge Capital shareholder will be dependent upon the cash consideration received.

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, it is expected that a U.S. holder of shares of Bridge Capital common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration but will recognize gain or loss with respect to any cash received in lieu of fractional shares of Western Alliance common stock.

The number of shares of Western Alliance common stock and the cash amount payable as consideration to Bridge Capital shareholders are subject to adjustment and may not be finally determined until after Bridge Capital shareholders have voted on the merger.

To facilitate the merger’s compliance with the “continuity of interest” requirement for tax-free reorganizations under the Code, the form of the merger consideration is subject to potential adjustment to ensure that the merger will qualify as a reorganization under Section 368(a) of the Code. Such adjustment, if required, would result in a decrease in the cash component of the merger consideration and an increase in the stock component of the merger consideration delivered to those Bridge Capital shareholders that have not exercised appraisal rights. As a result, the amount of stock consideration and cash consideration to be received by Bridge Capital shareholders in the merger for each share of Bridge Capital common stock held by them may not be finally determined until after Bridge Capital shareholders have voted on the merger.

Risks Related to the Combined Company if the Merger is Completed

The integration of the companies will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of Bridge Capital can be integrated in a timely and efficient manner with those of Western Alliance. Western Alliance will face challenges in consolidating its functions with those of Bridge Capital, and integrating the organizations, procedures and operations of the two businesses. The integration of Western Alliance and Bridge Capital will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of Western Alliance and Bridge Capital could result in the failure to achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and could have an adverse effect on the business, results of operations, financial condition or prospects of Western Alliance after the transaction.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference in this proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the price at which the common stock of the combined company will trade following the merger, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, or the price at which the common stock of the combined company will trade following the merger, whether made before or after the date of this proxy statement/prospectus by Western Alliance’s and Bridge Capital’s respective management or affiliates or others, without considering all of the information contained or incorporated by reference in this proxy statement/prospectus.

If the merger is consummated, Western Alliance will be subject to substantial additional regulation.

If the merger is consummated, the combined company will be subject to substantial additional regulation. Areas of additional regulation will include, but not be limited to, more sophisticated stress testing, enhanced governance standards, including those relating to risk management, higher FDIC deposit insurance assessments, mandatory clearing of swaps, a mandatory Volcker Rule compliance program, a cap on interchange transaction fees, and direct oversight and examination by the Consumer Financial Protection Bureau. These additional regulatory requirements could divert management’s attention away from ongoing business concerns, place a burden on internal resources, impose additional costs or limitations on the combined company and affect profitability.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WESTERN ALLIANCE

The following table summarizes selected historical consolidated financial data of Western Alliance for the periods and dates indicated. This information has been derived from Western Alliance’s consolidated financial statements filed with the SEC. The information at and for the three months ended March 31, 2015 and 2014 is unaudited. However, in the opinion of management of Western Alliance, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data presented below for the three months ended March 31, 2015 and 2014 are not necessarily indicative of the results that may be expected for future periods.

You should read this information in conjunction with Western Alliance’s consolidated financial statements and related notes thereto included in Western Alliance’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 105 of this proxy statement/prospectus.

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(dollars in thousands, except per share data)
Results of Operations:
Interest income	$110,962	$98,701	$416,379	$362,655	$318,295	$296,591	$281,813
Interest expense	7,854	7,924	31,486	29,760	28,032	38,923	49,260

Net interest income	103,108	90,777	384,893	332,895	290,263	257,668	232,553
Provision for credit losses	700	3,500	4,726	13,220	46,844	46,188	93,211

Net interest income after provision for credit losses	102,408	87,277	380,167	319,675	243,419	211,480	139,342
Non-interest income	5,933	4,573	25,441	22,247	46,505	34,457	46,836
Non-interest expense	54,033	49,487	208,109	196,266	188,860	195,598	196,758

Income (loss) from continuing operations before provision for income taxes	54,308	42,363	197,499	145,656	101,064	50,339	(10,580)
Income tax expense (benefit)	14,118	10,624	48,390	29,830	25,935	16,849	(6,410)

Income (loss) from continuing operations	40,190	31,739	149,109	115,826	75,129	33,490	(4,170)
Loss from discontinued operations, net of tax	—	(654)	(1,158)	(861)	(2,490)	(1,996)	(3,025)

Net income (loss)	40,190	31,085	147,951	114,965	72,639	31,494	(7,195)

Dividends on preferred stock	176	353	1,387	1,410	3,793	16,206	9,882

Net income (loss) available to common stockholders	$40,014	$30,732	$146,564	$113,555	$68,846	$15,288	$(17,077)

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(dollars in thousands, except per share data)
Per Share Data:
Earnings (loss) per share applicable to common stockholders—basic	$0.46	$0.35	$1.69	$1.33	$0.84	$0.19	$(0.23)
Earnings (loss) per share applicable to common stockholders—diluted	0.45	0.35	1.67	1.31	0.83	0.19	(0.23)
Earnings (loss) per share from continuing operations—basic	0.46	0.36	1.70	1.34	0.87	0.21	(0.19)
Earnings (loss) per share from continuing operations—diluted	0.45	0.36	1.69	1.32	0.86	0.21	(0.19)
Book value per common share	11.00	8.61	10.49	8.20	7.15	6.02	5.77
Shares outstanding at period end	89,180	87,554	88,691	87,186	86,465	82,362	81,669
Weighted average shares outstanding—basic	87,941	86,256	86,693	85,682	82,285	80,909	75,083
Weighted average shares outstanding—diluted	88,452	87,123	87,506	86,541	82,912	81,183	75,083
Selected Balance Sheet Data:
Cash and cash equivalents	$492,402	$465,925	$164,396	$305,514	$204,625	$154,995	$216,746
Investment securities and other	1,401,879	1,645,965	1,522,546	1,659,370	1,236,648	1,490,501	1,273,098
Loans, net of deferred loan fees and costs	8,818,554	7,108,599	8,398,265	6,801,415	5,709,318	4,780,069	4,240,542
Allowance for credit losses	112,098	103,899	110,216	100,050	95,427	99,170	110,699
Total assets	11,251,943	9,746,624	10,600,498	9,307,342	7,622,442	6,844,541	6,193,883
Total deposits	9,662,346	8,148,973	8,931,043	7,838,205	6,455,177	5,658,512	5,338,441
Other borrowings	275,229	342,816	390,263	341,096	193,717	353,321	72,964
Junior subordinated debt, at fair value	40,746	42,836	40,437	41,858	36,218	36,985	43,034
Total stockholders’ equity	1,051,330	894,805	1,000,928	855,498	759,421	636,683	602,174
Selected Other Balance Sheet Data:
Average assets	$10,761,967	$9,365,522	$9,891,109	$8,500,324	$7,193,425	$6,486,396	$6,030,609
Average earning assets	10,162,401	8,755,181	9,270,465	7,887,584	6,685,107	5,964,056	5,526,521
Average stockholders’ equity	1,030,193	886,296	964,131	798,497	691,004	631,361	601,412
Selected Financial and Liquidity Ratios:
Return on average assets	1.49%	1.33%	1.50%	1.35%	1.01%	0.49%	(0.12)%
Return on average tangible common equity	17.21	17.31	18.52	18.28	13.97	6.89	(1.67)
Net interest margin	4.35	4.41	4.42	4.39	4.49	4.37	4.23
Loan to deposit ratio	91.27	87.23	94.04	86.77	88.45	84.48	79.43
Capital Ratios:
Leverage ratio	9.8%	9.9%	9.7%	9.8%	10.1%	9.8%	9.5%
Tier 1 risk-based capital ratio	10.2	11.1	10.5	11.1	11.3	11.3	12.0
Total risk-based capital ratio	11.3	12.4	11.7	12.4	12.6	12.6	13.2
Average equity to average assets	9.6	9.5	9.7	9.4	9.6	9.7	10.0
Selected Asset Quality Ratios:
Non-accrual loans to gross loans	0.69%	0.99%	0.81%	1.11%	1.83%	1.89%	2.76%
Non-accrual loans and repossessed assets to total assets	1.11	1.30	1.18	1.53	2.39	2.62	3.63
Loans past due 90 days or more and still accruing to total loans	0.04	—	0.06	0.02	0.02	0.05	0.03
Allowance for credit losses to total loans	1.27	1.46	1.31	1.47	1.67	2.07	2.61
Allowance for credit losses to non-accrual loans	184.55	147.58	162.90	132.20	91.13	109.71	94.62
Net (recoveries) charge-offs to average loans	(0.06)	(0.02)	(0.07)	0.14	0.99	1.32	2.22

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BRIDGE CAPITAL

The following table summarizes selected historical consolidated financial data of Bridge Capital for the periods and dates indicated. This information has been derived from Bridge Capital’s consolidated financial statements filed with the SEC. The information at and for the three months ended March 31, 2015 and 2014 is unaudited. However, in the opinion of management of Bridge Capital, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data presented below for the three months ended March 31, 2015 and 2014 are not necessarily indicative of the results that may be expected for future periods.

You should read this information in conjunction with Bridge Capital’s consolidated financial statements and related notes thereto included in Bridge Capital’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Annual Report on Form 10-K for the year ended December 31, 2014, as amended, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 105 of this proxy statement/prospectus.

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
(dollars in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
Statement of Operations Data:
Interest income	$21,461	$18,627	$78,856	$70,810	$62,787	$50,694	$45,188
Interest expense	514	607	2,212	2,518	2,195	2,256	3,071

Net interest income	20,947	18,020	76,644	68,292	60,592	48,438	42,117
Provision for credit losses	—	500	3,000	6,050	3,950	2,600	4,700

Net interest income after provision for credit losses	20,947	17,520	73,644	62,242	56,642	45,838	37,417

Other income	3,273	2,748	14,117	14,280	12,984	9,930	6,849
Other expenses	17,344	14,047	58,057	51,884	46,212	42,424	39,720

Income before income taxes	6,876	6,221	29,704	24,638	23,414	13,344	4,546
Income taxes	2,962	2,505	12,103	9,927	9,610	5,497	1,955

Net income	3,914	3,716	17,601	14,711	13,804	7,847	2,591

Preferred dividends	—	—	—	—	—	200	1,955

Net income available to common shareholders	$3,914	$3,716	$17,601	$14,711	$13,804	$7,647	$636

Per Share Data:
Basic earnings per share	$0.26	$0.25	$1.19	$1.02	$0.96	$0.54	$0.06
Diluted earnings per share	0.25	0.24	1.13	0.97	0.92	0.52	0.06
Book value per common share	12.08	10.58	11.72	10.26	9.32	8.55	8.16

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,
(dollars in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010

Balance Sheet Data:
Balance sheet totals:
Assets	$1,882,199	$1,616,438	$1,814,122	$1,604,112	$1,343,585	$1,161,033	$1,029,731
Loans, net	1,329,888	1,117,394	1,283,364	1,050,960	885,575	740,696	634,557
Deposits	1,655,845	1,415,956	1,549,545	1,406,092	1,162,548	998,675	847,946
Shareholders’ equity	192,624	167,757	187,107	162,747	146,747	129,513	142,303

Average balance sheet amounts:
Assets	$1,841,110	$1,547,028	$1,648,628	$1,431,331	$1,206,691	$1,047,141	$897,140
Loans, net	1,301,657	1,055,698	1,130,003	946,262	805,560	641,894	573,173
Deposits	1,590,896	1,335,973	1,433,383	1,240,470	1,023,625	884,683	751,119
Shareholders’ equity	191,673	165,812	174,994	155,332	138,366	128,128	114,624
Selected Ratios:
Return on average equity	8.28%	9.09%	10.06%	9.47%	9.98%	6.12%	2.26%
Return on average assets	0.86	0.97	1.07	1.03	1.14	0.75	0.29
Efficiency ratio	71.61	67.64	63.97	62.83	62.81	72.68	81.12
Total risk based capital ratio	12.78	13.76	13.91	13.96	15.23	16.06	20.87
Net (recoveries) chargeoffs to average gross loans	(0.02)	(0.02)	0.23	0.42	0.31	(0.06)	0.85
Allowance for loan losses to total gross loans	1.66	1.98	1.71	2.05	2.20	2.43	2.39
Average equity to average assets	10.41	10.72	10.61	10.85	11.47	12.24	12.78

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following Selected Unaudited Pro Forma Condensed Combined Financial Data is based on the historical financial data of Western Alliance and Bridge Capital, and has been prepared to illustrate the effects of the merger. The Selected Unaudited Pro Forma Condensed Combined Financial Data does not give effect to any anticipated synergies, operating efficiencies or costs savings that may be associated with the merger. The Selected Unaudited Pro Forma Condensed Combined Financial Data also does not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies.

The balance sheet is presented as if the merger was completed on March 31, 2015 and results of operations data is presented as if the merger was completed on January 1, 2014.

The unaudited pro forma financial data included in this proxy statement/prospectus is based on the historical financial statements of Western Alliance and Bridge Capital, and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this proxy statement/prospectus.

This data should be read in conjunction with Western Alliance’s and Bridge Capital’s respective Quarterly Reports on Form 10-Q as of and for the three months ended March 31, 2015 and Annual Reports on Form 10-K as of and for the year ended December 31, 2014.

Western Alliance has not completed due diligence or detailed valuation analyses necessary to determine the final fair market values of Bridge Capital’s assets to be acquired and liabilities to be assumed. Accordingly, the pro forma condensed combined financial data does not include a final allocation of the purchase price. Pro forma tables are based on management’s initial estimates of fair value adjustments which are subject to change based on results from detailed valuation analyses not yet completed.

See also the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto beginning on page 98.

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
	(in thousands, except per share data)
Consolidated Statements of Income
Total interest income	$135,173	$506,235
Total interest expense	8,493	34,198

Net interest income	126,680	472,037
Provision for credit losses	700	7,726
Non-interest income	9,206	39,558
Non-interest expense	71,752	267,666

Income from continuing operations before income taxes	63,434	236,203
Income tax expense	17,957	64,003

Income from continuing operations	45,477	172,200
Loss from discontinued operations, net of tax benefit	—	(1,158)

Net income	45,477	171,042
Dividends and accretion on preferred stock	176	1,387

Net income available to common stockholders	$45,301	$169,655

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
	(in thousands, except per share data)
Common Share Data
Basic earnings per share	$0.45	$1.70
Diluted earnings per share	0.45	1.69
Cash dividends per share	—	—
Consolidated Balance Sheets
Total assets	$13,326,846
Investment securities and money market	1,734,466
Gross loans held for investment and acquired loans	10,151,007
Deposits	11,318,191
Stockholders’ equity	1,443,658

Pro forma tables are based on due diligence and include management’s initial estimates of fair value adjustments which are subject to change based on results from detailed valuation analyses not yet completed.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth selected per share data for each of Western Alliance and Bridge Capital separately on a historical basis. It also includes unaudited pro forma combined per share data for Western Alliance and Bridge Capital, which combines the data of Western Alliance and Bridge Capital on a pro forma basis giving effect to the merger. This data does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. This data also does not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies. This data should be read in conjunction with the Western Alliance and Bridge Capital historical consolidated financial statements and accompanying notes in Western Alliance’s and Bridge Capital’s respective Quarterly Reports on Form 10-Q as of and for the three months ended March 31, 2015 and Annual Reports on Form 10-K as of and for the year ended December 31, 2014. See also the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto beginning on page 98.

	As of and For the Three Months Ended March 31, 2015 (unaudited)	As of and For the Year Ended December 31, 2014
Western Alliance Historical Per Share Data:
Net income per share from continuing operations:
Basic	$0.46	$1.70
Diluted	0.45	1.69
Cash dividends per share	—	—
Book value per diluted share	11.09	10.63
Western Alliance Unaudited Pro Forma Combined Per Share Data:
Net income per share from continuing operations:
Basic	$0.45	$1.71
Diluted	0.45	1.70
Cash dividends per share	—	—
Book value per diluted share as of March 31, 2015	13.53

	As of and For the Three Months Ended March 31, 2015 (unaudited)	As of and for the Year Ended December 31, 2014
Bridge Capital Historical Per Share Data:
Net income per share from continuing operations:
Basic	$0.26	$1.19
Diluted	0.25	1.13
Cash dividends per share	—	—
Book value per diluted share	12.31	12.03
Bridge Capital Unaudited Pro Forma Combined Per Share Data:(1)
Net income per share from continuing operations:
Basic	$0.37	$1.39
Diluted	0.36	1.38
Cash dividends per share	—	—
Book value per diluted share as of March 31, 2015	11.02

(1)	Derived by multiplying the combined company pro forma per share information by the assumed per share stock consideration exchange ratio of 0.8145 and adding $2.39, the assumed per share cash consideration.

COMPARATIVE PER SHARE MARKET PRICE AND SHARE INFORMATION

Shares of Western Alliance common stock are listed and principally traded on the New York Stock Exchange, or NYSE, under the trading symbol “WAL”, and shares of Bridge Capital common stock are listed and principally traded on the NASDAQ Capital Market, or NASDAQ, under the trading symbol “BBNK.” The following table sets forth, for the periods indicated, the high and low intraday sales prices per share of the Western Alliance’s common stock and Bridge Capital’s common stock as reported on NYSE and NASDAQ, respectively. Neither Western Alliance nor Bridge Capital has ever paid any cash dividends and has no plans to pay any cash dividends in the foreseeable future.

On March 6, 2015, the last trading day before the execution of the merger agreement, the closing price of Western Alliance’s common stock on the NYSE was $29.02. On May 21, 2015, the most recent practicable date before the printing of this document, the closing price of Western Alliance’s common stock on the NYSE was $31.82.

On March 6, 2015, the last trading day before the execution of the merger agreement, the closing price of Bridge Capital’s common stock on NASDAQ was $21.89. On May 21, 2015, the most recent practicable date before the printing of this document, the closing price of Bridge Capital’s common stock on NASDAQ was $27.75.

On May 21, 2015, the last practicable trading day prior to the date of this proxy statement/prospectus, there were 89,220,280 shares of Western Alliance common stock outstanding and 15,970,082 shares of Bridge Capital common stock outstanding.

	Western Alliance		Bridge Capital
	High	Low	High	Low
For the calendar quarterly period ended:
2015
March 31, 2015	$30.41	$24.52	$27.31	$20.52
June 30, 2015 (through May 21, 2015)	$32.89	$28.91	$28.54	$25.58
2014
March 31, 2014	$25.72	$20.56	$24.57	$19.23
June 30, 2014	25.75	20.76	24.93	20.40
September 30, 2014	25.21	22.01	25.12	17.42
December 31, 2014	28.31	21.43	24.95	21.47
2013
March 31, 2013	$14.51	$10.77	$16.12	$14.80
June 30, 2013	16.26	13.32	16.27	13.65
September 30, 2013	19.01	15.95	17.42	15.53
December 31, 2013	24.74	18.64	21.25	16.50
2012
March 31, 2012	$9.20	$6.32	$13.60	$10.00
June 30, 2012	9.40	8.00	16.43	13.21
September 30, 2012	10.43	8.82	16.38	14.58
December 31, 2012	10.99	9.28	15.95	13.41

The following table presents the last reported sale price of a share of Bridge Capital common stock, as reported on the NASDAQ, and the last reported sale price of a share of Western Alliance common stock, as reported on the NYSE, in each case, on March 6, 2015, the last full trading day prior to the public announcement of the proposed merger, and on May 21, 2015, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the equivalent per share value of the Western Alliance common stock that Bridge Capital shareholders would receive for each share of their Bridge Capital common stock if the merger was completed on those dates. The actual value of the Western Alliance common stock that a shareholder will receive on the date of the transaction may be higher or lower than the prices set forth below.

	Western Alliance Common Stock	Bridge Capital Common Stock	Equivalent Value Per Share of Bridge Capital Common Stock(1)
March 6, 2015	$29.02	$21.89	$26.03
May 21, 2015	$31.82	$27.75	$28.31

(1)	Calculated by multiplying the closing price of Western Alliance common stock as of the specified date by the assumed per share stock consideration exchange ratio of 0.8145 and adding $2.39, the assumed per share cash consideration.

INFORMATION ABOUT THE COMPANIES

Western Alliance Bancorporation

Western Alliance, incorporated in Delaware, is a bank holding company headquartered in Phoenix, Arizona, that provides a full spectrum of deposit, lending, treasury management, and online banking products and services through its wholly-owned banking subsidiary, Western Alliance Bank. Western Alliance Bank operates the following full-service banking divisions: Alliance Bank of Arizona in Arizona, First Independent Bank in Northern Nevada, Bank of Nevada in Southern Nevada, and Torrey Pines Bank in California. Western Alliance also serves business customers through a robust national platform of specialized financial services.

On January 30, 2015, Western Alliance Bank became a member of the Federal Reserve system and, as a consequence, is now regulated as a “state member bank” under Federal Reserve Board Regulation H (12 C.F.R. Part 208).

On a consolidated basis, as of March 31, 2015, Western Alliance had approximately $11.3 billion in assets, $8.7 billion in total loans, $9.7 billion in deposits and $1.1 billion in stockholders’ equity. For additional information about Western Alliance, see “Where You Can Find More Information” beginning on page 105.

Western Alliance’s principal executive offices are located at One E. Washington Street Suite 1400, Phoenix, Arizona 85004, its phone number is (602) 389-3500 and its website is www.westernalliancebancorp.com. Information that is included on this website does not constitute part of this proxy statement/prospectus. Western Alliance’s common stock is traded on the New York Stock Exchange under the symbol “WAL.”

Bridge Capital Holdings

Bridge Capital, incorporated in California, is a bank holding company for Bridge Bank, a full-service professional business bank founded in Silicon Valley in 2001. Bridge Bank’s technology banking division provides a broad range of financial solutions to venture-backed and non-venture-backed companies. Bridge Bank’s product offering includes growth capital, equipment and working capital credit facilities and treasury management solutions, along with a full line of international products and services and financing secured by domestic, government and foreign receivables.

Bridge Bank attracts the majority of its loans and deposits from small and middle-market companies, and emerging technology companies, located throughout the San Francisco Bay Area. Additionally, an increasingly larger portion of the Bank’s new business acquisition comes from its national network of loan production offices.

On a consolidated basis, as of March 31, 2015, Bridge Capital had approximately $1.9 billion in total assets, $1.3 billion in total loans, $1.7 billion in deposits and $192.6 million in shareholders’ equity.

Bridge Capital’s principal executive offices are located at 55 Almaden Boulevard, San Jose, California 95113, its phone number is (408) 423-8500 and its website is www.bridgecapitalholdings.com. Information that is included on this website does not constitute part of this proxy statement/prospectus. Western Alliance’s common stock is traded on the NADAQ Capital Market under the symbol “BBNK.”

THE SPECIAL MEETING

Bridge Capital’s Board of Directors is using this proxy statement/prospectus to solicit proxies from the shareholders of Bridge Capital who hold shares of Bridge Capital common stock on the record date for use at the special meeting. Bridge Capital is first mailing this proxy statement/prospectus and accompanying form of proxy to Bridge Capital shareholders on or about May 28, 2015.

Date, Time and Place

The special meeting will be held on Thursday, June 25, 2015 at 10:00 a.m., local time, at Bridge Capital’s principal executive offices at 55 Almaden Boulevard, San Jose, California 95113.

Purpose of the Special Meeting

At the special meeting, the holders of Bridge Capital’s common stock will be asked to:

•	approve the merger agreement and approve the transactions contemplated thereby, or the merger agreement proposal;

•	approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Bridge Capital’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, or the compensatory arrangements proposal; and

•	approve any adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies in favor of the foregoing proposals.

The Bridge Capital Board of Directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the Bridge Capital Board of Directors.

Recommendation of the Bridge Capital Board of Directors

The Bridge Capital Board of Directors unanimously recommends that Bridge Capital shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby and “FOR” the approval of the proposal with respect to compensatory arrangements.

Record Date; Shares Entitled to Vote

The Bridge Capital Board of Directors has fixed the close of business on May 18, 2015 as the record date for determining the Bridge Capital shareholders entitled to receive notice of and to vote at the special meeting. Only holders of record of Bridge Capital’s common stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting.

Each share of Bridge Capital common stock is entitled to one vote on each matter brought before the meeting. On the record date, there were approximately 15,965,284 shares of Bridge Capital’s common stock issued and outstanding, held by approximately 1,902 shareholders of record.

Quorum Requirement

Under California law and Bridge Capital’s by-laws, a quorum of Bridge Capital’s shareholders at the special meeting is necessary to transact business. The presence of holders representing a majority of Bridge Capital’s common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.

All of the shares of Bridge Capital common stock represented in person or by proxy at the special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting.

Stock Ownership of Bridge Capital’s Directors and Executive Officers

On May 18, 2015, the record date, the directors and executive officers of Bridge Capital and their respective affiliates, as a group, beneficially owned and were entitled to vote 1,062,363 shares of Bridge Capital common stock. These shares represent approximately 6.65% of the shares of Bridge Capital common stock outstanding on that date. Information pertaining to the security ownership of certain beneficial owners and directors and executive officers of Bridge Capital is incorporated by reference to Bridge Capital’s Annual Report on Form 10-K, as amended, filed with the SEC on April 17, 2015.

On March 9, 2015, concurrently with the execution of the merger agreement, certain of the executive officers and all of the directors of Bridge Capital and Carpenter Fund Manager, GP, LLC, who currently own in the aggregate approximately 37.39% of Bridge Capital’s common stock, each solely in his, her or its capacity as a shareholder of Bridge Capital, entered into a support agreement with Western Alliance pursuant to which such shareholder, among other things and subject to the terms and conditions thereof, agreed to vote in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and against any alternative business combination transaction. A copy of the form of support agreement is attached to this proxy statement/prospectus as Appendix D.

When considering the recommendations of the Bridge Capital Board of Directors to vote in favor of each of the proposals presented at the special meeting, you should be aware that the executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of the shareholders of Bridge Capital. See “The Merger—Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different Than Yours” beginning on page 66.

Vote Required to Approve the Proposals

Approval of Bridge Capital’s proposals to be considered at the special meeting requires the vote percentages described below. You may vote for or against any of the proposals submitted at the special meeting or you may abstain from voting.

Required Vote for Approval of Merger Agreement. In order to approve the merger agreement, the affirmative vote of a majority of the outstanding shares of Bridge Capital’s common stock entitled to vote on the proposal must be obtained.

Required Vote for Approval of Certain Compensatory Arrangements. In order to approve the compensatory arrangements proposal, the affirmative vote of the majority of shares of Bridge Capital common stock issued and outstanding present and in person or represented by proxy at the special meeting and entitled to vote on the proposal must be obtained.

Required Vote for Adjournment or Postponement of Special Meeting. In order to approve the proposal to permit the proxies to adjourn or postpone the special meeting, including for the purpose of soliciting additional proxies, the affirmative vote of the majority of shares of Bridge Capital common stock present and in person or represented by proxy at the special meeting and entitled to vote on the proposal must be obtained, regardless of whether a quorum is present.

The vote on the compensatory arrangements proposal is not a condition to the merger and is a vote separate and apart from the vote to approve the merger agreement. Because the vote on the compensatory arrangements is advisory in nature only, it will not be binding on Bridge Capital. Therefore, if the other requisite shareholder approvals are obtained and the merger is completed, the amounts payable under the compensatory arrangements will still be paid as long as any other conditions applicable thereto occur.

As of the record date, the directors and certain executive officers of Bridge Capital and Carpenter Fund Manager GP, LLC, each of whom has agreed to vote his, her or its shares in support of the merger, beneficially owned and were entitled to vote in the aggregate approximately 5,969,921 shares of Bridge Capital common stock representing approximately 37.39% of the shares of Bridge Capital common stock outstanding on that date.

Failure to Vote; Abstentions and Broker Non-Votes

If a shareholder of record properly submits a proxy prior to the special meeting, his or her shares of common stock will be voted as he or she directs. If he or she submits a proxy but no direction is otherwise made, the shares of common stock will be voted “FOR” the approval of the merger agreement, “FOR” the advisory (non-binding) proposal with respect to compensatory arrangements, and “FOR” the approval of any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Failure to vote will have the same effect as a vote “AGAINST” the merger agreement proposal.

Shares held by a Bridge Capital shareholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count towards determining whether a quorum is present and will have the same effect as a vote “AGAINST” the merger agreement proposal, the golden parachute arrangements proposal and the proposal to permit the proxies to adjourn or postpone the special meeting.

A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that Bridge Capital shareholders are being asked to vote on at the special meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions.

If a broker non-vote occurs, the broker non-votes will count for purposes of determining a quorum. A broker non-vote will have the same effect as a vote “AGAINST” the merger agreement proposal, the golden parachute arrangements proposal and the proposal to permit the proxies to adjourn or postpone the special meeting.

Submission of Proxies

If your Bridge Capital common stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of Bridge Capital common stock voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, the broker will not vote your shares on any proposal at the special meeting, as set forth above.

If you hold your Bridge Capital common stock in your own name and not through your broker or other nominee, you may vote your shares at the special meeting or by proxy in one of three ways:

•	By using the Internet website and instructions listed on the proxy card;

•	By using the toll-free telephone number listed on the proxy card; or

•	By signing, dating and mailing the enclosed proxy card in the postage-paid envelope.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you return a proxy card without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Bridge Capital Board of Directors.

Vote by Internet. If you are a shareholder of record, you may choose to submit your proxy on the Internet. The website for Internet proxy submission and the unique control number you will be required to provide are on the proxy card. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 24, 2015. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet proxy submission. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers Internet proxy submission. If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible. If you submit your proxy on the Internet, you do not need to return your proxy card.

Vote by Telephone. If you hold your Bridge Capital common stock in your own name and not through your broker or another nominee, you can vote by telephone by following the instructions provided on the Internet voting site, or if you requested proxy materials, by following the instructions provided with your proxy materials and on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m. Eastern Time on June 24, 2015. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone proxy submission. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone proxy submission. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. Bridge Capital’s telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

Vote by Mail. A proxy card is enclosed for your use. To submit your proxy by mail, Bridge Capital asks that you sign and date the accompanying proxy and, if you are a shareholder of record, return it as soon as possible in the enclosed postage-paid envelope or pursuant to the instructions set out in the proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of Bridge Capital common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy.

Vote in Person. If you wish to vote in person at the special meeting, a ballot will be provided at the special meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from the holder of record.

Revocability of Proxies

You may revoke your proxy at any time prior to the close of voting at the special meeting by doing any one of the following:

•	Complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	Re-vote by telephone or on the Internet;

•	Provide written notice of revocation to Bridge Capital’s Corporate Secretary; or

•	Attend the special meeting and vote in person.

Solicitation of Proxies

This solicitation is made on behalf of Bridge Capital’s Board of Directors and Bridge Capital will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Bridge Capital’s officers and employees in person or by mail, telephone, fax or other methods of communication. Bridge Capital will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more Bridge Capital shareholders reside if they appear to be members of the same family. Each Bridge Capital shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information Bridge Capital shareholders receive and reduces mailing and printing expenses for Bridge Capital. Brokers with accountholders who are Bridge Capital shareholders may be householding Bridge Capital’s proxy materials. As indicated in the notice previously provided by these brokers to Bridge Capital shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected Bridge Capital shareholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. Bridge Capital shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

BRIDGE CAPITAL PROPOSALS

Proposal 1: Approval of the Merger Agreement

Bridge Capital shareholders are being asked to approve the merger agreement pursuant to which Bridge Capital will merge with and into Western Alliance with Western Alliance surviving, and approve the transactions contemplated thereby.

For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement.” As discussed under “The Merger—Bridge Capital’s Reasons for the Merger,” after careful consideration, the Bridge Capital board of directors unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, fair and in the best interests of Bridge Capital and its shareholders.

The approval of the merger agreement requires the affirmative vote of holders of a majority of shares of Bridge Capital common stock outstanding and entitled to vote at the special meeting. Failures to vote, abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” this proposal.

THE BRIDGE CAPITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Proposal 2: Advisory Approval of Certain Compensatory Arrangements

In accordance with Section 14A of the Exchange Act, Bridge Capital is providing its shareholders with the opportunity to cast an advisory vote on the compensation that may be payable to its named executive officers in connection with the merger. As required by those rules, Bridge Capital is asking its shareholders to vote on the approval of the following resolution:

“RESOLVED, that the shareholders of Bridge Capital Holdings approve, on an advisory (nonbinding) basis, the agreements for and compensation to be paid by Bridge Capital Holdings and Bridge Bank to Bridge Capital’s named executive officers in connection with the merger with Western Alliance Bancorporation, as disclosed in the section of the proxy statement/prospectus for the merger captioned “The Merger—Golden Parachute Arrangements for Bridge Capital Named Executive Officers.”

The approval of the compensatory arrangements proposal is not a condition to the merger and is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the compensatory arrangements proposal and vote not to approve the merger agreement proposal and vice versa. In addition, because the vote on compensatory arrangements is advisory in nature only, it will not be binding on Bridge Capital. Accordingly, because Bridge Capital is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of the advisory vote.

The affirmative vote of the majority of shares of Bridge Capital common stock issued and outstanding and entitled to vote thereon present and in person or represented by proxy at the special meeting and entitled to vote on the proposal will be required to approve the advisory resolution on the compensatory arrangements. Abstentions and broker non-votes (if a properly executed proxy card is returned) will be counted towards a quorum. However, if you are a shareholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum.

Failure to submit a proxy card or vote in person will not affect whether this matter has been approved. An abstention or a broker non-vote will have the same effect as a vote “AGAINST” this proposal.

THE BRIDGE CAPITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY (NONBINDING) BASIS, OF THE COMPENSATORY ARRANGEMENTS PROPOSAL.

Proposal 3: Adjournment or Postponement of the Bridge Capital Special Meeting

Bridge Capital is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Bridge Capital may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Bridge Capital would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment or postponement of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card. If the special meeting is adjourned for 30 days or less, Bridge Capital is not required to give notice of the time and place of the adjourned meeting unless the board of directors fixes a new record date for the special meeting.

The proposal to approve one or more adjournments or postponements of the special meeting requires the affirmative vote of holders of a majority of the shares of Bridge Capital common stock present or represented at the special meeting and entitled to vote on the proposal. Failures to vote will not have an effect on this proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal. Approval of this proposal is not a condition to completion of the merger.

THE BRIDGE CAPITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING.

THE MERGER

The following discussion contains important information relating to the merger. You are urged to read this discussion together with the merger agreement and related documents attached as appendices to this proxy statement/prospectus before voting.

Structure

Subject to the terms and conditions set forth in the merger agreement, Bridge Capital will merge with and into Western Alliance with Western Alliance continuing as the surviving entity following the merger. When the merger is completed, except as discussed below, each issued and outstanding share of Bridge Capital’s common stock will be converted into the right to receive cash and shares of Western Alliance’s common stock based on the merger consideration, as described below. Cash will be paid instead of fractional shares of Western Alliance common stock. Shares of Bridge Capital’s common stock held as treasury stock or held directly or indirectly by Bridge Capital, Western Alliance or any of their subsidiaries will be canceled and shall cease to exist.

Western Alliance and Bridge Capital expect that the merger will take place in the second half of 2015, or as soon as possible after we receive all required regulatory and shareholder approvals and all regulatory waiting periods expire. If the merger does not take place by December 31, 2015, the merger agreement may be terminated by either party unless both parties agree to extend it.

In addition, Western Alliance and Bridge Capital have agreed to merge Bridge Bank with and into Western Alliance Bank, with Western Alliance Bank continuing as the surviving bank, which we refer to as the bank merger. The merger agreement provides that Western Alliance may, if necessary for regulatory or other reasonable business or tax reasons, change the structure of the bank merger as long as such change does not alter the kind or amount of merger consideration to be provided under the merger agreement, impede or materially delay consummation of the merger, or materially delay or jeopardize receipt of any required regulatory approvals or adversely affect the tax treatment of Bridge Capital’s shareholders as a result of receiving the merger consideration. It is the current intention of Western Alliance that, from and after the effective time, Western Alliance will continue to use the “Bridge Bank” name across Bridge Bank’s product lines as part of the Western Alliance franchise in the San Francisco Bay Area and at existing Bridge Bank offices outside of California.

Merger Consideration

The merger agreement provides that Bridge Capital shareholders will have the right, with respect to each of their shares of Bridge Capital common stock, to receive, without interest, (x) 0.8145 shares of Western Alliance common stock, which we refer to as the exchange ratio, and (y) $2.39 in cash, subject to possible adjustment, if necessary, to preserve the desired characterization of the transaction as a tax-free reorganization.

Subject to the potential adjustment that may be made to the exchange ratio pursuant to the terms of the merger agreement to preserve the desired characterization of the transaction as a tax-free reorganization, the aggregate merger consideration to be issued or paid by Western Alliance will not exceed 12,494,704 shares of Western Alliance common stock and $36,663,403 of cash; provided that for each share of Bridge Capital common stock that is issued, from and after March 9, 2015, and prior to the effective time of the merger pursuant to the exercise of Bridge Capital stock options and the vesting of Bridge Capital restricted stock, either (i) outstanding as of March 9, 2015, other than any Bridge Capital restricted stock that vests pursuant to the terms of the merger agreement or (ii) granted or issued after March 9, 2015, pursuant to and in accordance with the terms of the merger agreement, the maximum aggregate merger consideration will be increased by 0.8145 shares of Western Alliance common stock and $2.39 in cash. If the total merger consideration exceeds the amount set forth in the previous sentence (including any cash paid in connection with the cancellation of outstanding vested and unexercised stock options for which the option holders have not made an exercise election (as more fully described under “The Merger Agreement—Merger Consideration” beginning on page 80) and after giving effect to dissenting shares as if they had been converted into the right to receive the merger consideration), then the total merger consideration shall be reduced on a pro rata basis to the aggregate amount set forth in the preceding sentence.

Bridge Capital Stock Options. Immediately prior to the effective time of the merger, each holder of an outstanding, vested and unexercised option to purchase Bridge Capital common stock granted under Bridge Capital stock plans and each holder of an outstanding and unexercised option that will become vested coincident with or immediately prior to the effective time of the merger pursuant to the terms of the merger agreement may elect to exercise any such option in accordance with the other terms of such option, contingent on the consummation of the merger, and will receive, for any shares of Bridge Capital common stock acquired in such election, the merger consideration in accordance with the terms of the merger agreement. At the effective time, any outstanding, vested and unexercised option for which the option holder has not made an exercise election will be cancelled and in exchange for such cancellation the optionee will receive an amount of cash, without interest, equal to the product of (i) the excess, if any, of the closing price (calculated as the sum of (A) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (B) $2.39) over the exercise price per share of such option and (ii) the number of shares of Bridge Capital common stock subject to such option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax. At the effective time, any outstanding, vested and unexercised option for which an exercise election has not made the exercise price of which exceeds the closing price will be converted automatically into an adjusted option to purchase Western Alliance common stock, and will be treated in the same manner as an unvested Bridge Capital stock option in accordance with the terms of the merger agreement.

At the effective time of the merger, each unvested Bridge Capital stock option that is outstanding and unexercised immediately prior to the effective time, will, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Bridge Capital common stock and will be converted automatically into an option to purchase the number of shares of Western Alliance common stock (each an adjusted option) equal to the product of (x) the total number of shares of Bridge Capital common stock subject to such Bridge Capital stock option immediately prior to the effective time and (y) 0.905, with any fractional shares rounded down to the next lower whole number of shares. Each adjusted option will have an exercise price per share of Western Alliance common stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Bridge Capital common stock subject to such Bridge Capital stock option divided by (ii) 0.905. Each adjusted option will otherwise be subject to the same terms and conditions applicable to the converted Bridge Capital stock option under the applicable Bridge Capital stock plan and the agreements evidencing grants thereunder, including as to vesting.

Bridge Capital Restricted Stock. Immediately prior to the effective time of the merger, all outstanding and vested shares of Bridge Capital restricted stock that are outstanding and vested immediately prior to the effective time (including any Bridge Capital restricted stock that will become vested coincident with or immediately prior to the effective time in accordance with the terms of the merger agreement, as of the effective time), will be a vested right to receive the merger consideration. At the effective time, each share of Bridge Capital restricted stock that is outstanding and unvested immediately prior to the effective time will, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Bridge capital common stock and will be converted automatically into a share of restricted Western Alliance common stock (each, an adjusted restricted share) equal to the product of (x) the number of shares of Bridge Capital restricted stock and (y) 0.905 (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each adjusted restricted share will otherwise be subject to substantially the same terms and conditions applicable to the converted Bridge Capital restricted stock under the applicable Bridge Capital stock plan and the agreements evidencing grants thereunder, including as to vesting.

Fractions of Shares. Certificates for fractions of shares of Western Alliance’s common stock will not be issued or book entries representing fractional shares of Western Alliance common stock made. Instead of a fractional share of Western Alliance’s common stock, a Bridge Capital shareholder will be entitled to receive an amount of cash equal to the product obtained by multiplying (A) the fractional share interest to which the holder would otherwise be entitled by (B) the 4:00 p.m. Eastern Time closing sales price of Western Alliance common stock reported on the NYSE composite tape for the trading day immediately preceding the closing date for the merger.

Conversion. The conversion of Bridge Capital’s common stock into the merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time, Western Alliance will cause its exchange agent to pay the “purchase price” to each Bridge Capital shareholder who surrenders the appropriate documents to the exchange agent. In this document, we use the term “purchase price” to refer to the (i) shares of Western Alliance’s common stock, (ii) cash and (iii) any cash to be paid instead of a fraction of a share of Western Alliance common stock, payable to each holder of Bridge Capital’s common stock.

Purpose and Effects of the Merger

The purpose of the merger is to enable Western Alliance to acquire the assets and business of Bridge Capital and its subsidiaries. Upon completion of the merger, except as discussed below, the issued and outstanding shares of Bridge Capital’s common stock will automatically be converted into the merger consideration. See “—Merger Consideration.”

Background of the Merger

As part of their ongoing consideration and evaluation of Bridge Capital’s long-term prospects and strategies, the board of directors of Bridge Capital and senior management have regularly reviewed and assessed business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to Bridge Capital, all with the goal of enhancing value for Bridge Capital shareholders. The strategic discussions have focused, among other things, on the business and regulatory environment facing financial institutions generally and Bridge Capital in particular, as well as conditions and ongoing consolidation in the financial services industry. In furtherance of this process, the board of directors of Bridge Capital directed management to gain an understanding of potential interested parties, their merger philosophy, and a general understanding of related valuation. The Bridge Capital board also formed a Strategic Development Committee to oversee this process, which committee was comprised of Dan Myers and Allan Kramer, as co-chairmen, and Board members Owen Brown, Howard Gould, and Bob Latta, and chief financial officer, Tom Sa.

In connection with this process, Bridge Capital management had contact with senior management at financial institutions that were identified by Bridge Capital as promising from a strategic and financial perspective to gain deeper knowledge of potential business alignment and to raise awareness of Bridge Capital’s business focus and potential. In addition, from time to time, Bridge Capital management held informal meetings with investment bankers from several firms to gain insight as to industry trends, merger and acquisition market trends and valuations, and active and potential participants in merger and acquisition activities.

On June 11, 2014, while attending an industry conference, Mr. Sa encountered Dale Gibbons, the Chief Financial Officer of Western Alliance, and discussed in general terms the companies’ respective business focus, philosophies and culture. Following this meeting, Robert Sarver, the Chairman and Chief Executive Officer of Western Alliance, contacted Mr. Myers for a meeting to explore whether there was interest in a potential business transaction and to explore the potential benefits of such a transaction. Such meeting was held between Messrs. Myers and Sarver on June 20, 2014.

On August 1, 2014, Bridge Capital and Western Alliance signed a mutual non-disclosure agreement and continued discussions at a meeting in Western Alliance’s offices in Phoenix. On August 20, 2014, the Strategic Development Committee received a management presentation regarding companies of interest in a potential business combination, including Western Alliance. On September 26, 2014, Bridge Capital met with the Western Alliance credit team which undertook a review of the Bridge Capital credit process and culture. Following that credit review, Western Alliance orally confirmed its interest in pursuing a business combination, outlining its approach to key strategic and economic components of a potential partnership.

On October 22, 2014, the Bridge Capital Board of Directors received a report from Mr. Myers regarding discussions between senior management of Bridge Capital and Western Alliance regarding interest in a potential transaction, and authorized the engagement of an investment banker to assess the valuation of Bridge Capital and evaluate the strategic benefits of a potential transaction with Western Alliance.

On October 31, 2014, senior management of Bridge Capital invited representatives of Sandler O’Neill & Partners, L.P. to assist the Bridge Capital Board of Directors in evaluating the merits of a potential business combination with Western Alliance in the context of current industry trends, Bridge Capital’s standalone value prospects, and other potential strategic alternatives. On November 20, 2014, representatives of Sandler O’Neill made a presentation to the Bridge Capital Board of Directors on these topics. At the meeting, the Bridge Capital Board of Directors authorized senior management to continue discussions with Western Alliance, including the negotiation of a non-binding letter of intent.

On December 8, 2014, Bridge Capital received a draft, non-binding letter of intent (“LOI”) from Western Alliance outlining a potential business transaction. An engagement letter between Bridge Capital and Sandler O’Neill was executed on December 11, 2014. The Strategic Development Committee of Bridge Capital’s Board of Directors met with representatives of Sandler O’Neill and Bridge Capital’s legal counsel, Pillsbury Winthrop Shaw Pittman LLP, on December 11, 2014, to discuss the LOI and a response. Following this meeting, on December 15, 2014, Western Alliance delivered a revised LOI to Bridge Capital; the proposed merger consideration called for Bridge Capital shareholders to receive 0.905 Western Alliance shares for each Bridge Capital share, assuming consideration would be paid 90% in Western Alliance stock and 10% in cash. The LOI contemplated that two Bridge Capital directors would join Western Alliance’s Board of Directors and that certain key employees of Bridge Capital would sign employment agreements. Further, the LOI provided Western Alliance 30 days of exclusivity from the date of the LOI to draft and negotiate a definitive agreement.

On December 16, 2014, after careful consideration of Western Alliance’s offer and the long-term business plan developed by Bridge Capital’s management and previously approved by its Board of Directors, as well as the financial analysis prepared by representatives of Sandler O’Neill, the Board of Directors of Bridge Capital instructed management to sign the LOI and enter into further negotiations with Western Alliance regarding a definitive agreement.

Following this meeting, representatives of management and outside advisors to Western Alliance and Bridge Capital began more detailed discussions on the potential business transaction, and Western Alliance commenced credit, operational and legal due diligence of Bridge Capital through an online dataroom established on December 22, 2014. On January 6 and 7, 2015, members of Bridge Capital’s executive management, along with a representative from Sandler O’Neill, interviewed members of Western Alliance’s executive management in Phoenix, Arizona, as part of Bridge Capital’s reverse due diligence investigation of Western Alliance. Bridge Capital, Sandler O’Neill and Bridge Capital’s outside legal advisors also reviewed financial and other information regarding Western Alliance. During these meetings, Bridge Capital disclosed to Western Alliance results for the fourth quarter below estimates of investment analysts. Following these meetings, Western Alliance determined to terminate discussions with Bridge Capital and let the exclusivity period lapse in order to assess other strategic alternatives. On January 16, 2015, the exclusivity provision in the LOI expired. On January 22, 2015, the Strategic Development Committee reported to the Bridge Capital Board of Directors on the status of discussions with Western Alliance. On February 11, 2015, Western Alliance contacted Bridge Capital seeking to re-engage a discussion. On February 17 and 18, 2015, members of Western Alliance’s executive management traveled to San Jose for further on-site due diligence on Bridge Capital, and a joint meeting of the Strategic

Development Committee and the Corporate Governance and Nominating Committee of the Bridge Capital Board of Directors was held on February 19, 2015, to review the outcome of these meetings.

Western Alliance’s outside legal counsel forwarded an initial draft of the Agreement and Plan of Merger to Bridge Capital’s legal counsel on January 2, 2015. Between January 2 and January 7, 2015, and during the weeks following the resumption of negotiations on February 11, 2015, representatives of Western Alliance and Bridge Capital, and their respective legal counsel and financial advisors, conducted negotiations regarding the terms of the merger transaction, including, among other terms, the exchange ratio, cash consideration per share, employee compensation and severance, board representation, representations and warranties, covenants, closing conditions, and termination provisions and fees, as well as cultural issues and organizational structure. In addition, the terms of support agreements between Western Alliance and the individual directors of Bridge Capital, certain executive officers of Bridge Capital and Carpenter Community Bank Fund were negotiated, as well as employment and protection agreements between Western Alliance and each of Messrs. Myers, Sa and Boothe. During this period, Western Alliance also discussed available positions with Bridge Capital’s executive management team and reached preliminary agreement with each of Messrs. Myers, Sa and Boothe regarding employment positions with Western Alliance following the merger. See “—Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different Than Yours.”

During the period from December 2014 through March 2015, the Strategic Development Committee of the Bridge Capital Board of Directors held five meetings with Mr. Myers and a representative of Sandler O’Neill to discuss the status of the due diligence process, plans for communications with Bridge Capital’s staff, customers, shareholders, and regulators, and negotiation of the transaction terms, including, among other terms, employee severance arrangements and cultural issues.

By February 26, 2015, many significant outstanding issues in the transaction negotiations had been resolved. Western Alliance scheduled a Board meeting for February 27, 2015, to consider the merger, and Bridge Capital scheduled a board meeting for March 9, 2015, to consider the merger. On February 27, 2015, Western Alliance’s Board of Directors met with members of Western Alliance’s management team to review and consider the proposed merger. At the meeting, the Western Alliance Board approved the entry into a transaction with Bridge Capital and the issuance of Western Alliance common stock in connection therewith. The Western Alliance Board then directed its management team to finalize and execute a definitive merger agreement substantially on the terms reviewed and discussed at the meeting.

At Bridge Capital’s board meeting held on March 9, 2015, the Board of Directors met, together with representatives of management, Sandler O’Neill and Bridge Capital’s outside legal counsel, Pillsbury Winthrop Shaw Pittman LLP, to consider the proposed transaction. During the Bridge Capital board meeting, representatives of Sandler O’Neill summarized the key economic terms of the transaction. Pillsbury Winthrop Shaw Pittman LLP presented a summary of the other significant terms of the transaction and also described the terms of proposed support agreements with the individual directors of Bridge Capital, certain executive officers of Bridge Capital and Carpenter Community Bank Fund. See “The Merger Agreement—Support Agreements.” Pillsbury Winthrop Shaw Pittman LLP discussed the legal standards applicable to the Bridge Capital board’s decisions and actions with respect to its evaluation of the merger transaction. Mr. Myers summarized the terms of the employment and protection agreements between Western Alliance and each of Messrs. Myers, Sa and Boothe. See “—Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different Than Yours—Employment and Protection Agreements.” Bridge Capital’s management, representatives of Sandler O’Neill and Pillsbury Winthrop Shaw Pittman LLP described the results of the due diligence investigation of Western Alliance. Representatives of Sandler O’Neill reviewed additional financial information and analyses regarding Bridge Capital, Western Alliance, peer companies and comparable transactions, and presented its oral fairness opinion (subsequently delivered in final written form dated March 9, 2015) to the directors of Bridge Capital that, based on the qualifications and assumptions set forth in its opinion, the merger consideration was fair to the Bridge Capital shareholders from a financial point of view. See “The Merger—Opinion of Financial Advisor to Bridge Capital.” Following these discussions, including consideration of the factors described under “—Bridge Capital’s Reasons for the Merger,” the Board of Directors of Bridge Capital approved the merger agreement and determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Bridge Capital and its shareholders, and recommended that Bridge Capital’s shareholders approve the merger agreement at a special meeting to be held later in 2015.

Following completion of the March 9, 2015, meeting of the Board of Directors of Bridge Capital, and after finalizing the terms of the merger agreement and related agreements, Bridge Capital and Western Alliance executed and delivered the merger agreement and announced the transaction late that afternoon in a press release.

Bridge Capital’s Reasons for the Merger

Bridge Capital’s Board of Directors has determined that the merger is fair to and in the best interests of Bridge Capital and its shareholders and, by the unanimous vote of all of the directors of Bridge Capital, approved the merger agreement and the merger. ACCORDINGLY, BRIDGE CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF BRIDGE CAPITAL COMMON STOCK VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

In the course of reaching its determination, Bridge Capital’s Board of Directors consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues, and reviewed with its financial advisors and its senior management, the financial aspects of the proposed transaction and the fairness of the transaction to the shareholders from a financial point of view, among other matters.

In reaching its determination to approve the merger agreement, Bridge Capital’s Board of Directors considered all factors it deemed material. The Board of Directors analyzed information with respect to the financial condition, results of operations, businesses and prospects of Bridge Capital. In this regard, Bridge Capital’s Board of Directors considered the performance trends of Bridge Capital over the past several years. The Board of Directors compared Bridge Capital’s current and anticipated future operating results to publicly available financial and other information for other similarly-sized banking institutions. The Board also considered the ability of Bridge Capital to grow as an independent institution, and its ability to further enhance shareholder value without engaging in a strategic transaction. In this regard, Bridge Capital’s Board of Directors considered the long-term as well as the short-term interests of Bridge Capital and its shareholders, including whether those interests might best be served by continued independence.

In reaching its decision to approve the merger agreement and the merger, the Bridge Capital Board of Directors also considered a number of factors, including the following:

•	its knowledge of Bridge Capital’s business, operations, financial condition, asset quality, earnings and prospects, and of Western Alliance’s business, operations, management, financial condition, asset quality, financial performance, competitive position, stock performance, and prospects, taking into account the presentations made by Bridge Capital’s financial advisors, the results of Bridge Capital’s due diligence review of Western Alliance, and information provided by Western Alliance’s management;

•	its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation and the competitive effects of consolidation on financial institutions similar in size to Bridge Capital, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide and global competition, the current environment for banks, particularly in Silicon Valley and the San Francisco Bay Area, and current financial market conditions and the likely effects of these factors on the company’s potential growth, development, productivity and strategic options, and the historical market prices of Bridge Capital and Western Alliance common stock;

•	the financial terms of the merger, including that, based on the closing price on the NYSE of Western Alliance’s common stock on March 6, 2015 (the last trading day prior to the execution and announcement of the merger agreement), and the right of Bridge Capital shareholders to receive a mix of approximately 90% Western Alliance common stock and 10% cash, the per share merger consideration as of that date represented an approximate 18.9% premium over the closing price of Bridge Capital shares as of that date and a multiple to tangible book value per share of 222%;

•	the financial analyses presented by representatives of Sandler O’Neill to the Bridge Capital Board of Directors with respect to Western Alliance and the merger, including the terms of recent comparative transactions, and the opinion of Sandler O’Neill that, as of the date of that opinion and subject to the qualifications and assumptions set forth in the opinion, the merger consideration was fair to the holders of Bridge Capital common stock from a financial point of view (see “—Opinion of Financial Advisor to Bridge Capital” beginning on page 54);

•	the financial and growth prospects for Bridge Capital and its shareholders of a business combination with Western Alliance as compared to continuing to operate as a stand-alone entity;

•	the greater market capitalization and trading liquidity of Western Alliance common stock in the event that Bridge Capital shareholders desire to sell the shares of Western Alliance common stock to be received by them following completion of the merger;

•	the potential revenue-enhancing opportunities in connection with the merger and the potential effect on the future financial performance of the combined company;

•	the benefits to Bridge Capital and its customers of operating as part of a larger organization, including higher lending limits, potential enhancements to products and services, and greater financial resources;

•	its belief that the two companies share a common vision of growth and entrepreneurship and that management and employees of Bridge Capital and Western Alliance possess complementary skills and expertise;

•	the similarity of the two banks’ business models, including that they are both focused primarily on serving defined sectors of business, and Western Alliance’s track record of successfully integrating and operating the businesses of a combined company following a merger;

•	the career opportunities afforded by a larger organization, as well as the level of severance benefits to be provided to Bridge Capital employees who will not be continuing with Western Alliance or are terminated within twelve months following the merger other than for cause;

•	the structure of the merger and the terms of the merger agreement, including the requirement that holders of a majority of the outstanding shares of Bridge Capital common stock vote to approve the merger as a condition to closing, the termination fee provisions, and the ability of the Bridge Capital Board of Directors, under certain circumstances, to withdraw or materially and adversely modify its recommendation to Bridge Capital’s shareholders, as well as its ability to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (if one were to be received), subject to payment of a $15.9375 million termination fee;

•	its assessment of the likelihood that the merger will be completed in a timely manner, including the fact that Western Alliance has existing resources to fund the cash portion of the merger consideration;

•	the expectation that the merger will qualify as a “reorganization” for United States federal income tax purposes; and

•	the regulatory and other approvals required in connection with the merger and the likelihood that such approvals will be received in a timely manner.

In the course of its deliberations regarding the merger, the Bridge Capital Board of Directors also considered potential risks and potentially negative factors associated with the merger, including the following material factors:

•	the fact that the value of the aggregate and per share merger consideration will fluctuate with the market price of Western Alliance’s common stock;

•	the potential risk of diverting management attention and resources from the operation of Bridge Capital’s business while working to complete the merger;

•	the restrictions (subject to certain exceptions) on the conduct of Bridge Capital’s business prior to the completion of the merger which, although customary for public company merger agreements involving financial institutions, could delay or prevent Bridge Capital from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Bridge Capital’s business, operations and workforce with those of Western Alliance;

•	the risk of potential employee attrition or negative effects on Bridge Capital’s business and customer relationships as a result of the pending merger;

•	the merger-related costs;

•	the fact that the interests of certain of Bridge Capital’s directors and executive officers may be different from, or in addition to, the interests of Bridge Capital’s other shareholders as described under the heading “—Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different Than Yours” on page 66;

•	the fact that, in connection with the merger, Sandler O’Neill will receive a transaction fee, the majority of which is subject to the closing of the merger (see “—Sandler O’Neill’s Relationship”);

•	the fact that, while Bridge Capital expects that the merger will be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied such that the merger may not be consummated, including that required regulatory and shareholder approvals be obtained; and

•	the fact that Bridge Capital would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement and will be obligated to pay a termination fee of $15.9375 million to Western Alliance if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Bridge Capital from pursuing such a transaction.

This description of the information and factors considered by Bridge Capital’s Board of Directors is not intended to be exhaustive, but is believed to include all material factors the Board considered. In determining whether to approve and recommend the merger agreement, Bridge Capital’s Board of Directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, Bridge Capital’s Board of Directors unanimously approved the merger agreement and the merger as being in the best interests of Bridge Capital and its shareholders, based on the total mix of information available to the Board.

Western Alliance’s Reasons for the Merger

Western Alliance’s reasons for entering in to the merger agreement include:

•	each of Western Alliance’s and Bridge Capital’s business, operations, financial condition, asset quality, earnings and prospects;

•	the opportunity for Western Alliance to further expand in the Northern California market, in particular in the Silicon Valley area;

•	the complementary nature of the businesses of the two companies including, in particular, Bridge Capital’s significant technology banking platform with an emphasis on small, middle-market and emerging companies, and low cost deposit funding profile;

•	the belief of the Western Alliance Board of Directors that the combination would result in a larger and more diversified financial institution that is better positioned to develop and build on its current market position;

•	the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels, and the expectation that the combined company will retain a strong capital position upon completion of the transaction;

•	the current and prospective environment in which Western Alliance and Bridge Capital operate, including national, regional and local economic conditions, the interest rate environment, the continuing consolidation of the industry, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition and current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options;

•	the compatibility of the cultures of Western Alliance and Bridge Capital;

•	the three-year employment agreements with Dan Myers and certain other Bridge Capital executives, the appointment of two Bridge Capital directors to the Western Alliance Board, the retention incentives created by conversion of certain outstanding equity awards of Bridge Capital into awards of Western Alliance, and other factors related to the combined company’s ability to continue to successfully operate and grow the Bridge Bank business;

•	the Board’s review and discussions with Western Alliance management concerning the due diligence examination of Bridge Capital;

•	the potential risk of diverting management attention and resources from the operation of Western Alliance’s business and towards the completion of the merger and the integration of the two companies; and

•	the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by Western Alliance’s Board of Directors is not intended to be exhaustive, but does set forth the principal factors considered by Western Alliance’s Board of Directors. Western Alliance’s Board of Directors collectively reached the unanimous conclusion to approve the merger agreement and approve the merger in light of the various factors described above and other factors that each member of Western Alliance’s Board of Directors determined was appropriate. In view of the numerous factors considered by Western Alliance’s Board of Directors in connection with its evaluation of the merger and the complexity of those matters, Western Alliance’s Board of Directors did not consider it practical, and therefore did not attempt, to quantify, rank, or otherwise assign relative weights to each specific factor considered in reaching its decision. Rather, Western Alliance’s Board of Directors is making its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual Western Alliance directors may have given different weights to each of the factors discussed in their evaluation of the merger.

Opinion of Financial Advisor to Bridge Capital

By letter dated December 11, 2014, Bridge Capital Holdings, or Bridge Capital, retained Sandler O’Neill & Partners, L.P., or Sandler O’Neill, to act as financial advisor to Bridge Capital’s Board of Directors in connection with the Board’s review of a potential business combination with Western Alliance Bancorporation, or Western Alliance. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the Bridge Capital Board of Directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 9, 2015 meeting at which Bridge Capital’s Board of Directors considered and approved the merger agreement, Sandler O’Neill delivered to the Board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Bridge Capital common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Bridge Capital common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Bridge Capital’s board and is directed only to the fairness of the merger consideration to the holders of Bridge Capital common stock from a financial point of view. It does not address the underlying business decision of Bridge Capital to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Bridge Capital common stock as to how such holder of Bridge Capital common stock should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Bridge Capital’s officers, directors, or employees, or class of such persons, relative to the merger consideration to be received by Bridge Capital’s common shareholders.

In connection with rendering its opinion dated March 9, 2015, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Bridge Capital that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Western Alliance that Sandler O’Neill deemed relevant;

•	certain internal financial forecasts for Bridge Capital for the years ending December 31, 2015 through December 31, 2018 and an estimated long-term growth rate for 2019 as discussed with the senior management of Bridge Capital;

•	mean publicly available analyst earnings estimates for Western Alliance for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term earnings growth rate for the years thereafter as provided by the senior management of Western Alliance;

•	certain estimated transaction costs, purchase accounting adjustments, and expected cost savings and other synergies provided by Western Alliance;

•	a comparison of certain financial and other information, including stock trading information, for Bridge Capital and Western Alliance with similar publicly available information for certain other publicly traded commercial banks;

•	the publicly available financial terms of certain other recent merger and acquisition transactions in the banking sector and, specifically, in the Western U.S.;

•	the current market environment generally and the banking environment in particular, including, specifically, the Western U.S.; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Bridge Capital the business, financial condition, results of operations and prospects of Bridge Capital and held similar discussions with the senior management of Western Alliance regarding the business, financial condition, results of operations and prospects of Western Alliance.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Bridge Capital and Western Alliance or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of preparing this letter. Sandler O’Neill further relied on the assurances of the respective managements of Bridge Capital and Western Alliance that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bridge Capital and Western Alliance or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Bridge Capital, Western Alliance or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to Bridge Capital and Western Alliance. Sandler O’Neill assumed, with Bridge Capital’s consent, that the respective allowances for loan losses for both Bridge Capital and Western Alliance are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to internal financial estimates, Sandler O’Neill used estimates provided by senior management of Western Alliance, publicly available mean earnings per share estimates, and an estimated long-term annual earnings per share growth rate for Western Alliance as provided by the senior management of Western Alliance, as discussed below under “—Certain Western Alliance Prospective Financial Information Provided to Sandler O’Neill”. The senior managements of Bridge Capital and Western Alliance confirmed to Sandler O’Neill that those estimates reflected the best currently available estimates and judgments of such respective managements of the respective future financial performances of Bridge Capital and Western Alliance, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Bridge Capital and Western Alliance since the date of the most recent financial data made available to Sandler O’Neill. Sandler O’Neill also assumed in all respects material to its analysis that Bridge Capital and Western Alliance would remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill also assumed, with Bridge Capital’s consent, that each of the parties to the merger agreement will comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, and that in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Bridge Capital, Western Alliance or the merger and that the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the prices at which the common stock of Bridge Capital or Western Alliance may trade at any time or the impact of the change in price of Western Alliance common stock on the per share consideration.

In rendering its opinion dated March 9, 2015, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Bridge Capital or Western Alliance and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Bridge Capital and Western Alliance and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Bridge Capital, Western Alliance and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Bridge Capital Board of Directors at the Board of Directors’ March 9, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Bridge Capital’s common stock or the prices at which Bridge Capital’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Bridge Capital’s Board of Directors in making its determination to approve of Bridge Capital’s entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision Bridge Capital’s Board of Directors or management with respect to the fairness of the merger.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. At the effective time, each share of Bridge Capital common stock will be converted into (i) 0.8145 shares of Western Alliance common stock and (ii) $2.39 in cash. In addition, cash will be paid in lieu of the issuance of any fractional shares of Western Alliance. Based upon the closing price of Western Alliance’s common stock of $29.02 as of March 6, 2015, Sandler O’Neill calculated value of $26.03 per Bridge Capital common share and the aggregate transaction consideration to be approximately $425.0 million1. Based upon financial information as of or for the twelve month period ended December 31, 2014 (unless otherwise stated below), Sandler O’Neill calculated the following valuation ratios:

Transaction Value Per Share / Tangible Book Value Per Share:	222%
Transaction Value Per Share / 2014 Actual Earnings Per Share:	23.0x
Transaction Value Per Share / Mean 2015 Estimated Earnings Per Share:	19.4x
Tangible Book Premium to Core Deposits[2]:	15.0%
Market Premium as of March 6, 2015:	18.9%

[1]	Assuming 14,901,920 Bridge Capital common shares, 1,061,986 unvested restricted shares, and 791,924 options at a weighted average strike price of $15.60 as of March 6, 2015.
[2]	Core deposits equals total deposits less time deposits greater than $100,000.

Bridge Capital—Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Bridge Capital and a group of financial institutions as selected by Sandler O’Neill. The Bridge Capital peer group consisted of exchange-traded banks headquartered in California with total assets as of December 31, 2014, between $1.0 billion and $4.0 billion, excluding merger targets.

TriCo Bancshares	Sierra Bancorp
CU Bancorp	Heritage Commerce Corp
Preferred Bank	First Foundation Inc.
Pacific Premier Bancorp, Inc.	Central Valley Community Bancorp
Bank of Marin Bancorp	Pacific Mercantile Bancorp
Heritage Oaks Bancorp

The analysis compared publicly available financial information for Bridge Capital and the mean and median financial and market trading data for the Bridge Capital peer group as of or for the period ended December 31, 2014 unless otherwise noted above, with pricing data as of March 6, 2015. The table below sets forth the data for Bridge Capital and the data for the Bridge Capital peer group.

Comparable Company Analysis

	Bridge Capital	Comparable Group Mean	Comparable Group Median
Assets ($ mm)	1,814	1,879	1,710
Market Capitalization ($ mm)	349	271	265
Price / Tangible Book Value per share	187%	147%	152%
Price / Last Twelve Months EPS[1]	19.4x	16.9x	16.2x
Price / Mean 2015 Estimated EPS	16.3x	14.1x	13.6x
Price / Mean 2016 Estimated EPS	13.9x	14.1x	12.6x
Dividend Yield	0.00%	1.44%	1.75%
Net Interest Margin	4.83%	3.90%	3.97%
Efficiency Ratio	64%	67%	66%
Return on Average Assets	1.05%	0.77%	0.88%
Return on Average Tangible Equity	10.06%	7.79%	9.34%
Tangible Common Equity / tangible Assets	10.3%	9.5%	9.3%

	Bridge Capital	Comparable Group Mean	Comparable Group Median
Loans / Deposits	78.6%	84.7%	85.5%
Non-Interest Bearing Demand Deposits / Assets	58.0%	28.1%	27.0%
NPAs / Assets	0.94%	1.21%	1.00%

1:	LTM EPS adjusted to exclude the impact from nonrecurring revenue, negative loan loss provision, nonrecurring expense and DTA allowance.

Western Alliance—Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Western Alliance and a group of financial institutions as selected by Sandler O’Neill. The Western Alliance peer group consisted of exchange-traded banks and thrifts with total assets as of December 31, 2014, between $7.5 billion and $15.0 billion excluding banks in US Territories and merger targets.

Bank of Hawaii Corporation	First Midwest Bancorp, Inc.
Washington Federal, Inc.	Great Western Bancorp, Inc.
MB Financial, Inc.	Hilltop Holdings Inc.
BancorpSouth, Inc.	First Interstate BancSystem, Inc.
United Bankshares, Inc.	Columbia Banking System, Inc.
Trustmark Corporation	Glacier Bancorp, Inc.
International Bancshares Corporation	South State Corporation
Old National Bancorp	NBT Bancorp Inc.
Cathay General Bancorp	United Community Banks, Inc.
National Penn Bancshares, Inc.

The analysis compared publicly available financial information for Western Alliance and the mean and median financial and market trading data for the Western Alliance peer group as of or for the period ended December 31, 2014 with pricing data as of March 6, 2015. The table below sets forth the data for Western Alliance and the data for the Western Alliance peer group.

Comparable Company Analysis

	Western Alliance	Comparable Group Mean	Comparable Group Median
Assets ($ mm)	10,600	10,732	9,751
Market Capitalization ($ mm)	2,581	1,761	1,651
Price / Tangible Book Value per share	285%	187%	180%
Price / Last Twelve Months EPS[1]	17.2x	15.8x	16.6x
Price / Mean 2015 Estimated EPS	15.8x	14.5x	14.4x
Price / Mean 2016 Estimated EPS	13.9x	13.4x	13.3x
Dividend Yield	0.00%	2.38%	2.27%
Net Interest Margin	4.42%	3.76%	3.68%
Efficiency Ratio	47%	60%	60%
Return on Average Assets	1.48%	1.08%	1.10%
Return on Average Tangible Equity	15.75%	12.06%	12.40%
Tangible Common Equity / tangible Assets	8.6%	9.3%	8.6%
Loans / Deposits	94.0%	80.9%	80.6%
Non-Interest Bearing Demand Deposits / Assets	21.6%	20.1%	21.0%
NPAs / Assets	1.98%	1.17%	1.10%

1:	LTM EPS adjusted to exclude the impact from nonrecurring revenue, negative loan loss provision, nonrecurring expense and DTA allowance.

Bridge Capital—Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Bridge Capital’s common stock for the three-year period ended March 6, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Bridge Capital’s common stock against the movements in the prices of Bridge Capital’s peer group (as described on page 57), S&P 500 Index and NASDAQ Bank Index.

Bridge Capital’s Three-Year Stock Performance

	Beginning Index Value March 6, 2012	Ending Index Value March 6, 2015
Bridge Capital	100%	178%
Bridge Capital Peer Group	100%	166%
S&P 500 Index	100%	153%
NASDAQ Bank Index	100%	152%

Western Alliance—Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Western Alliance’s common stock for the three-year period ended March 6, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Western Alliance’s common stock against the movements in the prices of Western Alliance’s peer group (as described on page 62), S&P 500 Index and NASDAQ Bank Index.

	Beginning Index Value March 6, 2012	Ending Index Value March 6, 2015
Western Alliance	100%	357%
Western Alliance Peer Group	100%	149%
S&P 500 Index	100%	153%
NASDAQ Index	100%	152%

Bridge Capital—Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of Bridge Capital common stock under various circumstances. The analysis assumed that Bridge Capital performed in accordance to internal financial estimates provided by Bridge Capital’s senior management for the years ending December 31, 2015 through December 31, 2019. To approximate the terminal value of Bridge Capital common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 12.0x to 20.0x and multiples of tangible book value ranging from 120% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bridge Capital’s common stock.

During the Bridge Capital Board of Directors meeting on March 9, 2015, Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Bridge Capital common stock of $13.68 to $27.22 when applying multiples of earnings to the applicable amounts indicated in the Bridge Capital estimates and $13.49 to $26.83 when applying multiples of tangible book value to the applicable amounts indicated in the Bridge Capital estimates.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
11%	16.33	19.05	21.78	24.50	27.22
12%	15.62	18.22	20.82	23.42	26.03
13%	14.94	17.43	19.92	22.41	24.90
14%	14.29	16.68	19.06	21.44	23.82
15%	13.68	15.96	18.24	20.52	22.80

Tangible Book Value Multiples

Discount Rate	120%	140%	160%	180%	200%
11%	16.10	18.78	21.46	24.14	26.83
12%	15.39	17.96	20.52	23.09	25.65
13%	14.72	17.18	19.63	22.08	24.54
14%	14.09	16.44	18.78	21.13	23.48
15%	13.49	15.73	17.98	20.23	22.48

Sandler O’Neill also considered and discussed with the Bridge Capital Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Bridge Capital’s net income varied from 25% above projections to 25% below projections. This analysis indicates the following range of per share values for Bridge Capital common stock, using the same price to earnings multiples of 12.0x to 20.0x and a discount rate of 12.87%.

Earnings Per Share Multiples

Annual Net Income Variance	12.0x	14.0x	16.0x	18.0x	20.0x
-25%	11.27	13.15	15.02	16.90	18.78
-20%	12.02	14.02	16.03	18.03	20.03
-15%	12.77	14.90	17.03	19.15	21.28
-10%	13.52	15.77	18.03	20.28	22.54
-5%	14.27	16.65	19.03	21.41	23.79
0%	15.02	17.53	20.03	22.54	25.04
5%	15.77	18.40	21.03	23.66	26.29
10%	16.53	19.28	22.03	24.79	27.54
15%	17.28	20.16	23.04	25.92	28.79
20%	18.03	21.03	24.04	27.04	30.05
25%	18.78	21.91	25.04	28.17	31.30

The following table describes a discount rate calculation for Bridge Capital prepared by Sandler O’Neill. The discount rate equals the sum of the risk free rate, the equity risk premium and the size premium.

Risk Free Rate	4.00%	Normalized 20yr UST
Equity Risk Premium	5.00%	Duff & Phelps
Size Premium	3.87%	Duff & Phelps
Discount Rate	12.87%

Western Alliance—Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the net present value per share of Western Alliance common stock under various circumstances. The analysis assumed that Western Alliance performed in accordance with publicly available mean analyst earnings estimates for the years ending December 31, 2015 and December 31, 2016 and an estimated annual earnings growth rate for the years ending December 31, 2017 through December 31, 2019 as provided by the senior management of Western Alliance.

To approximate the terminal value of Western Alliance common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 125% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Western Alliance’s common stock.

At the March 9, 2014 Bridge Capital Board of Directors meeting, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Western Alliance common stock of $16.58 to $39.78 when applying earnings multiples to the applicable amounts indicated in the Western Alliance projections and $15.62 to $37.47 when applying multiples of tangible book value to the applicable amounts indicated in the Western Alliance projections.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
8%	19.89	23.87	27.85	31.83	35.81	39.78
9%	19.00	22.80	26.59	30.39	34.19	37.99
10%	18.15	21.78	25.41	29.04	32.67	36.30
11%	17.35	20.81	24.28	27.75	31.22	34.69
12%	16.58	19.90	23.22	26.54	29.85	33.17

Tangible Book Value Multiples

Discount Rate	125%	150%	175%	200%	225%	250%
8%	18.73	22.48	26.23	29.97	33.72	37.47
9%	17.89	21.47	25.05	28.62	32.20	35.78
10%	17.09	20.51	23.93	27.35	30.76	34.18
11%	16.34	19.60	22.87	26.14	29.40	32.67
12%	15.62	18.74	21.87	24.99	28.11	31.24

Sandler O’Neill also considered and discussed with the Bridge Capital Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings per share. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Western Alliance net income varied from 25% above projections to 25% below projections. This analysis indicates the following range of per share values for Western Alliance common stock, using the same price to earnings multiples of 10.0x to 20.0x and a discount rate of 10.15%:

Earnings Per Share Multiples

Annual Net Income Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
-25%	13.52	16.22	18.93	21.63	24.33	27.04
-20%	14.42	17.30	20.19	23.07	25.96	28.84
-15%	15.32	18.39	21.45	24.51	27.58	30.64
-10%	16.22	19.47	22.71	25.96	29.20	32.45
-5%	17.12	20.55	23.97	27.40	30.82	34.25
0%	18.03	21.63	25.24	28.84	32.45	36.05
5%	18.93	22.71	26.50	30.28	34.07	37.85
10%	19.83	23.79	27.76	31.72	35.69	39.66
15%	20.73	24.87	29.02	33.17	37.31	41.46
20%	21.63	25.96	30.28	34.61	38.93	43.26
25%	22.53	27.04	31.54	36.05	40.56	45.06

The following table describes a discount rate calculation for Western Alliance prepared by Sandler O’Neill. The discount rate equals the product of the two year beta and equity risk premium plus the risk free rate.

Risk Free Rate	4.00%	Normalized 20yr UST
Equity Risk Premium	5.00%	Duff & Phelps
2 Year Beta	1.23%	Bloomberg
Discount Rate	10.15%

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed a group of comparable nationwide merger and acquisition transactions. The group of merger and acquisition transactions included 21 transactions announced between January 1, 2013 and March 6, 2015 with a deal value between $250 million and $1 billion.

The transaction group was composed of the following transactions:

Acquirer / Target

PacWest Bancorp / Square 1 Financial Inc.

Banner Corp. / Starbuck Bancshares Inc.

Sterling Bancorp / Hudson Valley Holding Corp.

IBERIABANK Corp. / Old Florida Bancshares Inc.

Ford Financial Fund II L.P. / Mechanics Bank

BB&T Corp. / Bank of Kentucky Finl Corp.

First Citizens BancShares Inc. / First Citizens Bancorp.

Valley National Bancorp / 1st United Bancorp Inc.

Yadkin Financial Corporation / VantageSouth Bancshares

ViewPoint Financial Group Inc. / LegacyTexas Group Inc.

Cascade Bancorp / Home Federal Bancorp

Heritage Financial Corp. / Washington Banking Co.

East West Bancorp Inc. / MetroCorp Bancshares Inc.

MB Financial Inc. / Taylor Capital Group Inc.

Prosperity Bancshares Inc. / FVNB Corp.

Home BancShares Inc. / Liberty Bancshares Inc.

Union First Market Bkshs Corp. / StellarOne Corp.

Banco de Credito e Inversiones / CM Florida Holdings Inc.

Provident New York Bancorp / Sterling Bancorp

SCBT Financial Corp. / First Financial Holdings Inc.

United Bankshares Inc. / Virginia Commerce Bancorp Inc.

	Mean	Median
Transaction Value Per Share / Tangible Book Value Per Share	178%	168%
Transaction Value Per Share / Last Twelve Months Earnings Per Share	20.2x	17.6x
Transaction Value Per Share / Estimated 1-Year Forward Earnings Per Share	18.4x	17.0x
Transaction Value Per Share / Tangible Book Premium to Core Deposits	9.63%	9.40%
Market Premium	23.2%	18.5%

Selected multiples and ratios adjusted for one-time items and tax reversals, where applicable

Pro Forma Results and Capital Ratios

Sandler O’Neill analyzed certain potential pro forma effects of the merger on Western Alliance, assuming the following: (i) the merger closes on December 31, 2015; (ii) aggregate transaction value of $425.0 million, based on Western Alliance’s closing stock price on March 6, 2015 of $29.02; (iii) Western Alliance would be able to achieve cost savings on Bridge Capital’s projected non-interest expense; (iv) a core deposit intangible of approximately $20.0 million (10 year, straight line amortization method); (v) a pretax opportunity cost of cash of 1.50%; (vi) various purchase accounting adjustments, including a mark-to-market adjustment on Bridge Capital’s loan portfolio, securities portfolio and fixed assets; and (vii) all vested and exercisable options of Bridge Capital are cashed out at the deal price per share and all unvested options and restricted stock of Bridge Capital are exchanged for Western Alliance options and restricted shares at an exchange ratio of 0.905x. The analyses indicated that as of December 31, 2015, the merger would maintain Western Alliance’s regulatory capital ratios in excess of the regulatory guidelines for “well capitalized” status. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

Analysis of Trading Liquidity of Western Alliance Common Stock

Sandler O’Neill used publicly available information to review Western Alliance’s average daily common stock trading activity for the 5 day, 30 day and 90 day periods ending March 6, 2015. During those periods, Western Alliance’s daily average common stock trading activity ranged from approximately 425 thousand shares to approximately 473 thousand shares per day and Bridge Capital’s daily average common stock trading activity ranged from approximately 13 thousand shares to approximately 20 thousand shares per day. Based on an estimated 12.5 million Western Alliance common shares to be issued in aggregate to Bridge Capital’s common shareholders, the analysis indicated that it would take between approximately 29 and 32 trading days to trade all of the shares issued to Bridge Capital’s common shareholders on a combined basis, assuming that future trading volumes were consistent with the historical period referenced and no other shares were traded.

Sandler O’Neill’s Relationship

Sandler O’Neill acted as the financial advisor to Bridge Capital’s Board of Directors in connection with the merger and will receive a transaction fee in an amount equal to 1.2% of the aggregate purchase price (as defined in the engagement letter entered into by and between Sandler O’Neill and Bridge Capital) to be paid in connection with the merger, $750,000 of which was paid upon the signing of the merger agreement and the balance of which is subject to the closing of the merger. Sandler O’Neill received a fee of $250,000 in connection with Sandler O’Neill’s rendering its fairness opinion, which fairness opinion fee will be credited in full towards the portion of the transaction fee that becomes due and payable upon the closing of the merger. Bridge Capital has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses (up to $25,000) incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the ordinary course of its broker-dealer business, Sandler O’Neill may purchase securities from and sell securities to Bridge Capital and Western Alliance and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Bridge Capital or Western Alliance or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Bridge Capital Prospective Financial Information Provided to Sandler O’Neill

Bridge Capital does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Bridge Capital is including in this proxy statement/prospectus certain unaudited prospective financial information that was provided to Sandler O’Neill in its capacity as Bridge Capital’s financial advisor and to Western Alliance in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Bridge Capital, Western Alliance, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

Bridge Capital’s management approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Bridge Capital’s business, all of which are difficult to predict and many of which are beyond Bridge Capital’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Bridge Capital can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Bridge Capital’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” and in Bridge Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended, and the other reports filed by Bridge Capital with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Bridge Capital’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Bridge Capital can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Bridge Capital does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on Bridge Capital of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Bridge Capital of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Bridge Capital of any possible failure of the merger to occur. None of Bridge Capital, Western Alliance, Sandler O’Neill or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Bridge Capital or other person regarding Bridge Capital’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote in favor of the merger proposal or any other proposal to be considered at the special meeting, but is being provided solely because it was made available to Bridge Capital’s financial advisor in connection with the merger and to Western Alliance in connection with Western Alliance’s due diligence of Bridge Capital.

In light of the foregoing, and considering that the special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Bridge Capital shareholders are cautioned not to place unwarranted reliance on such information, and Bridge Capital urges all Bridge Capital shareholders to review Bridge Capital’s most recent SEC filings for a description of Bridge Capital’s reported financial results. See “Where You Can Find More Information.”

The following table presents Bridge Capital’s unaudited prospective financial information for the years ending December 31, 2015 through 2018 as provided to Sandler O’Neill and Western Alliance and as discussed by Bridge Capital with each such party and, in the case of Sandler O’Neill, used in connection with its fairness opinion delivered to the Bridge Capital board of directors. The earnings per share information consists of Institutional Broker’s Estimate System, or IBES, median consensus estimates for fiscal years 2015 and 2016 and management approved extrapolation for fiscal years 2017 and 2018 based on an assumed growth rate.

	Year Ending December 31,
	2015	2016	2017	2018
	($ in millions, except per share amounts)
Earnings per share	1.34	1.58	1.82	2.05
Net interest income	92	107	124	140
Noninterest income	16	16	16	17
Noninterest expense	66	70	70	89
Net income	21	26	30	34
Total assets	1,975	2,207	2,478	2,750

Certain Western Alliance Prospective Financial Information Provided to Sandler O’Neill

Western Alliance management does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended periods due to the significant unpredictability of the underlying assumptions and estimates. However, Western Alliance is including in this proxy statement/prospectus an estimated long-term earnings growth rate for the years ending December 31, 2017 through December 31, 2019 which was provided to Sandler O’Neill in its capacity as financial advisor to Bridge Capital in connection with the merger.

This estimated long-term earnings growth rate reflected numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Western Alliance’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond Western Alliance’s control. This estimate is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. This estimate may also be affected by Western Alliance’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, this estimate constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the sections of this proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” and in Western Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the other reports filed by Western Alliance with the SEC. The estimate covers multiple years and such information by its nature becomes less reliable with each successive year.

The estimate was not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Western Alliance’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the estimate included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the estimate. Furthermore, the estimate does not take into account any circumstances or events occurring after the date the estimate was prepared.

You are strongly cautioned not to place undue reliance on the estimate set forth below. The inclusion of the estimate in this proxy statement/prospectus should not be regarded as an indication that any of Western Alliance, Bridge Capital, Sandler O’Neill, or their respective affiliates, advisors or representatives considered or consider the estimate to be predictive of actual future events, and the estimate should not be relied upon as such. None of Western Alliance, Bridge Capital, Sandler O’Neill, or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the estimate, and none of them undertakes any obligation to update or otherwise revise or reconcile the estimate to reflect circumstances existing after the date such estimate was generated or to reflect the occurrence of future events even in the event that any or all of the underlying assumptions are shown to be in error. None of Western Alliance, Bridge Capital, Sandler O’Neill, or their respective affiliates, advisors or representatives makes any representation to any other person regarding the estimate. The estimate is not being included in this proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal, but because the estimate was provided to Sandler O’Neill.

Western Alliance provided Sandler O’Neill with an estimated 12% annual long-term earnings growth rate for Western Alliance for the years ending December 31, 2017 through December 31, 2019.

Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different Than Yours

Certain directors and executive officers of Bridge Capital have interests in the merger as individuals in addition to, or different from, their interests as shareholders of Bridge Capital, including, but not limited to, agreements that provide for payments and benefits in addition to the merger consideration, enhanced severance pay upon termination, and accelerated vesting of equity awards. These interests and arrangements may create potential conflicts of interest. The Bridge Capital Board of Directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

The dates and share prices used below to quantify these interests have been selected based upon applicable disclosure requirements and are for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Bridge Capital common stock. For purposes of all of the Bridge Capital agreements described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Board Positions

Prior to the effective time of the merger, all necessary action will be taken by Western Alliance in order that, at the first regularly scheduled meeting of the combined company’s Board of Directors occurring after the effective time, Western Alliance will expand the size of its Board of Directors by two seats and designate two members of Bridge Capital’s Board of Directors, who will be named prior to the effective time, to serve on the Board of Directors of Western Alliance.

Employment and Protection Agreements

New Executive Employment Agreements. In anticipation of the closing of the merger, each of Daniel P. Myers, President and Chief Executive Officer of Bridge Capital; Thomas A. Sa, Executive Vice President, Chief Financial Officer, and Chief Strategy Officer of Bridge Capital; and Timothy W. Boothe, Executive Vice President and Chief Operating Officer of Bridge Capital, have entered into executive employment agreements and protection agreements with Western Alliance Bank that will become effective upon closing of the bank merger.

Pursuant to the executive employment agreement with Daniel P. Myers, Mr. Myers will serve as President and Chief Executive Officer of the Bridge Bank division of Western Alliance Bank, as the Executive Vice President of Northern California Administration of Western Alliance, and as a member of Western Alliance’s Executive Management Committee, with an annual base salary of $450,000, which is subject to a guaranteed increase by $15,000 on each of January 1, 2017 and January 1, 2018. Upon commencement of employment, Mr. Myers will receive a grant of 15,000 shares of Western Alliance restricted stock that will vest on the fifth (5th) anniversary of the grant date. Commencing in 2016, Mr. Myers will be eligible for (a) an annual bonus of up to 65% of his base salary based on achievement of target performance goals, and (b) annual long-term equity incentive awards including a performance-based restricted stock award with a target value of 40% of his base salary and performance-based stock units with a target value of 40% of his base salary. Both long-term equity incentive awards will vest over no more than three (3) years. During the term of the agreement, Mr. Myers will be eligible to participate in Western Alliance Bank’s employee benefit plans, fringe benefits, and perquisites as provided to similarly situated executives.

Pursuant to the executive employment agreement with Thomas A. Sa, Mr. Sa will serve as Executive Vice President of the Bridge Bank division of Western Alliance Bank with an annual base salary of $300,000, which is subject to a guaranteed increase by $10,000 on each of January 1, 2017 and January 1, 2018. Upon commencement of employment, Mr. Sa will receive a grant of 7,500 shares of Western Alliance restricted stock that will vest on the fifth (5th) anniversary of the grant date. Commencing in 2016, Mr. Sa will be eligible for (a) an annual bonus of up to 50% of his base salary based on achievement of target performance goals, and (b) annual long-term equity incentive awards including a performance-based restricted stock award with a target value of 35% of his base salary and performance-based stock units with a target value of 35% of his base salary. Both long-term equity incentive awards will vest over no more than three (3) years. During the term of the agreement, Mr. Sa will be eligible to participate in Western Alliance Bank’s employee benefit plans, fringe benefits, and perquisites as provided to similarly situated executives.

Pursuant to the executive employment agreement with Timothy W. Boothe, Mr. Boothe will serve as Executive Vice President of the Bridge Bank division of Western Alliance Bank with an annual base salary of $275,000, which is subject to a guaranteed increase by $10,000 on each of January 1, 2017 and January 1, 2018. Upon commencement of employment, Mr. Boothe will receive a grant of 7,500 shares of Western Alliance restricted stock that will vest on the fifth (5th) anniversary of the grant date. Commencing in 2016, Mr. Boothe will be eligible for (a) an annual bonus of up to 50% of his base salary based on achievement of target performance goals, and (b) annual long-term equity incentive awards including a restricted stock award with a target value of 35% of his base salary and performance-based stock units with a target value of 35% of his base salary. Both long-term equity incentive awards will vest over no more than three (3) years. During the term of the agreement, Mr. Boothe will be eligible to participate in Western Alliance Bank’s employee benefit plans, fringe benefits, and perquisites as provided to similarly situated executives.

Under each of these executive employment agreements, if the executive officer’s employment is terminated by Western Alliance or is terminated by the executive for “good reason” (as defined in the executive employment agreement) or for certain other reasons specified in the executive employment agreement, the applicable officer will be entitled to receive, subject to his timely execution and delivery of a general release of claims, a lump-sum severance payment equal to two (2) times his annual base salary and target bonus for the year in which the termination occurs; accelerated vesting of the restricted stock award granted upon commencement of his employment; and reimbursement for the difference between his COBRA premium for himself and his dependents and the monthly premium amount paid by similarly situated active employees for a period not to exceed eighteen (18) months after termination.

In the event that it is determined that any of the payments or benefits described above or any other payments would be subject to the excise tax under Section 4999 of the Code, then such payments will be reduced until no amount payable to the executive officer will be subject to such excise tax.

Protection Agreements. Western Alliance has also entered into protection agreements with each of Messrs. Myers, Sa, and Boothe. In addition to certain non-competition, non-solicitation, non-disparagement, and confidentiality restrictions, the protection agreements provide that, if Western Alliance terminates the executive officer’s service or the executive officer terminates for “good reason” (as defined in the protection agreement) between the third and fifth anniversary of the effective time of the merger (with certain exclusions), Western Alliance shall provide the applicable executive officer with salary continuation payments equal to the executive officer’s base salary from the executive officer’s date of termination to the fifth anniversary of the effective time of the merger and shall accelerate the vesting of the executive officer’s restricted stock awards that are otherwise scheduled to vest on the fifth anniversary of the effective time.

Cash-Out of Previous Employment Agreements. In addition to the new executive employment agreements and protection agreements described above, Mr. Myers, Mr. Sa, Mr. Boothe, Margaret M. Bradshaw (the Executive Vice President and Chief Banking Officer of Bridge Capital), and Allen G. Williams (the Executive Vice President and Chief Credit Officer of Bridge Capital) are each party to employment agreements previously entered into with Bridge Capital and Bridge Bank.

In connection with the merger, Bridge Capital will pay Messrs. Myers, Sa, Boothe, and Williams, and Ms. Bradshaw a lump sum cash payment representing the amount he or she would receive if he or she was terminated in connection with a change in control under the employment agreement with Bridge Capital and Bridge Bank, and in return each executive officer will execute a release of any future rights or claims to any change in control or severance payments under such employment agreements. See the table below for the cash-out amounts to be paid to each executive officer.

Name	Total
Daniel P. Myers	$2,486,085
Thomas A. Sa	$949,919
Timothy W. Boothe	$905,517
Allen G. Williams	$779,304
Margaret M. Bradshaw	$748,931
Total	$5,869,756

The amounts disclosed above are gross amounts which do not take into account the effect, if any, of the provision in the previous employment agreement of each of Messrs. Myers, Sa, and Boothe, which provides that in the event that it is determined that any of the payments or benefits provided pursuant to the previous employment agreement or any other payments would be subject to the excise tax under Section 4999 of the Code, then such payments will be reduced until no amount payable to the executive officer will be subject to such excise tax.

Accelerated Vesting and Payment of Equity Compensation

Stock Options. Immediately prior to the merger, each holder of an outstanding, unexercised stock option that is vested or will become vested coincident with or immediately prior to the merger may elect to exercise the stock option in accordance with the terms of the stock option, contingent on the consummation of the merger, and receive, for any shares of Bridge Capital common stock acquired in such election, the merger consideration consisting of Western Alliance stock and cash. At the effective time of the merger, if an exercise election is not made for an outstanding, unexercised vested stock option, the stock option shall be cancelled in exchange for a payment equal to (i) the excess of the (A) the closing price (calculated as the sum of (1) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (2) $2.39) over (B) the exercise price per share of such stock option, multiplied by (ii) the number of shares of Bridge Capital common stock subject to such stock option. If the exercise price of an outstanding, unexercised vested stock option for which an election is not made exceeds the closing price per share and for all outstanding unvested stock options, such stock option will be converted automatically into an adjusted stock option with respect to Western Alliance common stock that is subject to the same terms and conditions as a Bridge Capital stock option. The adjusted stock option will represent a right to purchase the number of shares of Western Alliance common stock equal to (i) the number of shares of Bridge Capital common stock subject to such stock option, multiplied by (ii) 0.905, the exchange ratio, and will have an exercise price per share equal to (A) the exercise price per share for the shares of Bridge Capital common stock subject to such stock option, divided by (B) 0.905, the exchange ratio. See the Section titled “The Merger Agreement— Merger Consideration—Bridge Capital Stock Options” beginning on page 80.

Restricted Stock. Immediately prior to the merger, each share of Bridge Capital restricted stock that is outstanding and vested or will become vested coincident with or immediately prior to the merger will become a vested right to receive the merger consideration consisting of Western Alliance common stock and cash. At the effective time of the merger, each share of Bridge Capital restricted stock that is outstanding and unvested immediately prior to the merger will be automatically converted into an adjusted restricted share of Western Alliance common stock subject to substantially the same terms and conditions as the converted Bridge Capital restricted stock. The number of adjusted restricted shares of Western Alliance common stock will equal (i) the number of shares of Bridge Capital common stock subject to such restricted stock, multiplied by (ii) 0.905, the exchange ratio. See the Section titled “The Merger Agreement— Merger Consideration—Bridge Capital Restricted Stock” beginning on page 81.

In connection with the merger agreement, the Board of Directors of Bridge Capital has determined to accelerate vesting of all outstanding unvested stock options and unvested restricted stock, subject to completion of the merger, for each of the individuals listed in the following table. The table sets forth, for each of Bridge Capital’s directors and executive officers holding Bridge Capital stock options and restricted stock as of May 11, 2015, (i) the number of vested in-the-money stock options, vested out-of-the-money stock options, and unvested stock options that will vest in connection with the completion of the merger and (ii) the number of shares of restricted stock that will vest in connection with the completion of the merger that such director or executive officer holds.

Number of Vested and Unvested Bridge Capital Stock Options and Restricted Stock

Immediately Prior to the Effective Time of the Merger

Name	Number of Vested In-the-Money Stock Options	Number of Vested Out-of-the- Money Stock Options	Number of Unvested Stock Options	Number of Shares of Restricted Stock that will Vest
Daniel P. Myers	58,750	—	—	107,578
Thomas A. Sa	31,050	—	—	63,752
Timothy W. Boothe	31,050	—	—	47,211
Allen G. Williams	15,000	—	—	37,726
Margaret M. Bradshaw	7,500	—	—	37,726
Larry Owen Brown, Director	20,659	—	—	1,844
Howard N. Gould, Director	1,984	—	662	1,645
Francis J. Harvey, Director	21,700	—	1,720	1,327
Allan C. Kramer, Director	22,500	—	—	2,302
Robert P. Latta, Director	23,700	—	1,720	1,327
Christopher B. Paisley, Director	10,541	—	5,470	1,327
Terry S. Schwakopf, Director	15,000	—	—	1,844
Barry A. Turkus, Director	17,659	—	—	1,844

Deferred Compensation Plans

Bridge Bank sponsors the Bridge Bank Deferred Compensation Plan, effective June 15, 2010, in which each of Mr. Williams and Ms. Bradshaw participates. The plan allows participants to defer compensation and Bridge Capital to make discretionary contributions on such participants’ behalf. For those portions of participant account balances that are fully vested, Bridge Capital’s contributions are only subject to forfeiture upon a participant’s termination for cause. If the employment of an executive officer who participates in the plan is terminated (other than for death or disability) within two (2) years of a change in control, such as the merger, he or she becomes entitled to an immediate lump sum distribution of his or her account balance, despite any other existing elections as to the timing of such payments.

Supplemental Executive Retirement Plan Agreements

Bridge Bank has also entered into certain Executive Supplemental Retirement Plan Executive Agreements (“SERP agreements”) with each of Messrs. Myers, Sa, and Boothe. Pursuant to the terms of the SERP agreements, if the executive officer’s service is terminated by Bridge Bank or by the executive officer for “good reason” (as defined in the SERP agreements) within twenty-four (24) months following a change in control, such as the merger, the executive officer is entitled to full vesting of the normal benefit under the SERP agreement, and such SERP benefits will be made in installment payments commencing on the first business day of January of the year following the executive officer’s attainment of age 55 or, if the executive officer is already age 55 as of such termination of employment, on the first business day of January of the year following the executive officer’s termination of employment.

Director Emeritus Program

In connection with the merger, the outside directors listed below will receive lump sum cash payments in the amounts described below, pursuant to Bridge Capital’s Director Emeritus Program.

Name	Emeritus Fee
Larry Owen Brown	$26,000
Allan C. Kramer	$34,000
Robert P. Latta	$23,000
Barry A. Turkus	$23,000

Golden Parachute Compensation for Bridge Capital’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain compensation which each of Bridge Capital’s named executive officers may receive that is based on or that otherwise relates to the merger. The merger-related compensation payable to Bridge Capital’s named executive officers is subject to a non-binding advisory vote of Bridge Capital’s shareholders, as described under “The Bridge Capital Proposals—Proposal 2: Advisory Approval of Certain Compensatory Arrangements” beginning on page 43. For additional details regarding the terms of the amounts described below, see the discussion under “Interests of Bridge Capital Directors and Executive Officers in the Merger That are Different From Yours.”

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of the disclosures required by Item 402(t) of Regulation S-K and calculating the amounts below, Bridge Capital has assumed that: (i) the effective date of the merger and the bank merger is December 31, 2015 (the latest practicable date), although there is no assurance that the merger or the bank merger will occur on such date or at all and (ii) each executive officer will experience a qualifying termination of employment on such date.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC(3)	Total ($)(4)
Daniel P. Myers	$2,392,000	$3,142,522	$—	$5,534,522
Thomas A. Sa	$938,000	$1,820,482	$—	$2,758,482
Timothy W. Boothe	$846,667	$1,390,746	$—	$2,237,413
Allen G. Williams	$714,000	$1,293,321	$—	$2,007,321
Margaret M. Bradshaw	$690,667	$1,138,971	$—	$1,829,638

(1)	Cash: In accordance with the cash-out of the existing employment agreements described above, each of Messrs. Myers, Sa, Boothe, Williams, and Ms. Bradshaw will receive a lump sum cash payment representing the amount he or she would have received upon a qualifying termination of employment within the period of eighteen (18) to thirty (30) months, depending on the executive officer, following a change in control under the employment agreement. This cash amount is single trigger for purposes of Item 402(t) of Regulation S-K.

(2)

Equity: The amounts in this column reflect the value of the accelerated vesting of the executive officers’ unvested stock options and restricted stock that will occur at the effective time of the merger and the value of payments made in cancellation of vested in-the-money stock options and restricted stock. The amounts in this column do not include the value associated with vested out-of-the-money stock options, unvested stock options, and unvested restricted stock that are being assumed and adjusted in connection with the merger. This acceleration of vesting is single trigger for purposes of Item 402(t) of Regulation S-K. As required by applicable SEC rules, all amounts determined in this column use a per share price of Bridge Capital common stock of $25.98 (the average closing market price of Bridge Capital common stock over the first five business days following the public announcement of the merger on March 9, 2015).

Name	Stock Options	Restricted Stock	Total Equity
Daniel P. Myers	$347,645	$2,794,876	$3,142,522
Thomas A. Sa	$164,205	$1,656,277	$1,820,482
Timothy W. Boothe	$164,205	$1,226,542	$1,390,746
Allen G. Williams	$313,200	$980,121	$1,293,321
Margaret M. Bradshaw	$158,850	$980,121	$1,138,971

(3)	Pension/NQDC: In accordance with the terms of the SERP agreements, each of Messrs. Myers, Sa, and Boothe is entitled, upon his or her qualifying termination of employment within twenty-four (24) months following a change in control, to full vesting of the normal benefit under the SERP agreement, and such SERP benefits will be made in installment payments commencing on the first business day of January of the year following the executive officer’s attainment of age 55 or, if the executive officer is already age 55 as of such termination of employment, on the first business day of January of the year following the executive officer’s termination of employment. In addition, in accordance with the terms of the Bridge Bank Deferred Compensation Plan, each of Mr. Williams and Ms. Bradshaw is entitled, upon his or her qualifying termination of employment within two (2) years following a change in control, to receive an immediate lump sum distribution of his or her account balance. The amounts above are the estimated value of such benefits. Both of these benefits are double trigger for purposes of Item 402(t) of Regulation S-K.

(4)	Total: The amounts listed in this column represent the total amounts payable to each executive officer based on the assumptions stated herein.

Support Agreements

Concurrently with the execution of the merger agreement, each of the directors and certain executive officers of Bridge Capital, and Carpenter Fund Manager, GP, LLC, who in the aggregate currently own approximately 37.39% of Bridge Capital’s common stock, each solely in his, her or its capacity as a shareholder of Bridge Capital, entered into a support agreement with Western Alliance pursuant to which such shareholder, among other things and subject to the terms and conditions thereof, agreed to vote in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and against any alternative business combination transaction. None of the shareholders were paid additional consideration in connection with the execution of such agreement. A copy of the form of support agreement is attached to this proxy statement/prospectus as Appendix D.

Indemnification and Insurance

The merger agreement requires Western Alliance to purchase an extended reporting period endorsement or a “tail” policy for the benefit of Bridge Capital’s current and former officers and directors who are, as of the date of the merger agreement, individually covered by a directors’ and officers’ liability insurance policy covering acts or omissions occurring at or prior to the effective time which were committed by such officers and directors in their capacity as such. The policy is required to provide such coverage for an aggregate period of not less than six years following the effective time, on terms and in an aggregate amount not less favorable than those of the policy in effect on the date of the merger agreement. However, Western Alliance is not required to expend, in the aggregate, an amount equal to more than 200% of the current annual premiums expended by Bridge Capital to maintain or procure such coverage.

Dissenters’ Rights

The holders of Bridge Capital common stock, will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq. Please note that the description below discusses only the material terms and requirements of the law relating to dissenters’ rights and is qualified in its entirety by reference to Sections 1300 through 1304 of the California Corporations Code, which sections are attached hereto as Appendix B.

Holders of Bridge Capital common stock who do not vote in favor of the merger may demand, in accordance with California Corporations Code Sections 1300 through 1304, that Bridge Capital acquire such holder’s shares for cash at fair market value as of March 6, 2015, which is the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. In order to exercise dissenters’ rights under California law, a Bridge Capital shareholder must either: (i) vote “AGAINST” the merger; (ii) abstain from voting on the merger proposal; or (iii) not return a proxy.

Submit a Written Demand

In order to exercise dissenters’ rights, a Bridge Capital shareholder must not vote in favor of the merger agreement and must make a written demand that Bridge Capital purchase his or her shares in cash for the fair market value of such shares and have the demand received by Bridge Capital within 30 days after the date on which the notice of the approval of the merger agreement and the transactions contemplated therein is mailed to the shareholder. The written demand must state the number of shares held of record by such Bridge Capital shareholder for which demand for purchase for cash is being made and must contain a statement of the amount which such Bridge Capital shareholder claims to be the fair market value of the shares as of March 6, 2015, the day before the first public announcement of the merger. That statement will constitute an offer by the Bridge Capital shareholder to sell his or her shares to Bridge Capital at that price. Once submitted, a Bridge Capital shareholder may not withdraw such demand unless Bridge Capital consents thereto.

Surrender Stock Certificates

Thereafter, in order to perfect dissenters’ rights, a Bridge Capital shareholder must deliver his or her share certificate(s) for receipt by American Stock Transfer & Trust Company, LLC, within 30 days after the date on which notice of the closing of the merger was mailed. American Stock Transfer & Trust Company, LLC will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to such Bridge Capital shareholder.

Any demands, notices, certificates or other documents delivered to Bridge Capital should be sent to Bridge Capital, Attention: Thomas A. Sa, Chief Financial Officer.

Determination of Value of Bridge Capital Common Stock

The purchase price for the shares of Bridge Capital common stock that dissent from the merger agreement will be the fair market value for such shares as of March 6, 2015, the day before the first public announcement of the merger. If there is a disagreement between the shareholder and Bridge Capital regarding the proposed purchase price or if Bridge Capital denies that such shares constitute dissenting shares, the shareholder and Bridge Capital each have the right, for six (6) months following the date on which notice of the closing of the merger was mailed, to file a lawsuit to have the fair market value determined by a court or to determine whether such shares are dissenting shares or both, as the case may be.

Tax Considerations

If you elect to exercise your appraisal rights, the payment in cash of the fair value of your shares of Bridge Capital common stock will be a taxable transaction to you. Shareholders considering exercising dissenters’ rights should consult with their own tax advisors with regard to the tax consequences of such actions.

The foregoing summary is not intended to be a complete statement of the procedures for exercising dissenters’ rights under California Corporations Code Sections 1300 through 1304, and is qualified in its entirety by reference to the full text of Sections 1300 through 1304, a copy of which is attached as Appendix B to this proxy statement/prospectus. Bridge Capital urges any shareholder wishing to exercise dissenters’ rights, if any, to read California Corporations Code Sections 1300 through 1304 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in California Corporations Code Sections 1300 through 1304 may result in the loss of your statutory dissenters’ rights, if any.

Accounting Treatment

The merger, if completed, will be treated as a purchase by Western Alliance of Bridge Capital for accounting purposes. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities of Bridge Capital will be recorded on the books of Western Alliance at their respective fair values at the time of the consummation of the merger. Any goodwill and other intangibles resulting from the merger will not be considered for regulatory capital purposes.

Regulatory Approvals

For the merger of Western Alliance and Bridge Capital to take place, Western Alliance must receive approval from the Federal Reserve Board, or the FRB. For the bank merger to take place, we must receive approvals from the FRB and the Arizona Department of Financial Institutions, or the ADFI, and Bridge Bank must provide notice to the Office of the Comptroller of the Currency, or OCC, of the proposed termination of Bridge Bank’s status as a national bank following the merger. Such notice has been provided to the OCC. In this section, we refer to these approvals as the required regulatory approvals. Western Alliance and Bridge Capital have agreed to cooperate to obtain the required regulatory approvals.

Western Alliance Bank filed with the FRB an application for approval of the merger of Bridge Bank into Western Alliance Bank, with Western Alliance Bank surviving. We refer to that merger in this section as the bank merger. The bank merger is subject to the approval of the FRB under the Bank Merger Act and related FRB regulations. This filing requires consideration by the FRB of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution, the effectiveness of the institutions involved in combating money laundering, the risk to the stability of the United States banking or financial system posed by the contemplated transaction, and the effect of the contemplated transaction on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, or the CRA, also requires that the FRB, in deciding whether to approve the bank merger, assess the records of performance of Western Alliance Bank and Bridge Bank in meeting the credit and other needs of the communities they serve, including low- and moderate-income neighborhoods. Western Alliance Bank currently has a “satisfactory” CRA rating. Bridge Bank currently has a “satisfactory” CRA rating. FRB regulations require publication of notice and an opportunity for public comment concerning the application filed in connection with the bank merger, and authorize the FRB to hold informal or formal hearings or meetings in connection with the application to elicit information, clarify factual issues related to the application, and provide an opportunity for interested individuals to provide testimony if the FRB, after reviewing the application or other materials, determines that such a proceeding appears appropriate. It is not unusual for the FRB to receive protests and other adverse comments on merger applications from community groups and others. The bank merger may not take place for a period of 15 to 30 days following FRB approval, during which time the Department of Justice has the authority to challenge the merger on antitrust grounds. The FRB will determine the precise length of the waiting period in consultation with the Department of Justice. The commencement of an antitrust action would stay the effectiveness of any approval granted by the FRB unless a court specifically orders otherwise. If the Department of Justice does not start a legal action during the waiting period, it may not challenge the transaction afterward, except in an action under Section 2 of the Sherman Antitrust Act.

Application has been made to the ADFI in order to effect both the merger of Bridge Capital into Western Alliance and the bank merger. This application is subject to the review of the ADFI under Title 6 of the Arizona

Revised Statutes. In determining whether to approve the merger of Western Alliance and Bridge Capital, the Superintendent of the ADFI, or the Superintendent, considers all the facts presented, including Western Alliance’s subsidiary depository institutions’ records of compliance with the CRA. In addition, the Superintendent also considers the effect of the proposal on Western Alliance and the banks that it and Bridge Capital control, as well as the effect of the merger on competition in banking.

Western Alliance filed with the FRB an application under the Bank Holding Company Act of 1956, as amended, for approval of the merger of Bridge Capital with and into Western Alliance, with Western Alliance surviving. In processing this application, the FRB evaluates the proposed transaction under similar standards and procedures as those set forth above for the Bank Merger Act filing. This filing is subject to a Department of Justice antitrust review period.

Western Alliance and Bridge Capital are not aware of any other material governmental approvals that are required for the merger to take place that are not described above. If any other approval or action is required, we expect that we would seek the approval or take the necessary action.

On May 21, 2015, the FRB approved Western Alliance’s application for approval of the merger and the bank merger. In addition, the ADFI granted approval of the bank merger on May 19, 2015. We believe that no further regulatory approvals are required.

Delisting and Deregistration of Bridge Capital Common Stock after the Merger

When the merger is completed, the Bridge Capital common stock currently listed on the NASDAQ Capital Market will be delisted from the NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Bridge Capital’s common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published administrative interpretations and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws that may be applicable to specific individual circumstances, such as the potential application of alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of Bridge Capital common stock that hold their Bridge Capital common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Bridge Capital common stock in light of their individual circumstances or to holders of Bridge Capital common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Bridge Capital common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	mutual funds;

•	retirement plans or accounts;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	certain former U.S. citizens or long-term residents;

•	holders who hold their shares of Bridge Capital through a tax qualified retirement plan;

•	holders of Bridge Capital common stock who exercise dissenters’ rights;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of Bridge Capital common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Bridge Capital common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign or other tax laws and potential changes in those laws.

Tax Opinions

Pursuant to the merger agreement, Western Alliance has received an opinion, dated April 21, 2015, from Hogan Lovells US LLP and Bridge Capital has received an opinion, dated May 18, 2015, from Pillsbury Winthrop Shaw Pittman LLP, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code. The tax opinions received by Western Alliance and Bridge Capital are based on certain representations, covenants, and assumptions, as described below. It is also a condition to the obligation of each of Western Alliance and Bridge Capital to complete the merger that their respective tax counsel confirm its opinion as of the closing date of the merger. Neither Western Alliance nor Bridge Capital intends to waive this condition.

In rendering their respective opinions regarding the merger, tax counsel to Western Alliance and to Bridge Capital have each relied upon on (1) representations and covenants made by Western Alliance and Bridge Capital, including those contained in the merger agreement and in certificates of officers of Western Alliance and Bridge Capital, and (2) specified assumptions, including an assumption that the merger will be completed in the manner contemplated by the merger agreement. If any of the representations, covenants, or assumptions relied upon by tax counsel is inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described below. An opinion of counsel neither binds the Internal Revenue Service, the IRS, nor precludes the IRS or the courts from adopting a contrary position. Neither Western Alliance nor Bridge Capital intends to obtain a ruling from the IRS regarding the tax consequences of the merger.

General Tax Consequences of the Merger

Based on the tax opinions described above under “—Tax Opinions,” the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the anticipated material U.S. federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Western Alliance or Bridge Capital as a result of the merger;

•	except with respect to a U.S. holder of Bridge Capital common stock who receives cash instead of a fractional share of Western Alliance common stock as set forth below, gain (but not loss) will be recognized by U.S. holders of Bridge Capital common stock who receive Western Alliance common stock and cash in exchange for Bridge Capital common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Western Alliance common stock and cash received by a U.S. holder of Bridge Capital common stock exceeds such U.S. holder’s basis in its Bridge Capital common stock and (2) the amount of cash received by such U.S. holder of Bridge Capital common stock;

•	the aggregate basis of the Western Alliance common stock received by a U.S. holder of Bridge Capital common stock in the merger (including fractional shares of Western Alliance common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Bridge Capital common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of fractional shares), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of fractional shares (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Additional Considerations—Recharacterization of Gain as a Dividend”);

•	the holding period of Western Alliance common stock received in exchange for shares of Bridge Capital common stock (including fractional shares of Western Alliance common stock deemed received and redeemed as described below) will include the holding period of the Bridge Capital common stock for which it is exchanged; and

•	a U.S. holder of Bridge Capital common stock who receives cash instead of a fractional share of Western Alliance common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Western Alliance. As a result, such U.S. holder of Bridge Capital common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above.

U.S. holders that acquired different blocks of Bridge Capital common stock at different times or at different prices should consult their own tax advisors about the tax consequences of the merger to them in light of their particular circumstances.

Taxation of Capital Gain

Except as described under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that U.S. holders of Bridge Capital common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their Bridge Capital common stock for more than one year as of the date of the merger. For U.S. holders of Bridge Capital common stock that are non-corporate holders, long-term capital gain generally will be taxed at a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations.

Additional Considerations—Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of Bridge Capital common stock recognizes could be treated as dividend income rather than capital gain if (1) such U.S. holder is a significant shareholder of Western Alliance or (2) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Western Alliance after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely stock consideration rather than a combination of cash consideration and stock consideration in the merger. This could happen, for example, because of ownership of additional shares of Western Alliance common stock by such holder, ownership of shares of Western Alliance common stock by a person related to such holder or a share repurchase by Western Alliance from other holders of Western Alliance common stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Bridge Capital common stock, including the application of certain constructive ownership rules, holders of Bridge Capital common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them, including the effects of U.S. federal, state or local, or foreign or other tax laws.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of Bridge Capital common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of Bridge Capital common stock who receives Western Alliance common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Bridge Capital common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Western Alliance common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in the Bridge Capital common stock surrendered and the fair market value of the Western Alliance common stock and cash received in the merger. A “significant holder” is a holder of Bridge Capital common stock, who, immediately before the merger, owned at least 5% of the outstanding stock of Bridge Capital.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Agreement and Plan of Merger, dated as of March 9, 2015, by and between Western Alliance Bancorporation and Bridge Capital Holdings, or the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. Therefore, we recommend that you read carefully the merger agreement attached to this proxy statement/prospectus as Appendix A in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus.

Structure

Subject to the terms and conditions set forth in the merger agreement, Bridge Capital will merge with and into Western Alliance with Western Alliance continuing as the surviving entity following the merger. In addition, Western Alliance and Bridge Capital have agreed to merge Bridge Bank with and into Western Alliance Bank, with Western Alliance Bank continuing as the surviving bank, which we refer to as the bank merger. The merger agreement provides that Western Alliance may, if necessary for regulatory or other reasonable business or tax reasons, change the structure of the bank merger as long as such change does not alter the kind or amount of merger consideration to be provided under the merger agreement, impede or materially delay consummation of the merger, or materially delay or jeopardize receipt of any required regulatory approvals or adversely affect the tax treatment of Bridge Capital’s shareholders as a result of receiving the merger consideration. It is the current intention of Western Alliance that, from and after the effective time, Western Alliance will continue to use the “Bridge Bank” name across Bridge Bank’s product lines as part of the Western Alliance franchise in the San Francisco Bay Area and at existing Bridge Bank offices outside of California.

Merger Consideration

The merger agreement provides that Bridge Capital shareholders will have the right, with respect to each of their shares of Bridge Capital common stock, to receive, without interest, (x) 0.8145 shares of Western Alliance common stock, which we refer to as the exchange ratio, and (y) $2.39 in cash, subject to possible adjustment, if necessary, to preserve the desired characterization of the transaction as a tax-free reorganization.

Subject to the potential adjustment that may be made to the exchange ratio pursuant to the terms of the merger agreement to preserve the desired characterization of the transaction as a tax-free reorganization, the aggregate merger consideration to be issued or paid by Western Alliance will not exceed 12,494,704 shares of Western Alliance common stock and $36,663,403 of cash; provided that for each share of Bridge Capital common stock that is issued, from and after March 9, 2015, and prior to the effective time of the merger pursuant to the exercise of Bridge Capital stock options and the vesting of Bridge Capital restricted stock, either (i) outstanding as of March 9, 2015, other than any Bridge Capital restricted stock that vests pursuant to the terms of the merger agreement or (ii) granted or issued after March 9, 2015, pursuant to and in accordance with the terms of the merger agreement, the maximum aggregate merger consideration will be increased by 0.8145 shares of Western Alliance common stock and $2.39 in cash. If the total merger consideration exceeds the amount set forth in the previous sentence (including any cash paid in connection with the cancellation of outstanding vested and unexercised stock options for which the option holders have not made an exercise election and after giving effect to dissenting shares as if they had been converted into the right to receive the merger consideration), then the total merger consideration shall be reduced on a pro rata basis to the aggregate amount set forth in the preceding sentence.

Bridge Capital Stock Options. Immediately prior to the effective time of the merger, each holder of an outstanding, vested and unexercised option to purchase Bridge Capital common stock granted under Bridge Capital stock plans and each holder of an outstanding and unexercised option that will become vested coincident with or immediately prior to the effective time of the merger pursuant to the terms of the merger agreement may elect to exercise any such option in accordance with the other terms of such option, contingent on the consummation of the merger, and will receive, for any shares of Bridge Capital common stock acquired in such election, the merger consideration in accordance with the terms of the merger agreement. At the effective time, any outstanding, vested and unexercised option for which the option holder has not made an exercise election will be cancelled and in exchange for such cancellation the optionee will receive an amount of cash, without interest, equal to the product of (i) the excess, if any, of the closing price (calculated as the sum of (A) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (B) $2.39) over the exercise price per share of such option and (ii) the number of shares of Bridge Capital common stock subject to such option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax. At the effective time, any outstanding, vested and unexercised option for which an exercise election has not made the exercise price of which exceeds the closing price will be converted automatically into an adjusted option to purchase Western Alliance common stock, and will be treated in the same manner as an unvested Bridge Capital stock option in accordance with the terms of the merger agreement.

At the effective time of the merger, each unvested Bridge Capital stock option that is outstanding and unexercised immediately prior to the effective time, will, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Bridge Capital common stock and will be converted automatically into an option to purchase the number of shares of Western Alliance common stock (each an adjusted option) equal to the product of (x) the total number of shares of Bridge Capital common stock subject to such Bridge Capital stock option immediately prior to the effective time and (y) 0.905, with any fractional shares rounded down to the next lower whole number of shares. Each adjusted option will have an exercise price per share of Western Alliance common stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Bridge Capital common stock subject to such Bridge Capital stock option divided by (ii) 0.905. Each adjusted option will otherwise be subject to the same terms and conditions applicable to the converted Bridge Capital stock option under the applicable Bridge Capital stock plan and the agreements evidencing grants thereunder, including as to vesting.

Bridge Capital Restricted Stock. Immediately prior to the effective time of the merger, all outstanding and vested shares of Bridge Capital restricted stock that are outstanding and vested immediately prior to the effective time (including any Bridge Capital restricted stock that will become vested coincident with or immediately prior to the effective time in accordance with the terms of the merger agreement, as of the effective time), will be a vested right to receive the merger consideration. At the effective time, each share of Bridge Capital restricted stock that is outstanding and unvested immediately prior to the effective time will, by virtue of the merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Bridge capital common stock and will be converted automatically into a share of restricted Western Alliance common stock (each, an adjusted restricted share) equal to the product of (x) the number of shares of Bridge Capital restricted stock and (y) 0.905 (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each adjusted restricted share will otherwise be subject to substantially the same terms and conditions applicable to the converted Bridge Capital restricted stock under the applicable Bridge Capital stock plan and the agreements evidencing grants thereunder, including as to vesting.

Fractions of Shares. Certificates for fractions of shares of Western Alliance’s common stock will not be issued or book entries representing fractional shares of Western Alliance common stock made. Instead of a fractional share of Western Alliance’s common stock, a Bridge Capital shareholder will be entitled to receive an amount of cash equal to the product obtained by multiplying (A) the fractional share interest to which the holder would otherwise be entitled by (B) the 4:00 p.m. Eastern Time closing sales price of Western Alliance common stock reported on the NYSE composite tape for the trading day immediately preceding the closing date for the merger.

Conversion. The conversion of Bridge Capital’s common stock into the merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time, Western

Alliance will cause its exchange agent to pay the “purchase price” to each Bridge Capital shareholder who surrenders the appropriate documents to the exchange agent. In this document, we use the term “purchase price” to refer to the (i) shares of Western Alliance’s common stock, (ii) cash and (iii) any cash to be paid instead of a fraction of a share of Western Alliance common stock, payable to each holder of Bridge Capital’s common stock.

Potential Adjustment to the Merger Consideration

If either of the parties’ legal counsel cannot render an opinion that the merger qualifies as a reorganization under Section 368(a) of the Code (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Western Alliance shall reduce the cash consideration (and increase the stock consideration accordingly) to the minimum extent necessary to enable the relevant tax opinions to be rendered. Such adjustment, if required, would result in a decrease in the cash component of the merger consideration and an increase in the stock component of the merger consideration delivered to those Bridge Capital shareholders that have not exercised appraisal rights.

Surrender of Stock Certificates

Western Alliance will deposit with the exchange agent the certificates (which may be in electronic form) representing Western Alliance’s common stock and cash to be issued to Bridge Capital shareholders in exchange for Bridge Capital’s common stock. As soon as practicable after the completion of the merger, the exchange agent will mail to Bridge Capital shareholders a letter of transmittal, together with instructions for the exchange of their Bridge Capital stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Bridge Capital’s common stock, together with the signed letter of transmittal, the Bridge Capital shareholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of Western Alliance’s common stock determined in accordance with the exchange ratio, (ii) a check representing the amount of cash to which such holder shall have become entitled to, and (iii) a check representing the amount of cash in lieu of fractional shares. You will not be paid dividends or other distributions declared after the merger with respect to any Western Alliance common stock into which your shares have been converted until you surrender your Bridge Capital stock certificates for exchange. No interest will be paid or accrue to Bridge Capital shareholders on the cash consideration, cash instead of fractional shares or unpaid dividends and distributions, if any. After the effective time, there will be no further transfers of the Bridge Capital common stock. Bridge Capital stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and certify that they were lost, stolen or destroyed, and post any bond reasonably required by Western Alliance, before you receive any consideration for your shares. Upon request, American Stock Transfer & Trust Company, LLC will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of Western Alliance’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	inform the exchange agent whether any transfer or other taxes are required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered; or

•	establish to the reasonable satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the purchase price made available to the exchange agent that remains unclaimed by Bridge Capital shareholders for six months after the effective time will be returned to Western Alliance. Any Bridge Capital shareholder who has not exchanged shares of Bridge Capital’s common stock for the purchase price in accordance with the merger agreement before that time may look only to Western Alliance for payment of the purchase price for these shares, cash in lieu of fractional shares and any unpaid dividends or distributions after that time. In any event, Western Alliance, Bridge Capital, the exchange agent or any other person will not be liable to any Bridge Capital shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Election Procedures for Holders of Bridge Capital Options

If you own options to purchase shares of Bridge Capital common stock that have vested or will vest coincident with or immediately prior to the effective time of the merger, you will soon receive under separate cover an election form that you may use to make an exercise election with respect to your options. The exercise election deadline will be 11:59 p.m., Eastern Time, on the date immediately prior to the effective date of the merger. To make an election, a holder must submit a completed election form and return it so that the form is actually received by American Stock Transfer & Trust Company, LLC at or before the exercise election deadline in accordance with the instructions on the election form. If you do not make a valid exercise election at or before the exercise deadline, at the effective time, any outstanding, vested and unexercised option for which you have not made an exercise election will be cancelled and, in exchange for such cancellation, you will receive an amount of cash, without interest, equal to the product of (i) the excess, if any, of the closing price (calculated as the sum of (A) the volume weighted average price of a share of Western Alliance common stock over the three trading days preceding the closing date of the merger multiplied by 0.8145 and (B) $2.39) over the exercise price per share of such option and (ii) the number of shares of Bridge Capital common stock subject to such option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.

Conditions to the Merger

Under the merger agreement, Western Alliance and Bridge Capital are not obligated to complete the merger unless the following conditions are satisfied:

•	the merger agreement and the merger are approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Bridge Capital common stock entitled to vote at the special meeting;

•	all required regulatory approvals are obtained and remain in full force and effect, all statutory or regulatory waiting periods related to these approvals have expired, and none of the regulatory approvals or statutory waiting periods shall have resulted in the imposition of any burdensome condition in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of Western Alliance;

•	the registration statement to be filed with the SEC to register the shares of Western Alliance common stock to be issued in the merger is declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement is issued or remain in effect and no proceedings for that purpose are initiated or threatened by the SEC, the basis for which still exists; and

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the merger or any of the other transactions contemplated by the merger agreement from taking place is in effect, and no statute, rule, regulation, order, injunction or decree is enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the merger.

Western Alliance is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of Bridge Capital contained in the merger agreement are true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Bridge Capital;

•	Bridge Capital performs in all material respects all covenants and agreements contained in the merger agreement to be performed by Bridge Capital at or prior to the closing date;

•	Bridge Capital obtains the consents, approvals or waivers of each person whose consent or approval is required in order to permit the succession by Western Alliance and Western Alliance Bank pursuant to the merger to any obligation, right or interest of Bridge Capital or Bridge Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except for the failure of which to obtain would not have a material adverse effect on Bridge Capital, Western Alliance, Bridge Bank or Western Alliance Bank, as the case may be;

•	no changes, other than changes contemplated by the merger agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Bridge Capital or any Bridge Capital subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given in the merger agreement) occur that individually or in the aggregate have or would reasonably be expected to have a material adverse effect on Bridge Capital;

•	Western Alliance obtains a written opinion from its own counsel that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	the employment agreements and the protection agreements entered into in connection with the merger agreement remain in full force and effect (subject to the occurrence of the effective time).

Bridge Capital is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of Western Alliance contained in the merger agreement are true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Western Alliance;

•	Western Alliance performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it at or prior to the closing date;

•	Western Alliance obtains the consent, approvals or waivers of each person whose consent or approval is required in connection with the transactions contemplated by the merger agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Western Alliance is a party or is otherwise bound;

•	the shares of Western Alliance common stock to be issued in the merger are approved for listing on the NYSE; and

•	Bridge Capital receives an opinion from its own counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Conduct of Bridge Capital Business Pending the Merger

The merger agreement contains various restrictions on the operations of Bridge Capital before the effective time. In general, the merger agreement obligates Bridge Capital to continue to carry on its businesses in the ordinary course consistent with past practices and with prudent banking practices, with specific limitations on the lending activities and other operations of Bridge Capital. The merger agreement prohibits Bridge Capital, without the written consent of Western Alliance, from:

•	declaring or paying any dividends or other distributions on its capital stock;

•	splitting, combining or reclassifying any of its capital stock or issuing, authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to Bridge Capital’s stock plans in accordance with their present terms, all to the extent outstanding and in existence on the date of the merger agreement;

•	repurchasing, redeeming or otherwise acquiring any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or any securities convertible into or exercisable for any shares of the capital stock of Bridge Capital or any Bridge Capital subsidiary;

•	issuing, delivering or selling, or authorizing or proposing to issue, deliver or sell, any securities, other than the issuance of additional shares of its common stock upon the exercise or fulfillment of rights or options issued or existing under Bridge Capital’s stock option plan in accordance with their present terms;

•	amending its articles of incorporation or bylaws;

•	making capital expenditures aggregating in excess of $250,000 or for other-real-estate-owned aggregating in excess of $50,000;

•	making any material changes in its policies and practices with respect to (i) lending, (ii) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, (iii) investment, or (iv) asset liability management and hedging, or in any other material banking or operating policies or procedures, except as required by law or policies imposed by a government entity;

•	entering into any new line of business or acquiring an equity interest in the assets of other business organizations except in connection with foreclosures, settlements or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

•	taking any action that may result in any of the applicable conditions contained in the merger agreement not being satisfied or in any violations of its obligations under the merger agreement or the bank merger agreement, except as required by law or by the merger agreement or the bank merger agreement;

•	changing its methods of accounting in effect at December 31, 2013, except as required by changes in regulatory or generally accepted accounting principles;

•	adopting, amending, renewing or terminating any plan, policy or agreement between Bridge Capital or its subsidiaries and their employees or directors, except as required by law or by the merger agreement or to maintain qualification or avoid additional or excise tax pursuant to the Code;

•	increasing by more than 3% the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in the merger agreement, or pay any benefit not required by any plan or agreement as in effect as of the date of the merger agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), except as required by law or by the merger agreement or to maintain qualification or avoid additional or excise tax pursuant to the Code;

•	entering into, modifying or renewing any agreement or arrangement providing for the payment to any director, executive officer or employee who is a party to a contract relating to employment or severance, except as required by law or by the merger agreement or to maintain qualification or avoid additional or excise tax pursuant to the Code;

•	entering into, modifying or renewing any agreement or arrangement providing for the payment to any employee who is not a director or executive officer or who is not party to any contract relating to employment or severance, other than normal annual increases consistent with past business practices, not to exceed 7% of such employee’s base salary, except as required by law or by the merger agreement or to maintain qualification or avoid additional or excise tax pursuant to the Code;

•	hiring any new employee at an annual base salary in excess of $150,000, except that upon notice to Western Alliance, Bridge Capital may hire employees to replace employees whose employment terminated between the signing date of the merger agreement and the closing date of the merger at compensation levels no greater than $150,000 in annual compensation per replaced employee, except as required by law or by the merger agreement or to maintain qualification or avoid additional or excise tax pursuant to the Code;

•	paying expenses of any employees or directors in excess of $50,000 in the aggregate for attending conventions or similar meetings, except for marketing events and sponsorships consistent with past practice and business development, investor relations and marketing activities reflected in Bridge Capital’s annual budget, except as required by law or by the merger agreement or to maintain qualification or avoid additional or excise tax pursuant to the Code;

•	promoting any employee to a rank of vice president or more senior, except as required by law or by the merger agreement or to maintain qualification or avoid additional or excise tax pursuant to the Code;

•	incurring any indebtedness for borrowed money or assuming the obligations of a third party, except for short-term borrowings with a maturity of six months or less in the ordinary course consistent with past practices;

•	selling, purchasing, entering into, renewing or extending any lease, relocating or opening or closing any banking or other office, or filing any application pertaining to any such action;

•	making any equity investments in real estate, other than in connection with foreclosures or settlements in lieu of foreclosures or troubled loan or debt restructurings, in the ordinary course of business consistent with past banking practices;

•	making any new loans, modifying the terms of any existing loans to, or engaging in any other transactions with, any affiliated person of Bridge Capital or any Bridge Capital subsidiary;

•	incurring any deposit liabilities, other than in the ordinary course of business consistent with past practice and which would not change the risk profile of Bridge Capital based on its existing deposit and lending policies;

•	leasing or selling any real property, or renewing or extending any lease of real property for a term exceeding one year, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of other real estate owned on a basis consistent with past practices;

•	purchasing, originating, renegotiating, renewing or extending, increasing or modifying any loan or otherwise extending credit either outside of the ordinary course of business consistent with past practice or to any one borrower or related borrowers in the aggregate in excess of $7,500,000; or renegotiating, renewing, extending, increasing or modifying any classified loan in excess of $1,500,000;

•	modifying or settling any loans except (i) in accordance with existing Bridge Capital lending policies and practices and (ii) where such modification or settlement does not result in forgiveness of indebtedness exceeding $500,000;

•	charging off any loans that exceed $500,000, except in accordance with GAAP and existing Bridge Capital policies and practices and with prior notice to Western Alliance;

•	making any investments other than in the ordinary course of business consistent with past practice;

•	selling or purchasing any mortgage loan servicing rights;

•	taking any actions that would prevent the transactions contemplated by the merger agreement from qualifying as a reorganization under section 368(a) of the Code;

•	foreclosing on or taking deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property, or foreclosing on or taking a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a release or threatened release into the environment of any hazardous materials;

•	settling any claim, action or proceeding involving monetary damages in excess of $75,000, or waiving or releasing any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, unless settlement or modification is otherwise permitted;

•	introducing any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	making or changing any material tax election, filing any amended tax returns in respect of a material amount of taxes, settling or compromising any material tax liability of Bridge Capital or any of its subsidiaries, agreeing to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes of Bridge Capital or any of its subsidiaries or entering into any material closing agreement with respect to any tax or surrender any right to claim a tax refund in respect of a material amount of tax, in each case, except as required by law;

•	entering, terminating, materially amending, or waiving any material provision of any Bridge Capital contract, or making any material change in any instrument or agreement governing the terms of any of Bridge Capital’s securities, other than normal renewals in the ordinary course of business; or

•	agreeing or committing to any of the forgoing actions.

No Solicitation

Under the merger agreement, Bridge Capital generally may not, and must instruct its officers, directors, executive employees, agents and other representatives not to, (i) initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to any competing proposal (as defined below), (ii) have any discussions with or provide any confidential information or data to any person relating to a competing proposal, or engage in any negotiations concerning a competing proposal (other than discussions or requests for and receipt of information to ascertain the terms of any such competing proposal), (iii) approve or recommend, or publicly propose to approve or recommend, any competing proposal, (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement relating to any competing proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, Bridge Capital to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) publicly propose or agree to do any of the foregoing.

The merger agreement defines a “competing proposal” as any of the following involving Bridge Capital or any Bridge Capital subsidiary: (i) any proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of Bridge Capital, any Bridge Capital subsidiary or any business line of Bridge Capital that constitutes 15% or more of the net revenues, net income or assets of Bridge Capital and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Bridge Capital or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Bridge Capital or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bridge Capital or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

Notwithstanding the above restrictions, in connection with a “superior competing transaction” and subject to other specified conditions, Bridge Capital will be permitted to furnish information with respect to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire Bridge Capital; provided, however, that (a) the special meeting of Bridge Capital shareholders to consider the merger has not occurred; (b) Bridge Capital contemporaneously provides to Western Alliance any non-public information concerning Bridge Capital or its subsidiaries to be provided to such person and not previously provided to Western Alliance; (c) prior to taking such action Bridge Capital receives an executed confidentiality agreement on terms no less favorable to Bridge Capital than those contained in the confidentiality agreement between Western Alliance and Bridge Capital; and (d) Bridge Capital keeps Western Alliance informed, on a current basis, of the status and details of any such discussions or negotiations.

The merger agreement defines a “superior competing transaction” as any of the following involving Bridge Capital or any Bridge Capital subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Bridge Capital common stock then outstanding or more than 50% of all of the assets of Bridge Capital, and otherwise on terms which the Board of Directors of Bridge Capital, determines in its good faith judgment (after consulting with legal counsel and a financial advisor of nationally recognized reputation), taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), to be more favorable to its shareholders than the merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

Representations and Warranties

In the merger agreement, Bridge Capital made representations and warranties to Western Alliance. The material representations and warranties of Bridge Capital are the following:

•	the proper organization and good standing of Bridge Capital and Bridge Bank;

•	insurance of the Bridge Bank’s deposit accounts by the FDIC;

•	capitalization of Bridge Capital and Bridge Bank, ownership of shares of Bridge Bank, and no other securities outstanding with voting or registration rights;

•	existence of corporate power and authority of Bridge Capital and Bridge Bank to execute, deliver and perform their various obligations under the transaction documents;

•	a listing of all consents and approvals required to complete the merger;

•	the timely filing of required reports with regulatory agencies;

•	proper presentation of financial statements;

•	Bridge Capital’s filings with the Securities and Exchange Commission comply in all material respects with applicable requirements;

•	no broker’s fees other than to Sandler O’Neill, Bridge Capital’s financial advisor;

•	absence of any material adverse change in Bridge Capital;

•	absence of legal proceedings;

•	timely filing of tax returns and absence of tax claims;

•	existence of employee benefit plans and material compliance with applicable law;

•	existence of material contracts and their effectiveness;

•	absence of regulatory agreements with banking regulators;

•	material compliance with environmental law;

•	compliance of loss reserves with applicable law, established in accordance with GAAP and applicable regulatory principles and guidance;

•	existence of properties and assets, absence of encumbrances, and existence of good title;

•	existence of insurance policies;

•	material compliance with applicable laws;

•	existence of loans, their material compliance with applicable laws, proper organization of loan information, and proper perfection of security interests;

•	receipt of a fairness opinion from Sandler O’Neill;

•	the truth and accuracy of information included herein with respect to Bridge Capital and its subsidiaries;

•	material compliance with applicable labor and employment laws and the absence of certain other matters;

•	the right to use, and the absence or existence of other conditions relating to, material intellectual property;

•	existence of satisfactory internal controls;

•	exempting from or rendering inapplicable anti-takeover provisions and that certain Rights Agreement, dated as of August 21, 2008, between Bridge Capital and American Stock Transfer & Trust Company, LLC (as rights agent), to the transactions contemplated by the merger agreement;

•	board approval of the merger agreement and the shareholder vote required to approve the merger agreement;

•	effectiveness, and reflection in books and records in accordance with GAAP consistently applied, of derivative transactions; and

•	title to investment securities and bank owned life insurance, and compliance with prudent and reasonable investment, securities, risk management and other policies, practices and procedures.

In the merger agreement, Western Alliance made representations and warranties to Bridge Capital. The material representations and warranties of Western Alliance are the following:

•	the proper organization and good standing of Western Alliance and Western Alliance Bank;

•	capitalization of Western Alliance and ownership of shares of Western Alliance Bank;

•	existence of corporate power and authority of each of Western Alliance and Western Alliance Bank to execute, deliver and perform its obligations under the transaction documents;

•	a listing of all regulatory consents and approvals to complete the merger;

•	absence of agreements with governmental entities;

•	absence of material legal proceedings;

•	the truth and accuracy of information included herein with respect to Western Alliance and its subsidiary;

•	absence of actions or failures to act which could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	proper presentation of financial statements;

•	material compliance with applicable laws;

•	absence of any material adverse change in Western Alliance; and

•	the availability of funds and shares of Western Alliance sufficient to pay the merger consideration.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time of the merger by either Western Alliance or Bridge Capital if:

•	Western Alliance and Bridge Capital mutually consent in writing;

•	a governmental entity which must grant a regulatory approval that is a condition to the merger denies such approval and such action has become final and non-appealable;

•	the merger is not consummated by December 31, 2015;

•	Bridge Capital shareholders fail to approve the merger agreement at the special meeting; or

•	the other party materially breaches any of its representations, warranties or obligations contained in the merger agreement, which breach cannot be or has not been cured within 30 days after receipt by the breaching party of written notice of such breach, and which breach or breaches has had or is likely to have a material adverse effect on the breaching party.

Additionally, Western Alliance may terminate the merger agreement if:

•	management or the Board of Directors of Bridge Capital (i) fails to use its reasonable best efforts to call and hold within 45 days of the effective date of this registration statement the special meeting of Bridge Capital shareholders to consider and approve the merger agreement (except as provided in the merger agreement) or (ii) fails to recommend to shareholders the approval of the merger agreement and the transactions contemplated thereby.

Additionally, Bridge Capital may terminate the merger agreement if:

•	Prior to approval of the merger by the Bridge Capital shareholders at the special meeting, Bridge Capital has complied with its obligations regarding competing proposals and Bridge Capital receives an unsolicited bona fide competing proposal that is not withdrawn and that Bridge Capital’s Board of Directors determines in good faith is a superior competing transaction (as defined in “Merger Agreement—Termination of the Merger Agreement” below) and that failure to accept would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law, and Bridge Capital has complied with the expense and breakup fee provisions described below.

Expenses; Breakup Fee

Fees and Expenses Payable by Western Alliance. Western Alliance has agreed to reimburse Bridge Capital up to $600,000 for its documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) incurred in connection with the merger agreement and the transactions contemplated thereby, if the merger agreement is terminated by Bridge Capital due to Western Alliance’s material breach of a representation, warranty, covenant or other agreement contained in the merger agreement.

Fees and Expenses Payable by Bridge Capital. Bridge Capital has agreed to reimburse Western Alliance up to $600,000 for its documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) incurred by Western Alliance in connection with the merger agreement and the transactions contemplated thereby, if the merger is terminated by Western Alliance due to Bridge Capital’s material breach of a representation, warranty, covenant or other agreement contained in the merger agreement, or due to the failure by management or the Board of Directors of Bridge Capital to use its reasonable best efforts to call and hold within 45 days of the effective date of this registration statement the special meeting of Bridge Capital shareholders to consider and approve the merger agreement (except as provided in the merger agreement) or to recommend to shareholders the approval of the merger agreement and the transactions contemplated thereby. Bridge Capital has also agreed to reimburse Western Alliance up to $600,000 for its documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) incurred by Western Alliance in connection with the merger agreement and the transactions contemplated thereby, and to pay fee of $15.9375 million, under any of the following circumstances:

•	if the merger agreement is terminated by Western Alliance or Bridge Capital due to the merger not being consummated by December 31, 2015 or the Bridge Capital shareholders failing to approve the merger agreement at the special meeting;

•	if the merger agreement is terminated by Bridge Capital prior to the approval of the merger by the Bridge Capital shareholders at the special meeting due to Bridge Capital’s receipt of an unsolicited bona fide competing proposal that is not withdrawn and that the Bridge Capital Board of Directors determines in good faith is a superior competing transaction that failure to accept would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law;

•	if the merger agreement is terminated by Western Alliance due to Bridge Capital’s failure to hold the special meeting within a specified time period or to recommend approval of the merger to the shareholders of Bridge Capital; or

•	if the merger agreement is terminated by Western Alliance due to Bridge Capital’s material breach of a representation, warranty, covenant or other agreement contained in the merger agreement;

and both (a) after the date of the merger agreement (March 9, 2015) and before the special meeting date, Bridge Capital shall have received a competing proposal and (b) within 12 months following the date of such termination, Bridge Capital enters into an agreement for a competing proposal or an acquisition transaction (as defined below) otherwise occurs.

The merger agreement defines “acquisition transaction” as (a) a merger, acquisition, consolidation or other business combination involving Bridge Capital, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Bridge Capital or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Securities Exchange Act of 1934) of securities representing 25% or more of the voting power of Bridge Capital.

Amendment of the Merger Agreement

The merger agreement also permits, subject to applicable law, the Boards of Directors of Western Alliance and Bridge Capital to:

•	amend the merger agreement except as provided below;

•	extend the time for performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

After approval of the merger agreement by Bridge Capital’s shareholders, no amendment of the merger agreement may be made without further shareholder approval if the amendment would reduce the amount or change the form of the consideration to be delivered to Bridge Capital’s shareholders under the merger agreement.

Employee Benefits

Through December 31, 2015, Western Alliance will provide all individuals who are employees of Bridge Capital or any Bridge Capital Subsidiary as of the effective time of the merger (i) salary or wage levels at least equal to the salary or wage levels to which such individuals were entitled immediately prior to the closing date of the merger and (ii) incentive plan opportunities at least equal to the incentive plan opportunities to which such individuals were entitled as of March 9, 2015. Western Alliance will also honor and perform the obligations of Bridge Capital under certain incentive compensation plans of Bridge Capital through December 31, 2015, and under the deferred compensation plan of Bridge Capital and executive supplemental retirement agreements with continuing employees of Bridge Capital or any Bridge Capital subsidiary on an ongoing basis. Except to the extent Western Alliance, Bridge Capital or any Bridge Capital subsidiary continues in effect any Bridge Capital benefit plan, continuing employees of Bridge Capital or any Bridge Capital subsidiary will be eligible for the employee benefits (including, without limitation, incentive and equity-based compensation) at least as favorable as the employee benefits that Western Alliance provides to similarly situated employees and on substantially the same terms and basis as is applicable to such employees. If Western Alliance determines to discontinue a benefits plan in effect prior to December 31, 2015, then to the extent permitted under applicable law and Western Alliance’s benefit plans, each Bridge Capital or Bridge Capital subsidiary employee will be given credit with respect to the satisfaction of 2015 plan year deductibles, co-payments, coinsurance requirements, maximum out-of-pocket provisions and similar limitations on coverage equal to the credit that such employee had received as of the effective time under the comparable Bridge Capital benefit plans. Any Bridge Capital employee who is not covered by employment, retention or special severance arrangements and whose employment is terminated involuntarily, other than for “cause” (as defined below), as of the effective time of the merger of within twelve months thereafter will be entitled to a severance benefit consisting of a lump sum payment equal to the employee’s regularly scheduled base salary or base wages at the time of termination for a period equal to (i) two weeks multiplied by (ii) the number of full years of continuous service completed by such employee with Bridge Capital or any Bridge Capital subsidiary, up to a maximum of 15 weeks, subject to applicable tax withholding, and will be the only severance benefit available to such employees. Under the merger agreement, “cause” means the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of Western Alliance, failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

Support Agreement

Concurrently with the execution of the merger agreement, and as a condition to Western Alliance’s willingness to enter into the merger agreement, each of the directors and certain of the executive officers of Bridge Capital and Carpenter Fund Manager, GP, LLC, who in the aggregate currently own approximately 37.39% of Bridge Capital’s common stock, each solely in his, her or its capacity as a shareholder of Bridge Capital, entered into a support agreement with Western Alliance pursuant to which such shareholder, among other things and subject to the terms and conditions thereof, agreed to vote in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and against any alternative business combination transaction. None of the shareholders were paid additional consideration in connection with the execution of such agreement. A copy of the form of support agreement is attached to this proxy statement/prospectus at Appendix D.

Listing of Western Alliance Common Stock

Western Alliance has agreed to use its reasonable best efforts to cause the shares Western Alliance common stock that are to be issued pursuant to the merger to be approved for listing on the NYSE prior to the effective time of the merger.

DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

Western Alliance is incorporated under Delaware law and Bridge Capital is incorporated under California law. The following table compares the material differences between the current rights of Western Alliance stockholders and Bridge Capital shareholders under, in the case of Western Alliance, Western Alliance’s certificate of incorporation and bylaws, and, in the case of Bridge Capital, Bridge Capital’s articles of incorporation and by-laws, as amended. The following information is a summary and does not purport to be complete. For more complete information, you should read the governing documents of both Western Alliance and Bridge Capital. To find out where you can obtain these documents, see “Where You Can Find More Information.”

	Western Alliance Stockholder Rights	Bridge Capital Shareholder Rights
Authorized Capital	The authorized capital stock of Western Alliance is 220,000,000 shares of capital stock, divided into: 200,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of serial preferred stock, par value $0.0001 per share.	The authorized capital stock of Bridge Capital is 40,000,000 of capital stock, divided into: 30,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value.

Number of Directors	The Western Alliance bylaws provide that the number of directors shall not be fewer than 8 nor more than 17.	The Bridge Capital by-laws provide that the number of directors will not be fewer than 7 nor more than 13.

Removal of Directors	Once elected, directors may be removed from office at any time, but only for cause, by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, subject to the rights of the holders of any series of preferred stock then outstanding.	Directors serve until their successors are elected and may be removed with or without cause, at any time, by the holders of a majority of the shares of stock issued and outstanding and entitled to vote thereon; however, no director may be removed (unless the entire Board is removed) when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election in which the same total number of votes were cast and the entire number of directors authorized at the most recent election were then being elected.

	Western Alliance Stockholder Rights	Bridge Capital Shareholder Rights
Vacancies on the Board of Directors	The Western Alliance bylaws and certificate of incorporation provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director.	The Bridge Capital by-laws provide that except for a vacancy created by the removal of a director, vacancies on the Board may be filled by approval of the Board or, if the number of directors then in office is less than a quorum, by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice, or (iii) a sole remaining director. A vacancy created by the removal of a director may be filled only by the approval of the shareholders. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

Committees of the Board of Directors	The Western Alliance bylaws provide that the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors, with such lawfully delegated powers and duties as it therefor confers, to serve at the pleasure of the Board.	The Bridge Capital by-laws provide that the Board of Directors may designate one or more committees of the Board of Directors from time to time and that the Chairman of the Board of Directors shall designate two or more directors as members of each Board committee, such appointments being subject to approval by a majority of authorized directors.

	The current committees of the Western Alliance Board of Directors are the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance and Investment Committee, the Risk Committee and the Audit Committee.	The current committees of the Bridge Capital Board of Directors are the Audit Committee, Finance Committee, Loan Committee, Compensation Committee and the Corporate Governance and Nominating Committee.

Shareholder Quorum	The Western Alliance bylaws provide that the holders of a majority of the shares of the capital stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.	The Bridge Capital by-laws provide that the presence in person or by proxy of the persons entitled to vote the majority of the voting shares at any meeting shall constitute a quorum for the transaction of business.

Shareholder Action by Written Consent	The Western Alliance certificate of incorporation and bylaws provide that stockholders may not take action by written consent.	The Bridge Capital articles of incorporation provide that shareholder may not take action by written consent.

	Western Alliance Stockholder Rights	Bridge Capital Shareholder Rights
Special Meetings of Shareholders

Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

The Western Alliance certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President and shall be called by the Board of Directors upon the written request of the stockholders holding no less than 40% of the issued and outstanding shares of common stock of Western Alliance, subject to and in compliance with the procedures and other requirements set forth in the bylaws.

Written notice of each special meeting of stockholders shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date fixed by the Board of Directors for determining the stockholders entitled to notice of the meeting. The notice shall state the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different than the record date for determining the stockholders entitled to notice of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the purpose or purposes for which the meeting is called.

Under California law, a special meeting of may be called by the Board of Directors, the Chairman of the Board, the President, the holders of shares entitled to cast not less than 10% of the votes at the meeting, or any additional persons as may be provided in the articles of incorporation or by-laws.

Similarly, the Bridge Capital by-laws provide that a special meeting may be called by the Board of Directors, the Chairman of the Board, the President, the holders of shares entitled to cast not less than 10 percent of the votes at the meeting. At least 10 days’ (or, if sent by third class mail, 30 days’) but not more than 60 days’ written notice of such meeting, specifying the date, time, and place of such meeting, and the general nature of the business to be transacted, and that no other business may be transacted, shall be given to each shareholder entitled to vote at such meeting in accordance with.

Amendment of Certificate of Incorporation	The certificate of incorporation provides that Western Alliance reserves the right to amend or repeal any provision contained in the certificate of incorporation in any manner now or hereafter permitted by the laws of the State of Delaware and all rights of the stockholders are granted subject to this reservation.	Under California law, the articles of incorporation may be amended by the approval of a majority vote of the Bridge Capital board of directors, if applicable, and a majority vote of the outstanding shares of Bridge Capital common stock.

	Western Alliance Stockholder Rights	Bridge Capital Shareholder Rights
However, notwithstanding the above or any other provision which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock required by law or by the certificate of incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal certain articles of the certificate of incorporation.

Amendment of Bylaws	The Board of Directors may adopt, amend, alter or repeal the bylaws. The stockholders also have power to adopt, amend, alter or repeal the bylaws. Any adoption, amendment, alteration or repeal of the bylaws by the stockholders requires, in addition to any vote of the holders of any class or series of stock required by law or by the certificate of incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.	The by-laws may be amended by the approval of the affirmative vote of a majority of the outstanding shares entitled to vote. Subject to the right of shareholders to amend by-laws, other than a by-law or amendment thereof changing the authorized number of directors, may be amended by the Board of Directors. A by-law adopted by the shareholders may restrict or eliminate the power of the Board of Directors to adopt, amend or repeal any or all by-laws.

Shareholder Rights Plans	None.	Bridge Capital has a shareholder rights agreement under which shareholders have the right to buy additional shares at a discount if any person acquires 10% or more of the outstanding common stock of Bridge Capital without prior consent of the Board of Directors. The shareholder rights agreement is designed to ensure that a potential acquirer of Bridge Capital will negotiate with the Board of Directors and that all Bridge Capital shareholders are treated equitably in the event of a takeover attempt. The rights issued under the agreement have anti-takeover effects.

	Western Alliance Stockholder Rights	Bridge Capital Shareholder Rights
Indemnification and Liability Exculpation of Directors and Officers	Western Alliance’s certificate of incorporation provide that, to the fullest extent permitted by applicable law, no director or officer shall be personally liable to Western Alliance or any stockholder for damages for breach of fiduciary duty as a director or officer. Western Alliance’s bylaws provide for indemnification of its directors and officers (and authorize Western Alliance to provide similar indemnification for its employees and agents) and advancement of expenses, and for Western Alliance to maintain insurance to protect itself and its directors, officers, employees or agents from liability whether or not Western Alliance would have the power to indemnify such person against such liability under Delaware law.

Bridge Capital’s articles of incorporation authorize Bridge Capital to provide (and its by-laws so provide) indemnification for any person who was or is a party or is threatened to be made a party to any proceeding, by reason of the fact that such person is or was an “agent” (as defined by Section 317 of the California General Corporation Law) of Bridge Capital, to the fullest extent permitted by Section 317 of the California General Corporation Law. Section 317 of the California General Corporation Law defines “agent” to include “any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation.”

Additionally, Bridge Capital’s articles of incorporation provide that liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

Exclusive Forum	Unless Western Alliance consents in writing to the selection of an alternative forum, the state or federal court located within the state of Delaware (subject to the court’s having personal jurisdiction over the indispensable parties named as defendants) is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Western Alliance, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Western Alliance to the corporation or its stockholders, (iii) any action asserting a claim against Western Alliance arising pursuant to any provision of the Delaware General Corporation Law or Western Alliance’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against Western Alliance governed by the internal affairs doctrine.	None.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Data is based on the historical financial data of Western Alliance and Bridge Capital, and has been prepared to illustrate the effects of the merger. The Selected Unaudited Pro Forma Condensed Combined Financial Data does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. The Unaudited Pro Forma Condensed Combined Financial Data also does not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies.

The balance sheet data is presented as if the merger was completed on March 31, 2015, and the results of operations data is presented as if the merger was completed on January 1, 2014.

The unaudited pro forma financial data included in this proxy statement/prospectus is based on the historical financial statements of Western Alliance and Bridge Capital, and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this proxy statement/prospectus.

This data should be read in conjunction with the Western Alliance and Bridge Capital historical consolidated financial statements and accompanying notes in Western Alliance’s and Bridge Capital’s respective Quarterly Reports on Form 10-Q as of and for the three months ended March 31, 2015 and Annual Reports on Form 10-K for the year ended December 31, 2014.

Western Alliance has not completed a detailed valuation analysis necessary to determine the final fair market values of Bridge Capital’s assets to be acquired and liabilities to be assumed. Accordingly, the pro forma condensed combined financial data does not include a final allocation of the purchase price. Pro forma tables are based on due diligence and include management’s initial estimates of fair value adjustments which are subject to change based on results from detailed valuation analyses not yet completed.

	WAL	BBNK	Pro Forma Before Entries	Pro Forma Adjustments	Notes		Pro Forma Combined
Assets:
Cash and cash equivalents	$492,402	$151,323	$643,725	$(56,641)	(A	)	$587,084
Investment securities and money market	1,401,879	332,587	1,734,466	—			1,734,466
Gross loans	8,818,554	1,352,453	10,171,007	(20,000)	(B	)	10,151,007
Allowance for credit losses	(112,098)	(22,565)	(134,663)	22,565	(C	)	(112,098)
Premises and equipment, net	114,261	2,362	116,623	—			116,623
Bank owned life insurance	142,944	17,250	160,194	—			160,194
Other assets acquired through foreclosure	63,759	22	63,781	—			63,781
Goodwill	23,224	—	23,224	238,922	(D	)	262,146
Other intangibles, net	2,408	—	2,408	15,000	(E	)	17,408
Other assets	304,610	48,767	353,377	(7,142)	(F	)	346,235

Total assets	$11,251,943	$1,882,199	$13,134,142	$192,704			$13,326,846

Liabilities:
Non-interest bearing deposits	$2,657,451	$1,132,231	$3,789,682	$—			$3,789,682
Interest-bearing deposits	7,004,895	523,614	7,528,509	—			7,528,509

Total deposits	9,662,346	1,655,845	11,318,191	—			11,318,191
Junior subordinated debt and other borrowings	363,210	17,527	380,737	(7,000)	(G	)	373,737
Other liabilities	175,057	16,203	191,260	—			191,260

Total liabilities	10,200,613	1,689,575	11,890,188	(7,000)			11,883,188

	WAL	BBNK	Pro Forma Before Entries	Pro Forma Adjustments	Notes		Pro Forma Combined
Stockholders’ equity:
Preferred stock	70,500	—	70,500	—			70,500
Common stock and additional paid in capital	831,940	117,731	949,671	286,797	(H	)	1,236,468
Retained earnings	125,467	73,461	198,928	(85,661)	(H	)	113,267
Accumulated other comprehensive income	23,423	1,432	24,855	(1,432)	(H	)	23,423

Total stockholders’ equity	1,051,330	192,624	1,243,954	199,704			1,443,658

Total liabilities and stockholders’ equity	$11,251,943	$1,882,199	$13,134,142	$192,704			$13,326,846

Unaudited Pro Forma Condensed Combined Income Statements

Three Months Ended March 31, 2015

	Historical		Pro Forma Before Entries	Merger Pro Forma Adjustments	Notes		Pro Forma Combined
	WAL	BBNK
Interest income	$110,962	$21,461	$132,423	$2,750	(B	)	$135,173
Interest expense	7,854	514	8,368	125	(G	)	8,493

Net interest income	103,108	20,947	124,055	2,625			126,680
Provision for credit losses	700	—	700	—			700
Non-interest income	5,933	3,273	9,206	—			9,206
Non-interest expense	54,033	17,344	71,377	375	(E	)	71,752

Income from continuing operations before taxes	54,308	6,876	61,184	2,250			63,434
Income tax expense	14,118	2,962	17,080	877	(I	)	17,957

Income from continuing operations	40,190	3,914	44,104	1,373			45,477
Loss from discontinued operations, net of tax benefit	—	—	—	—			—

Net income	40,190	3,914	44,104	1,373			45,477
Dividends and accretion on preferred stock	176	—	176	—			176

Net income available to common stockholders	$40,014	$3,914	$43,928	$1,373			$45,301

Earnings per share:
Basic earnings per share	$0.46						$0.45
Diluted earnings per share	0.45						0.45
Weighted average basic shares outstanding	87,941			13,059			101,000
Weighted average diluted shares outstanding	88,452			13,059			101,511
Earnings per share—continuing operations:
Basic	$0.46						$0.45
Diluted	0.45						0.45

Unaudited Pro Forma Condensed Combined Income Statements

Twelve Months Ended December 31, 2014

	Historical		Pro Forma Before Entries	Merger Pro Forma Adjustments	Notes		Pro Forma Combined
	WAL	BBNK
Interest income	$416,379	$78,856	$495,235	$11,000	(B	)	$506,235
Interest expense	31,486	2,212	33,698	500	(G	)	34,198

Net interest income	384,893	76,644	461,537	10,500			472,037
Provision for credit losses	4,726	3,000	7,726	—			7,726
Non-interest income	25,441	14,117	39,558	—			39,558
Non-interest expense	208,109	58,057	266,166	1,500	(E	)	267,666

Income from continuing operations before taxes	197,499	29,704	227,203	9,000			236,203
Income tax expense	48,390	12,103	60,493	3,510	(I	)	64,003

Income from continuing operations	149,109	17,601	166,710	5,490			172,200
Loss from discontinued operations, net of tax benefit	(1,158)	—	(1,158)	—			(1,158)

Net income	147,951	17,601	165,552	5,490			171,042
Dividends and accretion on preferred stock	1,387	—	1,387	—			1,387

Net income available to common stockholders	$146,564	$17,601	$164,165	$5,490			$169,655

Earnings per share:
Basic earnings per share	$1.69						$1.70
Diluted earnings per share	1.67						1.69
Weighted average basic shares outstanding	86,693			13,059			99,752
Weighted average diluted shares outstanding	87,506			13,059			100,565
Earnings per share—continuing operations:
Basic	$1.70						$1.71
Diluted	1.69						1.70

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined consolidated financial information related to the merger includes the unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2015, which assumes that the merger was completed on March 31, 2015. The unaudited pro forma combined condensed consolidated income for the three months ended March 31, 2015 and for the year ended December 31, 2014 were prepared assuming that the merger was completed January 1, 2014. For the purpose of the pro forma combined condensed consolidated financial statements the purchase price consideration is currently estimated at approximately $449.0 million, which is based on consideration of $44.5 million in net cash due at closing and $404.5 million of stock consideration.

The merger will be accounted for as an acquisition of Bridge Capital Holdings, or Bridge Capital, by Western Alliance in accordance with the acquisition method of accounting. The acquisition method of accounting requires an acquirer to recognize the assets acquired, and the liabilities assumed to be based on their fair values as of the date of acquisition. Goodwill will be recognized as of the acquisition date in the amount equal to the excess of the consideration transferred over the fair value of identifiable net assets acquired. Based on Western Alliance’s preliminary purchase allocation, goodwill of $238.9 million is currently expected to be recorded by Western Alliance in the period the merger is completed. Upon closing, the final goodwill will be adjusted for the difference in the stock price at closing and the results from a detailed valuation analysis of the net assets acquired.

As the merger is recorded using the acquisition method of accounting, all loans of Bridge Capital are recorded at fair value, including adjustments for credit and market yield, and no allowance for credit losses is carried over to Western Alliance’s balance sheet. In addition, certain anticipated nonrecurring merger transaction costs associated with the merger, such as investment banking fees, change in control severance costs, accounting and legal fees, transfer agent fees, proxy solicitation costs and other related expenditures are discussed in Note D, which are excluded from the pro forma condensed income statements as the timing and amount of such adjustments are not yet known.

The future estimated merger and transaction cost for Western Alliance associated with the acquisition is estimated at approximately $19.5 million pre-tax and $12.2 million after tax, see footnote A.

2.	Preliminary Purchase Accounting Allocations

The unaudited pro forma combined condensed consolidated financial information for the merger includes unaudited pro forma combined condensed balance sheet as of March 31, 2015 assuming the merger was completed on March 31, 2015. The unaudited pro forma combined condensed consolidated income statements for the three months ended March 31, 2015 and for the year ended December 31, 2014 were prepared assuming the merger was completed on January 1, 2014.

Preliminary Purchase Accounting Allocations

March 31, 2015	(in thousands)
Equity capital of Bridge Capital—historical March 31, 2015			$192,624
Less estimated fair value adjustments:
Loan fair value	$(20,000)	(B)
Allowance for credit losses	22,565	(C)

Loans, net	2,565
Core deposit intangible	15,000	(E)
Deferred tax asset	(7,142)	(F)
Junior subordinated debt	7,000	(G)

Total fair value adjustments			17,423

Net Assets (Equity capital less fair value adjustments)			210,047
Total consideration paid to Bridge Capital shareholders(1)			448,969

Goodwill			$238,922	(D)

(1)	Total purchase price consideration of $449.0 million includes $44.5 million of net cash due at closing and $404.5 million of stock consideration. Components used to measure stock consideration are the number of Western Alliance shares issued at the May 13, 2015 closing price of $31.83, net of adjustments for replacement stock-based awards. A one dollar increase or decrease to the stock price will increase or decrease goodwill by approximately $12.71 million.

3.	Preliminary Pro Forma Adjustments

A.	Adjustments to cash include the following:

Cash account Pro Forma Adjustment Schedule at March 31, 2015
Cash portion of purchase consideration on eligible shares	$36,676
Cash to be paid on vested stock options	7,765
WAL merger costs, net of tax	12,200

Cash pro forma adjusting entry	$56,641

The estimated transaction costs related to the merger are approximately $12.2 million, net of tax. Some of the merger costs are not tax deductible. The deductibility of such costs is estimated in the table below, but will be finalized and determined subsequent to the completion of the merger. For purposes of the pro forma presentation, the aggregate amount of these merger related costs are excluded from the pro forma condensed income statement, as consistent with applicable regulatory guidance.

Merger Transaction Costs Schedule
Salaries and employee benefits	$9,200
Other non-interest expense	10,300

Total non-interest expense	19,500
Tax benefit	7,300

Net expense after tax benefit	$12,200

The plan to integrate the operations of Western Alliance and Bridge Capital following the merger is still being developed. The specific details of the plan will continue to be refined over the next several months, and will include assessments of the personnel, benefit plans, premises and equipment and contracts to determine the extent of redundancies that may be eliminated. Certain decisions arising from these assessments may involve involuntary terminations of employees, vacating leased premises, changing information systems, canceling contracts with service providers and selling or disposing of certain furniture and equipment. Also included are additional integration costs consisting of costs related to incremental communication costs to customers and business partners, among others. Costs associated with these actions will ultimately be recorded based on the nature of the cost and timing of the integration actions.

B.	The fair value of the loan portfolio being acquired from Bridge Capital is estimated by Western Alliance to be less than book value. Based on management’s judgment, Western Alliance applied an approximate discount of $20.0 million to Bridge Capital’s gross loan portfolio to estimate the fair value adjustment at March 31, 2015. The adjustment reflects Western Alliance’s estimates of both market rate differential and the potential adjustments required by ASC 310-30, “Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality”. The accretion for the three months ended March 31, 2015 is estimated to be approximately $2.8 million and for the year ended December 31, 2014 is estimated to be approximately $11.0 million.

C.	Pursuant to applicable accounting guidance, the acquired loans are recorded at fair value at the acquisition date and there is no carryover of Bridge Capital’s allowance for credit losses of $22.6 million at March 31, 2015.

D.	The goodwill pro forma adjustment reflects the excess of the consideration transferred over the fair value of identifiable net assets acquired.

E.	Adjustments to other intangible assets include a core deposit intangible of approximately $15.0 million . A core deposit intangible arises from a financial institution having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis. This amount reflects management’s estimate of the market premium associated with these core deposits. The core deposit intangible is expected to be amortized over a period of 10 years. The amortization of core deposit intangibles is estimated at approximately $0.4 million for the three months ended March 31, 2015 and $1.5 million for the year ended December 31, 2014.

F.	Adjustment relates to the deferred tax liability associated with the fair market value adjustments, offset by deferred tax asset components related to restricted shares included in total stock consideration.

G.	Adjustment reflects the estimated fair market value adjustment on junior subordinated debt. The accretion of junior subordinated debt is estimated at approximately $0.1 million for the three months ended March 31, 2015 and $0.5 million for the year ended December 31, 2014.

H.	The following is a summary of the transaction reflecting in the Capital account adjustments:

Capital Account Pro Forma Adjustment Schedule at March 31, 2015
Common stock and additional paid in capital issued—Western Alliance	$404,528
Elimination of common stock and additional paid in capital—Bridge Capital	(117,731)

Cash pro forma adjusting entry	$286,797

Elimination retained earnings—Bridge Capital	$(73,461)
Western Alliance net merger transaction costs	(12,200)

Retained earnings pro forma adjusting entry	$(85,661)

Elimination accumulated other comprehensive income—Bridge Capital	$(1,432)

I.	Adjustments to the income tax expense represent the tax effect of the pro forma adjustments and Bridge Capital losses using a statutory rate of 39%.

FUTURE STOCKHOLDER PROPOSALS

Bridge Capital intends to hold an annual meeting of shareholders in 2015 only if the merger agreement is terminated. In the event that the merger is not completed in 2015, or at all, Bridge Capital may hold a 2015 annual meeting. Any shareholder nominations or proposals intended to be presented at Bridge Capitals’s next annual meeting must be submitted a reasonable time prior to any such meeting to be considered timely.

If the merger is completed, Bridge Capital shareholders will become stockholders of Western Alliance. Any proposal which a stockholder wishes to have included in Western Alliance’s proxy statement and form of proxy relating to its 2016 annual meeting of stockholders must be received by Western Alliance in writing on or before the close of business on December 15, 2015, and the proposal must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934, including the proof of ownership requirements of Rule 14a-8(b)(2), and Delaware law. Proposals must be addressed to the Corporate Secretary at Western Alliance’s principal executive offices located at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004.

Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received. Submitting a stockholder proposal does not guarantee that Western Alliance will include it in the proxy statement. Western Alliance’s governance committee reviews all stockholder proposals and makes recommendations to the Board of Directors for actions on such proposals.

In addition, under Western Alliance’s bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at the 2016 annual meeting of the stockholders that is not to be included in the proxy statement, must give notice to Western Alliance’s Corporate Secretary between January 20, 2016 and the close of business on February 19, 2016. The notice must include information specified in Western Alliance’s bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to Western Alliance’s stock. If Western Alliance’s 2016 annual meeting of the stockholders is held more than 30 days from May 19, 2016, the anniversary of the 2015 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not to be included in the proxy statement by the later of the 90th day before the 2016 annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced.

OTHER MATTERS

We do not expect that any matters other than those described in this document will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the Bridge Capital proxy card to vote proxies in accordance with the determination of a majority of Bridge Capital’s Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

EXPERTS

The consolidated financial statements of Western Alliance incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, to the extent and for the period set forth in their report, have been so incorporated in reliance on the report of McGladrey LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Bridge Capital incorporated into this document by reference to Bridge Capital’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, have been so incorporated in reliance on the report of Vavrinek, Trine, Day & Co., LLP, independent registered public accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Western Alliance common stock to be issued in the merger will be passed upon for Western Alliance by Hogan Lovells US LLP. As a condition to the consummation of the merger, Western Alliance will have received an opinion from Hogan Lovells US LLP, and Bridge Capital will have received an opinion from Pillsbury Winthrop Shaw Pittman LLP, in each case, dated as of the closing date of the merger, to the effect that, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

WHERE YOU CAN FIND MORE INFORMATION

Western Alliance and Bridge Capital file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file with the Securities and Exchange Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Western Alliance’s filings with the SEC can be found on the internet at http://www.westernalliancebancorp.com. Western Alliance’s common stock is traded on the NYSE under the trading symbol “WAL.” Bridge Capital’s filings with the SEC can be found on the internet at http:// www.bridgecapitalholdings.com. Bridge Capital’s common stock is traded on NASDAQ under the trading symbol “BBNK.”

Western Alliance has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of Western Alliance common stock that Bridge Capital shareholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of Western Alliance on Form S-4 and is a prospectus of Western Alliance and a proxy statement of Bridge Capital for the Bridge Capital special meeting.

The Securities and Exchange Commission permits Western Alliance and Bridge Capital to “incorporate by reference” information into this proxy statement/prospectus. This means that Western Alliance and Bridge Capital can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the Securities and Exchange Commission after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Western Alliance and Bridge Capital and their financial conditions.

Western Alliance:

•	Western Alliance’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Western Alliance’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	Western Alliance’s Current Reports on Form 8-K filed on March 9, 2015, March 13, 2015, May 11, 2015 and May 22, 2015;

•	Western Alliance’s definitive proxy statement dated April 6, 2015, filed in connection with its annual meeting of stockholders to be held on May 19, 2015; and

•	the description of Western Alliance’s capital stock contained in Amendment No. 1 to its Registration Statement on Form 8-A filed with the SEC on June 3, 2014, and all amendments or reports filed with the SEC for the purpose of updating such description.

Bridge Capital:

•	Bridge Capital’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended;

•	Bridge Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	Bridge Capital’s Current Reports on Form 8-K filed on March 10, 2015 and March 13, 2015;

•	the description of Bridge Capital’s share purchase rights pursuant to the shareholder rights agreement contained in its Registration Statement on Form 8-A filed with the SEC on August 22, 2008, and all amendments or reports filed with the SEC for the purpose of updating such description; and

•	the description of Bridge Capital’s capital stock contained in its Form 8-K filed with the SEC on October 4, 2004, and all amendments or reports filed with the SEC for the purpose of updating such description.

In addition, Western Alliance and Bridge Capital also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of the Bridge Capital special meeting. These documents include Annual Reports on Form 10-K and 10-K/A, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

Documents incorporated by reference are available from Western Alliance and Bridge Capital, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or be telephone from the appropriate company at the following addresses and telephone numbers:

Bridge Capital Holdings 55 Almaden Boulevard San Jose, California 95113 (408) 423-8500 Attention: Thomas A. Sa	Western Alliance Bancorporation One E. Washington Street, Suite 1400 Phoenix, Arizona 85004 (602) 952-5408 Attention: Dale Gibbons

Neither Western Alliance nor Bridge Capital has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Western Alliance was provided by Western Alliance, and the information contained in this proxy statement/prospectus with respect to Bridge Capital was provided by Bridge Capital. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

WESTERN ALLIANCE BANCORPORATION

AND

BRIDGE CAPITAL HOLDINGS

DATED AS OF

MARCH 9, 2015

A-i

A-ii

Page
9.6	Counterparts	A-49
9.7	Entire Agreement	A-49
9.8	Governing Law	A-49
9.9	Enforcement of Agreement	A-49
9.10	Severability	A-49
9.11	Publicity	A-49
9.12	Assignment; Limitation of Benefits	A-49
9.13	Additional Definitions	A-50

EXHIBITS

Exhibit A Form of CA Agreement of Merger	A-57
Exhibit B Form of Bank Merger Agreement	A-65

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2015 (this “Agreement”), is entered into by and between Western Alliance Bancorporation (“WAL”), a Delaware corporation, and Bridge Capital Holdings, a California corporation (“Bridge”).

WHEREAS, the Boards of Directors of WAL and Bridge have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which WAL will acquire Bridge through the merger of Bridge with and into WAL, with WAL surviving (the “Merger”);

WHEREAS, contemporaneous with the execution of this Agreement, each of the directors and executive officers of Bridge, and Carpenter Fund Manager GP, LLC, each solely in his, her or its capacity as a shareholder of Bridge, have executed an agreement with WAL containing certain covenants, without which covenants WAL would not have agreed to the Merger (the “Support Agreements”);

WHEREAS, contemporaneous with the execution of this Agreement, each of Daniel P. Myers, Thomas A. Sa and Timothy W. Boothe and certain other executive officers and employees of Bridge have executed an agreement which reflects the terms of such person’s continuing employment with WAL, the effectiveness of which is subject to the occurrence of the Effective Time (the “Employment Agreements”);

WHEREAS, contemporaneous with the execution of this Agreement, certain executive officers of Bridge have executed a protection agreement, the effectiveness of which is subject to the occurrence of the Effective Time (the “Protection Agreements”);

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code (the “CCC”), at the Effective Time, Bridge will merge into WAL, with WAL being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Bridge shall cease.

1.2 Effective Time. The Merger shall become effective on the date and at the time specified in the Certificate of Merger as filed with the Secretary of State of the State of Delaware (the “DE Certificate of Merger”) and the Agreement of Merger, substantially in the form attached hereto as Exhibit A, as filed with the Secretary of State of the State of California (the “CA Agreement of Merger”), as applicable. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the DE Certificate of Merger and the CA Agreement of Merger.

1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the CCC.

1.4 Conversion of Bridge Common Stock.

(a) At the Effective Time, subject to Sections 1.4(b), 1.4(c) and 1.4(d) and Section 1.5, each share of Bridge common stock, no par value per share (“Bridge Common Stock”), issued and outstanding as of the Effective Time (excluding Dissenters’ Shares and all unvested shares of Bridge Restricted Stock but, for the avoidance of doubt, including any associated rights to purchase capital stock of Bridge issued pursuant to the Rights Agreement, and any shares of Bridge Common Stock issued as of the Effective Time by reason of the exercise of options to acquire Bridge Common Stock) shall be converted into the right to receive, without interest, (i) 0.8145 shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of WAL (“WAL Common Stock”) (the “Stock Consideration”) and (ii) $2.39 in cash (the “Cash Consideration”) (the consideration described in clauses (i) and (ii) and the Cash Out Amount (defined below), the “Merger Consideration”).

(b) No Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 1.4, but instead shall be treated in accordance with the provisions set forth in Section 2.3(a).

(c) At the Effective Time, all shares of Bridge Common Stock that are owned by Bridge as treasury stock and all shares of Bridge Common Stock that are owned directly or indirectly by WAL or Bridge, including any shares of Bridge Common Stock held by WAL or Bridge or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by WAL, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of WAL Common Stock that are owned by Bridge shall become treasury stock of WAL.

(d) Subject to the potential adjustment that may be made to the Exchange Ratio pursuant to Section 2.2 of this Agreement and as provided in Section 1.9(b) of this Agreement, the aggregate Merger Consideration to be issued or paid shall not exceed 12,494,704 shares of WAL Common Stock and $36,663,403 of cash; provided that for each share of Bridge Common Stock that is issued, from and after the date hereof and prior to the Effective Time pursuant to the exercise of Bridge Stock Options and the vesting of Bridge Restricted Stock, either (i) outstanding as of the date hereof other than any Bridge Restricted Stock that vests pursuant to the agreements set forth on schedule 1.5 of the Bridge Disclosure Schedule or (ii) granted or issued after the date hereof pursuant to and in accordance with the terms of this Agreement, the maximum aggregate Merger Consideration referred to in this subsection shall be increased by 0.8145 shares of WAL Common Stock and $2.39 in cash. In the event that the foregoing clauses of this Section 1.4 result in more total Merger Consideration than specified in the previous sentence, then the total Merger Consideration calculated under Section 1.4(a) (including the Cash Out Amount and giving effect to Dissenting Shares as if they had been converted under Section 1.4(a)) shall be reduced on a pro rata basis to the aggregate amount set forth in this Section 1.4(d).

1.5 Options and Other Stock-Based Awards.

(a) Prior to the Effective Time, each holder of an outstanding, vested and unexercised option to purchase Bridge Common Stock granted under the Bridge Stock Plans (defined below) and each holder of an outstanding and unexercised option that will become vested coincident with or immediately prior to the Effective Time in accordance with the terms in effect under the agreements and arrangements listed in Section 1.5 of the Bridge Disclosure Schedule (other than any requirement of separation from service) (each, a “Bridge Stock Option”) may elect to exercise any such option in accordance with the other terms thereof (an “Exercise Election”), contingent on the consummation of the Merger, and shall receive, for any shares of Bridge Common Stock acquired in such election, the Merger Consideration in accordance with Section 1.4. In the event of any such Exercise Election, all shares of Bridge Common Stock underlying such exercised options will be deemed to have been issued and outstanding immediately prior to the Effective Time for purposes of Section 1.4. If the Merger is not completed, any options for which an Exercise Election has been made will remain outstanding. At the Effective Time, any outstanding, vested and unexercised option for which an Exercise Election has not been made shall be canceled and in exchange for such cancellation the optionee shall receive an amount of cash, without interest, equal to the product of (i) the excess of (A) the Closing Price over (B) the exercise price per share of such option and (ii) the number of shares of Bridge Common Stock subject to such option (in the aggregate, the “Cash Out Amount”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. At the Effective Time, any outstanding, vested and unexercised option for which an Exercise Election has not been made the exercise price per share of which exceeds the Closing Price shall be converted automatically into an Adjusted Option (defined below), and shall be treated in the same manner as an unvested Bridge Stock Option in accordance with Section 1.5(b) hereof.

(b) At the Effective Time, each unvested Bridge Stock Option that is outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Bridge Common Stock and shall be converted automatically into an option to purchase the number of shares of WAL Common Stock (each, an “Adjusted Option”) equal to the product of (x) the total number of shares of Bridge Common Stock subject to such Bridge Stock Option immediately prior to the Effective Time and (y) 0.905 (the “Equity Award Exchange Ratio”), with any fractional shares rounded down to the next lower whole number of shares. Each Adjusted Option shall have an exercise price per share of WAL Common Stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Bridge Common Stock subject to such Bridge Stock Option divided by (ii) the Equity Award Exchange Ratio. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the converted Bridge Stock Option under the applicable Bridge Stock Plan and the agreements evidencing grants thereunder, including as to vesting. Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and for any Bridge Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. For purposes of this Agreement, “Bridge Stock Plans” means the Bridge Bank Amended and Restated 2001 Stock Option Plan, as amended, and the Bridge Capital Holdings 2006 Equity Incentive Plan, and any other agreement providing for the grant of options.

(c) Prior to the Effective Time, all outstanding and vested shares of Bridge Restricted Stock that are outstanding and vested immediately prior to the Effective Time (including any Bridge Restricted Stock that will become vested coincident with or immediately prior to the Effective Time in accordance with the terms in effect under the agreements and arrangements listed in Section 1.5 of the Bridge Disclosure Schedule (other than any requirement of separation from service)), as of the Effective Time, shall be a vested right to receive the Merger Consideration in accordance with Section 1.4(a). At the Effective Time, each share of Bridge Restricted Stock that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Bridge Common Stock and shall be converted automatically into a share of restricted WAL Common Stock (each, an “Adjusted Restricted Share”) equal to the product of (x) the number of shares of Bridge Restricted Stock and (y) the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each Adjusted Restricted Share shall otherwise be subject to substantially the same terms and conditions applicable to the converted Bridge Restricted Stock under the applicable Bridge Stock Plan and the agreements evidencing grants thereunder, including as to vesting.

(d) At or prior to the Effective Time, (i) Bridge, the Board of Directors of Bridge and its compensation committee, as applicable, shall adopt any resolutions and take all actions that are reasonably necessary to effectuate the provisions of this Section 1.5 and (ii) WAL, the Board of Directors of WAL and its compensation committee, as applicable, shall take such actions as are reasonably necessary for the assumption by WAL of the Adjusted Options, and the Adjusted Restricted Shares. Promptly after the Effective Time, WAL shall prepare and file with the SEC a registration statement on Form S-8 registering a number of shares of WAL Common Stock necessary to fulfill WAL’s obligations under this Section 1.5 and shall maintain the effectiveness of such registration statement for so long as any Adjusted Options, or Adjusted Restricted Shares remain outstanding.

1.6 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of WAL, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

1.7 Bylaws. At the Effective Time, the bylaws of WAL, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.8 Directors and Officers. The directors of WAL immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; provided, however, that, prior to the Effective Time, all necessary action shall have been taken by WAL in order that, at the first regularly scheduled meeting of the Board of Directors of Surviving Corporation occurring after the Effective Time, WAL shall expand the size of its Board of Directors by two (2) seats in connection with the Merger and designate two (2) members of Bridge’s Board of Directors to be named after the date hereof and prior to the Effective Time, each of whom meets the qualifications for directors set forth in the bylaws of the Surviving Corporation and is mutually agreed upon by WAL and Bridge prior to the Effective Time, to serve on the Board of Directors of the Surviving Corporation (the “Bridge Director Designees”). The Bridge Director Designees shall be appointed to the Board of Directors of the Surviving Corporation in a manner such that the classes of the Board of Directors of the Surviving Corporation shall be as nearly equal in number as possible. At the Effective Time, the officers of WAL immediately prior to the Effective Time shall be officers of the Surviving Corporation and, pursuant to the terms of his employment agreement, Daniel P. Myers shall become an officer of the Surviving Corporation, and shall serve in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.9 Tax Consequences.

(a) It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations promulgated thereunder (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.

(b) If either the tax opinion referred to in Section 7.2(e) or the tax opinion referred to in Section 7.3(e) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then WAL shall reduce the Cash Consideration (and increase the Stock Consideration accordingly) to the minimum extent necessary to enable the relevant tax opinions to be rendered.

1.10 Bank Merger. In connection with the consummation of the Merger, Bridge Bank, National Association, a national banking association chartered under the laws of the United States and a wholly owned subsidiary of Bridge (“Bridge Bank”), will enter into a merger agreement (the “Bank Merger Agreement”), substantially in the form attached hereto as Exhibit B, providing for the merger (the “Bank Merger”) of Bridge Bank with and into Western Alliance Bank, an Arizona-chartered bank and wholly owned subsidiary of WAL (“WAB”), with WAB being the surviving bank of the Bank Merger (“Surviving Bank”).

1.11 Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, WAL shall be entitled to revise the structure of the Bank Merger, including, without limitation, the possible postponement or elimination thereof, if necessary for regulatory or other reasonable business or Tax reason, provided that (i) there are no adverse federal or state income tax consequences to Bridge shareholders as a result of the modification (including no impact upon the opinions of counsel to be delivered pursuant to Sections 7.2(e) and 7.3(e) of this Agreement); (ii) the consideration to be paid to each holder of record of Bridge Common Stock (other than Dissenters’ Shares) (“Holder”) under this Agreement is not thereby changed in kind or value or reduced in amount as a result of such change in structure; (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger; (iv) such modification will not impede or materially delay consummation of the Merger; and (v) such modification will not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof. Each of the parties hereto agrees to appropriately amend this Agreement and any related documents in order to reflect any such revised structure for the Bank Merger.

1.12 Bridge Bank Brand. It is the current intention of WAL that, from and after the Effective Time, WAL will continue to use the “Bridge Bank” name across Bridge’s product lines as part of the WAL franchise in the San Francisco Bay Area and at existing Bridge offices outside of California.

ARTICLE II

EXCHANGE PROCEDURES

2.1 Exchange of Shares.

(a) Prior to the Effective Time, WAL will deposit with a bank or trust company designated by WAL (the “Exchange Agent”) certificates (which may be in electronic form) representing shares of WAL Common Stock (“WAL Stock Certificates”) sufficient to pay in a timely manner, and WAL shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, prior to the Effective Time, WAL shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the Cash Consideration, the cash in lieu of fractional shares of WAL Common Stock and the Cash Out Amount, and WAL shall instruct the Exchange Agent to timely pay the Cash Consideration, the cash in lieu of fractional shares of WAL Common Stock and the Cash Out Amount.

(b) As soon as reasonably practicable after the Effective Time, WAL shall cause the Exchange Agent to mail to each Holder of a Bridge stock certificate(s) which immediately prior to the Effective Time represented outstanding shares of Bridge Common Stock (“Bridge Stock Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of WAL Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Bridge Stock Certificate(s) shall pass, only upon delivery of the Bridge Stock Certificate(s) (or affidavits of loss in lieu of such certificates) to the Exchange Agent) and shall be substantially in such form and have such other provisions as shall reasonably be determined by WAL (the “Letter of Transmittal”), and (ii) instructions for use in surrendering the Bridge Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of WAL Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.1(j) and any dividends or distributions to which such holder is entitled pursuant to Section 2.1(i).

(c) Upon surrender to the Exchange Agent of its Bridge Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares in respect of the shares of Bridge Common Stock represented by its Bridge Stock Certificate. Until so surrendered, each such Bridge Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of WAL Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.1(j) and any dividends or distributions to which such holder is entitled pursuant to Section 2.1(i).

(d) In the case of outstanding shares of Bridge Common Stock that are not represented by Bridge Stock Certificates, the parties shall make such adjustments and take or cause to be taken such actions as are necessary or appropriate to implement the same purpose and effect that this Section 2.1 will have with respect to shares of Bridge Common Stock that are represented by Bridge Stock Certificates.

(e) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Bridge Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Bridge Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall inform the Exchange Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Bridge Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of WAL Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, WAL) shall be entitled to deduct and withhold from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of WAL Common Stock) otherwise payable pursuant to this Agreement to any holder of Bridge Common Stock such amounts as the Exchange Agent or WAL, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or WAL, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Bridge Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or WAL, as the case may be.

(f) After the Effective Time there shall be no further registration or transfers of shares of Bridge Common Stock. If, after the Effective Time, Bridge Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(g) At any time following the six-month anniversary of the Effective Time, WAL shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration or cash in lieu of fractional shares of WAL Common Stock not distributed to Holders of shares of Bridge Common Stock that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by WAL), and Holders shall be entitled to look only to WAL (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of WAL Common Stock and any dividends or other distributions with respect to WAL Common Stock payable upon due surrender of their Bridge Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither WAL nor the Exchange Agent shall be liable to any Holder of a Bridge Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(h) In the event any Bridge Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Bridge Stock Certificate(s) to be lost, stolen or destroyed and, if required by WAL or the Exchange Agent, the posting by such Person of a bond in such sum as WAL may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Bridge Stock Certificate(s), WAL shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of Bridge Common Stock represented by such lost, stolen or destroyed Bridge Stock Certificates.

(i) No dividends or other distributions with respect to WAL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bridge Stock Certificate with respect to the shares of WAL Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (j) below, and all such dividends, other distributions and cash in lieu of fractional shares of WAL Common Stock shall be paid by WAL to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Bridge Stock Certificate in accordance with subsection (c) above. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Bridge Stock Certificate there shall be paid to the Holder, the Merger Consideration, including a WAL Stock Certificate, or, at WAL’s option, evidence of shares of WAL Common Stock in book entry form, for WAL Common Stock representing whole shares of WAL Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of

WAL Common Stock and the amount of any cash payable in lieu of a fractional share of WAL Common Stock to which such Holder is entitled pursuant to subsection (j), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of WAL Common Stock. WAL shall make available to the Exchange Agent cash for these purposes, if necessary.

(j) No WAL Stock Certificates representing fractional shares of WAL Common Stock shall be issued, or book entries representing fractional shares of WAL Common Stock made, upon the surrender for exchange of Bridge Stock Certificates; no dividend or distribution by WAL shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of WAL. In lieu of any such fractional shares of WAL Common Stock, each Holder of a Bridge Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Bridge Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of Bridge Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing WAL Share Value. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by WAL on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration. For U.S. federal income tax purposes, the amount of any cash consideration paid pursuant to this Section 2.1(j) in lieu of issuing fractional shares of WAL Common Stock shall be treated as though such fractional share interests were first delivered to affected Holders and then redeemed.

(k) WAL, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the issuance and delivery of WAL Stock Certificates or book entry shares of WAL Common Stock into which shares of Bridge Common Stock are converted in the Merger, and (B) the method of payment of cash for shares of Bridge Common Stock converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of WAL Common Stock.

2.2 Certain Adjustments. If, after the date hereof and on or prior to the Effective Time, the outstanding shares of WAL Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “WAL Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the Holders the same economic effect as contemplated by this Agreement prior to such WAL Adjustment Event.

2.3 Appraisal Rights; Dissenters’ Shares.

(a) Notwithstanding anything in this Agreement to the contrary and to the extent available under the CCC, all shares of Bridge Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of Bridge who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such shares of Bridge Common Stock in accordance with Section 1301 of the CCC (collectively, the “Dissenters’ Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of Dissenters’ Shares held by them in accordance with the provisions of Section 1300 et seq. of the CCC, except that all Dissenters’ Shares held by shareholders of Bridge who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenters’ Shares under the CCC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.4(a).

(b) Bridge shall give WAL (i) prompt notice of any demands for appraisal received by Bridge, withdrawals of such demands and any other similar instruments served pursuant to the CCC and received by

Bridge, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. Bridge shall not, except with the prior written consent of WAL, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a demand, subject to Bridge’s legal duties and obligations under the CCC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BRIDGE

Bridge hereby makes the following representations and warranties to WAL as set forth in this Article III, subject to the specifically identified exceptions disclosed in writing in the Bridge Disclosure Schedule as of the date hereof, each of which is being relied upon by WAL as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Bridge referenced below and/or otherwise required of Bridge pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement (and shall only be deemed an exception to the extent identified, or to the extent disclosed in any other disclosure schedules of Bridge delivered herewith, provided that it is reasonably clear on its face, upon a reading of the disclosure that such disclosure is responsive to such specific sections and/or subsections of this Agreement) and delivered herewith, are referred to herein as the “Bridge Disclosure Schedule.”

3.1 Corporate Organization.

(a) Bridge is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Bridge has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. Bridge is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the rules and regulations of the FRB promulgated thereunder. The articles of incorporation and bylaws of Bridge, copies of which have been made available to WAL are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) Bridge Bank is a national banking association duly organized and validly existing and in good standing under the laws of the United States and is regulated by the Office of the Comptroller of the Currency (the “OCC”). Deposit accounts of Bridge Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Bridge Bank. No proceedings for the termination of such insurance are pending or, to Bridge’s Knowledge, threatened. Bridge Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bridge. The charter and bylaws of Bridge Bank, copies of which have been made available to WAL are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Bridge Bank is a member in good standing of the Federal Home Loan Bank of San Francisco (the “FHLB-SF”).

(c) Section 3.1(c) of the Bridge Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of Bridge as of the date of this Agreement. Bridge owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Bridge Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for its ownership of Bridge Bank, Bridge does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

3.2 Capitalization.

(a) The authorized capital stock of Bridge consists of 30 million shares of Bridge Common Stock, no par value per share, and 10 million shares of preferred stock, no par value per share (the “Bridge Preferred Stock”), of which 1,200,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the Rights Agreement. As of the date hereof, there are (x) 15,963,906 shares of Bridge Common Stock issued and outstanding (which includes all shares of Bridge Restricted Stock but does not include any unvested Bridge Restricted Stock Units) and no shares of Bridge Common Stock owned by Bridge as treasury stock, and (z) no shares of Bridge Preferred Stock issued and outstanding. As of the date hereof, there are 1,061,986 shares of Bridge Restricted Stock outstanding under the Bridge Stock Plans, true, complete and accurate copies of which are set forth in Section 3.2(a) of the Bridge Disclosure Schedule, and no Bridge Restricted Stock Units outstanding. As of the date hereof, there are options outstanding to purchase 791,924 shares of Bridge Common Stock, and no warrants outstanding to purchase shares of Bridge Common Stock. All of the issued and outstanding shares of Bridge Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the outstanding options, Bridge does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bridge Common Stock or any other equity security of Bridge or any securities representing the right to purchase or otherwise receive any shares of Bridge Common Stock or any other equity security of Bridge. The names of the optionees, Bridge Restricted Stock award recipients, and the grant date of each outstanding share of Bridge Restricted Stock and each outstanding option to purchase Bridge Common Stock, the number of shares subject to each such award, grant or option, the vesting schedule for each such award, grant or option, the type of option (incentive stock option or nonqualified option), the expiration date of each such award, grant or option, and the price at which each such option may be exercised under the Bridge Stock Plans are set forth in Section 3.2(a) of the Bridge Disclosure Schedule. Schedule 1.5 sets forth with respect to each employee or director the true and correct number of shares of (i) Bridge Common Stock subject to purchase pursuant to unvested outstanding Bridge options and (ii) unvested Bridge Restricted Stock, in each case subject to vesting coincident with or immediately prior to the Effective Time in accordance with the terms in effect under any applicable agreements and arrangements (other than any requirement of separation from service), and no other employee or director of Bridge holds options to purchase Bridge Common Stock or Bridge Restricted Stock subject to acceleration triggered by or immediately prior to the Effective Time (whether with or without a requirement of separation from service). Since December 31, 2013, Bridge has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than director or employee stock options or Bridge Restricted Stock awards granted under the Bridge Stock Plans or shares of Bridge Common Stock issuable pursuant to the exercise of director or employee stock options or vesting of Bridge Restricted Stock granted under the Bridge Stock Plans.

(b) The authorized capital stock of Bridge Bank consists of 10,000,000 shares of common stock, $2.50 par value per share (“Bridge Bank Common Stock”) and 10,000,000 shares of serial preferred stock, $2.50 par value per share. As of the date hereof, there are 1,000 shares of Bridge Bank Common Stock issued and outstanding, all of which shares are owned by Bridge, no shares of Bridge Bank preferred stock issued and outstanding, and no shares of Bridge Bank Common Stock are held in Bridge Bank’s treasury.

(c) Except as set forth on Section 3.2(c) of the Bridge Disclosure Schedule, as of the date hereof, no trust preferred or subordinated securities of Bridge are issued and outstanding. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Bridge may vote are issued or outstanding.

(d) Except as set forth on Section 3.2(d) of the Bridge Disclosure Schedule, there are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement (as defined below) or otherwise registered for sale or sold by Bridge under the Securities Act pursuant to this Agreement.

3.3 Authority; No Violation.

(a) Bridge has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bridge. The Board of Directors of Bridge has directed that this Agreement and the transactions contemplated hereby be submitted to Bridge’s shareholders for approval at the Special Meeting and, except for the approval of this Agreement by the holders of a majority of the outstanding shares of Bridge Common Stock, no other corporate proceedings on the part of Bridge (except for matters related to setting the date, time, place and record date for the Special Meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Bridge and (assuming due authorization, execution and delivery of this Agreement by WAL) will constitute valid and binding obligations of Bridge, enforceable against Bridge in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally.

(b) Bridge Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Bridge Bank and by Bridge as the sole shareholder of Bridge Bank. No other corporate proceedings on the part of Bridge Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Bridge Bank, will be duly and validly executed and delivered by Bridge Bank and will (assuming due authorization, execution and delivery by WAB) constitute a valid and binding obligation of Bridge Bank, enforceable against Bridge Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally.

(c) Except as disclosed in Section 3.3(c) of the Bridge Disclosure Schedule, neither the execution and delivery of this Agreement by Bridge, nor of the Bank Merger Agreement by Bridge Bank, nor the consummation by Bridge or Bridge Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Bridge or Bridge Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the charter or bylaws of Bridge and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to Bridge and each of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Bridge and each of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, or Bridge Contract to which Bridge and each of its Subsidiaries is a party, or by which Bridge or any of Bridge’s properties or assets may be bound or affected.

3.4 Consents and Approvals.

(a) Except for (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger and the Bank Merger with the FRB under the BHCA and the Bank Merger Act and FRB regulations, the OCC under the National Bank Act, and the Arizona Department of Financial Institutions (“ADFI”) under Arizona banking laws or regulations, and approval of the foregoing applications and notices (collectively, the “Required Banking Approvals”), (ii) the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form S-4 to register the shares of WAL Common Stock that may be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of Bridge’s shareholders at the Special Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Materials”), (iii) the approval of this Agreement by the requisite vote of the shareholders of Bridge, (iv) the filing of the CA Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC, (v) the filing of the DE Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) the filings required by the Bank Merger Agreement, if applicable, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (viii) such filings, authorizations or approvals as may be set forth in Section 3.4(a) of the Bridge Disclosure Schedule, no consents or approvals of or filings or registrations by Bridge with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party, are necessary in connection with (1) the execution and delivery by Bridge of this Agreement, (2) the consummation by Bridge of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Bridge Bank of the Bank Merger Agreement, and (4) the consummation by Bridge Bank of the Bank Merger and the transactions contemplated thereby, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Material Adverse Effect on Bridge.

(b) Except as may be set forth in Schedule 3.4(b) of the Bridge Disclosure Schedule, Bridge has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof from any Governmental Entity referred to in Section 3.4(a) required to be obtained by Bridge or Bridge Bank cannot be obtained or granted on a timely basis.

3.5 Reports. Except as set forth in Section 3.5 of the Bridge Disclosure Schedule, (x) each of Bridge and its Subsidiaries, as applicable, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, it was required to file since December 31, 2013 with (i) the FRB, (ii) the FDIC, (iii) the OCC, (iv) any state banking commissions or any state regulatory authority (each a “State Regulator”), (v) the SEC and (vi) any other self-regulatory organization (collectively “Regulatory Agencies”); and (y) except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Bridge and its Subsidiaries, to Bridge’s Knowledge, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Bridge or any of its Subsidiaries since December 31, 2013.

3.6 Financial Statements; SEC Filings; Books and Records. True, correct and complete copies of the consolidated balance sheets of Bridge and its Subsidiaries as of December 31 for the fiscal years 2014 and 2013 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the fiscal years 2014 through 2012, inclusive, are included in Bridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of Vavrinek Trine Day & Co. LLP, independent public accountants with respect to Bridge. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.7 will fairly present in all material respects, the results of the consolidated operations and consolidated financial condition of Bridge and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects, and the financial statements referred to in Section 6.7 will comply in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 will be, prepared in all material respects in accordance with accounting principles generally accepted in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto. Bridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and all reports filed pursuant to the Exchange Act since December 31, 2014 comply in all material respects with the appropriate accounting and all other applicable SEC requirements for such reports under rules and regulations of the SEC with respect thereto. Bridge has made available to WAL true, correct and complete copies of all written correspondence between the SEC and Bridge and any of its Subsidiaries occurring since January 1, 2012 and prior to the date of this Agreement. Except as set forth at Section 3.6 of the Bridge Disclosure Schedule, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Bridge SEC Reports. None of Bridge’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The books and records of Bridge have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Vavrinek Trine Day & Co. LLP has not resigned (or informed Bridge that it intends to resign) or been dismissed as independent public accountants of Bridge as a result of or in connection with any disagreements with Bridge on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.7 Broker’s Fees. Neither Bridge nor any Bridge Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Bridge has engaged, and will pay a fee or commission as set forth at Section 3.7 of the Bridge Disclosure Schedule to, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) in accordance with the terms of a letter agreement between Sandler O’Neill and Bridge, dated December 11, 2014, a true, complete and correct copy of which has been previously made available to WAL.

3.8 Absence of Certain Changes or Events. Except as set forth at Section 3.8 of the Bridge Disclosure Schedule, or as disclosed in Bridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014 or in any other filing made by Bridge with the SEC since December 31, 2013, and except as contemplated by this Agreement: (i) neither Bridge nor any of its Subsidiaries has incurred any material liability of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP and regulatory accounting principles, except in the ordinary course of their business consistent with past practices; (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bridge; and (iii) Bridge and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course consistent with past practices.

3.9 Legal Proceedings.

(a) Except as set forth at Section 3.9(a) of the Bridge Disclosure Schedule, neither Bridge nor any of its Subsidiaries is a party to any material pending or, to the Knowledge of Bridge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bridge or any of its Subsidiaries.

(b) Except as set forth at Section 3.9(b) of the Bridge Disclosure Schedule, there is no material injunction, order, judgment, decree, or regulatory restriction binding upon Bridge, any of its Subsidiaries or the assets of Bridge or any of its Subsidiaries.

(c) Except as set forth in Section 3.9(c) of the Bridge Disclosure Schedule, since January 1, 2010 (i) there have been no material subpoenas or written demands, inquiries or information requests received by Bridge or any of its Subsidiaries from any Governmental Entity; and (ii) no Governmental Entity has requested that Bridge or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, inquiry or information request.

3.10 Taxes and Tax Returns.

(a) Except as set forth at Section 3.10(a) of the Bridge Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of Bridge or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed and any such extensions shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes due and payable by Bridge or any of its Subsidiaries have been paid in full, except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established; (iii) there is currently no audit examination, deficiency assessment, refund litigation or, to the Knowledge of Bridge, Tax investigation with respect to any Taxes of Bridge or any of its Subsidiaries, and no written claim has been made by any Taxing Authority in a jurisdiction where Bridge or any of its Subsidiaries does not file Tax Returns that Bridge or any such Subsidiary is subject to Tax in that jurisdiction; (iv) neither Bridge nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect; (v) there are no liens for Taxes on any of the assets of Bridge or any of its Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been established; (vi) Bridge and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Bridge and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vii) Bridge is the “common parent,” and all of its Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “Bridge Group”); (viii) neither Bridge nor any of its Subsidiaries is or has never been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the Bridge Group and neither Bridge nor any of its Subsidiaries is liable for any Taxes of any Person (other than Bridge and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (ix) Bridge is not a party to or bound by any Tax allocation or sharing agreement other than any such agreement with respect to the Bridge Group or any of its members; (x) Bridge has made available to WAL copies of all material Tax Returns filed with respect to the taxable periods of Bridge and its Subsidiaries ended on or after December 31, 2011, 2012 and 2013; (xi) the unpaid Taxes of Bridge and its Subsidiaries did not, as of the date of any financial statements of Bridge furnished to WAL pursuant to Section 3.6, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Bridge in filing its Tax Returns; (xii) neither Bridge nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) neither Bridge nor any of its Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b); (xiv) neither Bridge nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (a) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by Bridge or any of its Subsidiaries on or prior to the Effective Time, (b) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law) undertaken or created by Bridge or any of its Subsidiaries on or prior to the Effective Time, (c) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Effective Time, (d) a prepaid amount received or paid prior to the Effective Time, (e) deferred gains arising prior to the Effective Time, (f) deferred cancellation of indebtedness income realized prior to the Effective Time or (g) election made or transaction undertaken prior to the Effective Time (other than the transactions contemplated by this Agreement) which reduced any Tax attribute (including basis in assets); and (xv) Bridge has made available to WAL its work papers regarding all material

Financial Accounting Standards Board Interpretation No. 48 matters with respect to Bridge and its Subsidiaries, including any work papers and supporting statements relevant to such matters.

(b) Neither Bridge nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or has Knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) For purposes of this Agreement:

“Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

“Taxing Authority” means any of the following to the extent it is entitled to exercise any taxing authority or power:

(i) a nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) a federal, state, local, municipal, foreign, or other government;

(iii) a governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(iv) a multi-national organization or body.

3.11 Employee Plans.

(a) Section 3.11(a) of the Bridge Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or other employee benefit arrangement, agreement, program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, by Bridge or any of the Bridge Subsidiaries or any other entity which together with Bridge would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which Bridge or any such Bridge Subsidiary has any liability as well as all stock purchase, stock incentive, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director, consultant or independent contractor of Bridge or any Subsidiary of Bridge has had or has any present or future right to benefits and which are contributed to, sponsored by or maintained by Bridge or any Subsidiary of Bridge or (ii) under which Bridge or any Subsidiary of Bridge has any present or future liability (collectively, the “Plans”). With respect to the Plans, except as set forth on Section 3.11(a) of the Bridge Disclosure Schedule:

(i) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Bridge or any Bridge Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Bridge or any Bridge Subsidiary, or (D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);

(ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);

(iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);

(iv) except as set forth on Section 3.11(a)(iv) of the Bridge Disclosure Schedule, no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Bridge or any Bridge Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement, including the agreements referenced in Section 6.5(e), nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.

(b) Bridge has heretofore delivered or made available to WAL true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last three years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding three plan years, (v) all material agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive, material correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.

(c) Except as set forth at Section 3.11(c) of the Bridge Disclosure Schedule:

(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;

(ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is designed to be so qualified, and (A) each such Plan has received from the Internal Revenue Service a favorable determination letter (or with respect to a prototype plan, can rely on a favorable opinion letter to the prototype plan sponsor), to the extent that any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code; and (B) neither Bridge nor any Bridge Subsidiary has Knowledge of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code;

(iii) all contributions or other amounts payable by Bridge or any Bridge Subsidiary as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and, to the extent applicable, Section 412 of the Code;

(iv) neither Bridge nor any Bridge Subsidiary has engaged in a transaction in connection with which Bridge or any Bridge Subsidiary would be reasonably likely to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and, to the Knowledge of Bridge and any Bridge Subsidiary, no transaction has occurred which involves the assets of any Plan and which would be reasonably likely to subject Bridge or any Bridge Subsidiary or any of the directors, officers or employees of Bridge or any Bridge Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;

(v) to the Knowledge of Bridge and any Bridge Subsidiary, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto;

(vi) all Plans could be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.7 hereto;

(vii) each Plan has been maintained and operated in all material respects either: (A) to be exempt from the requirements of Section 409A of the Code or (B) to be in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in any Plans;

(viii) each Bridge stock option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Bridge Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Board of Directors of Bridge or the compensation committee thereof actually awarded it, (iv) is designed to be exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Bridge Tax Returns and the financial statements referenced in Sections 3.6 and 6.7 hereto, respectively; and

(ix) all material reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were, if applicable, certified without qualification by each Plan’s accountants and actuaries.

3.12 Certain Contracts.

(a) Except as set forth at Section 3.9(b) and Section 3.12(a) of the Bridge Disclosure Schedule, neither Bridge nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from WAL, Bridge, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Bridge or any of its Subsidiaries or limits Bridge’s freedom to compete in any geographic area or to use the name “Bridge Bank” or any variant thereof, or which requires Bridge or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, (iv) which relates to the incurrence of indebtedness (other than deposit liabilities and advances and loans from the FHLB-SF incurred in the ordinary course of business consistent with past practice) by Bridge or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) which grants any registration right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Bridge or any of its Subsidiaries, (vi) which limits the payments of dividends by Bridge or any of its Subsidiaries, (vii) which relates to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (viii) which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Bridge or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (ix) with or to a labor union or guild (including any collective bargaining agreement), (x) which is not of the type described in clauses (i) through (ix) above and which involved payments by, or to, Bridge or any of its Subsidiaries in the fiscal year ended December 31, 2014, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2015, of more than $250,000 (other than (A) pursuant to loans originated or purchased by Bridge and its Subsidiaries and deposits taken in the ordinary course of business consistent with past practice or (B) any such contracts which are terminable by Bridge or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (xi) except as set forth in Section 3.23 of the Bridge Disclosure Schedule, which relates to any material Scheduled IP (as defined in Section 3.23) or (xii) except as set forth on Section 3.12(a)(v) of the Bridge Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (xii), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Section 3.12(a) of the Bridge Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Bridge and its Subsidiaries, and a list of the twenty (20) largest contracts by dollar value per annum (other than those evidencing loans originated or purchased by Bridge or its Subsidiaries or deposits taken in the ordinary course of business consistent with past practice). Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Bridge Disclosure Schedule, is referred to herein as a “Bridge Contract,” and neither Bridge nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any Bridge Contract.

(b) Except as may be set forth in Schedule 3.12(b) of the Bridge Disclosure Schedule, (i) each Bridge Contract is a valid and binding obligation of Bridge and in full force and effect, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally; (ii) Bridge and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Bridge Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Bridge or any of its Subsidiaries under any such Bridge Contract.

3.13 Agreements with Regulatory Agencies. Except as set forth at Section 3.9(b) and Section 3.13 of the Bridge Disclosure Schedule, neither Bridge nor Bridge Bank is subject to any cease-and-desist or other order issued by, nor is it a party to any written agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking with, or is a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the Bridge Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Bridge or Bridge Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14 Environmental Matters.

(a) Except as may be set forth in Schedule 3.14(a) of the Bridge Disclosure Schedule, to the Knowledge of Bridge, each of Bridge and its Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).

(b) Except as may be set forth in Schedule 3.14(b) of the Bridge Disclosure Schedule, there is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of Bridge, threatened (including past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice) in which Bridge or any Bridge Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor to Bridge or any Bridge Subsidiary), with any Environmental Law,

(y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by Bridge or any Bridge Subsidiary, or (z) to the Knowledge of Bridge, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by Bridge or any Bridge Subsidiary.

(c) Except as may be set forth in Schedule 3.14(c) of the Bridge Disclosure Schedule, during the period of Bridge’s or any Bridge Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, or to the Knowledge of Bridge, under or adjacent to and migrating onto any such property.

(d) Except as may be set forth in Schedule 3.14(d) of the Bridge Disclosure Schedule, to the Knowledge of Bridge, neither Bridge nor any Bridge Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, that would have a material adverse effect on the value of the property securing the loan with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) any material release or threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

(e) For purposes of this Section 3.14, the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated as “hazardous” or “toxic” or as a “waste”, “pollutant” or “contaminant” under any applicable Environmental Law.

3.15 Reserves for Losses. Except as may be set forth in Schedule 3.15 of the Bridge Disclosure Schedule, (i) all reserves or other allowances for possible losses reflected in Bridge’s financial statements referred to in Section 3.6 as of and for the year ended December 31, 2014, complied in all material respects with all applicable Laws and are established in accordance with GAAP and applicable regulatory accounting principles and guidance; and (ii) Bridge has not been notified by the FDIC, the OCC or Bridge’s independent auditor, in writing, that such reserves are inadequate or that the practices and policies of Bridge in establishing its reserves for the year ended December 31, 2014, and in accounting for delinquent and classified assets generally, fail to comply with applicable accounting or regulatory requirements, or that the FDIC, the OCC or Bridge’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Bridge. Bridge has previously furnished WAL with a complete list as of December 31, 2014 of all extensions of credit and other real estate owned (“OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Bridge agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by Bridge is being carried net of reserves at the lower of cost or net realizable value.

3.16 Properties and Assets. Section 3.16 of the Bridge Disclosure Schedule lists (i) all real property owned by Bridge and each Bridge Subsidiary (other than properties acquired by Bridge after the date hereof in foreclosure or in full or partial satisfaction of debts previously contracted), (ii) each real property lease, sublease or installment purchase arrangement to which Bridge or any Bridge Subsidiary is a party, (iii) a description of each contract for the purchase, sale, or development of real estate to which Bridge or any Bridge Subsidiary is a party, and (iv) all items of Bridge’s or any Bridge Subsidiary’s tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Bridge’s consolidated financial statements as of December 31, 2014 referred to in Section 3.6, (b) exceptions to title, zoning restrictions, easements, licenses and other restrictions on the use of owned or leased property or any interest therein that do not interfere materially with Bridge’s or any Bridge Subsidiary’s use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in

Section 3.6), (d) purchase money mortgages or other purchase money or vendor’s liens (including any finance leases), provided that no such lien shall extend to cover any other property of Bridge or any Bridge Subsidiary other than the so purchased items, Bridge and each Bridge Subsidiary have good and valid title to each owned real property and all owned material, tangible personal property and equipment, free and clear of all liens, claims, charges and other encumbrances, except for such imperfections of title, liens, claims, charges and other encumbrances as do not materially affect the value of the properties or assets or affect the use of the properties or assets subject thereto or affected thereby or materially impair business operations at such properties. Bridge and each Bridge Subsidiary, as lessee, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither Bridge nor any Bridge Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2013; all properties and assets used by Bridge and each Bridge Subsidiary are in good operating condition and repair suitable for the purposes for which they are currently utilized (normal wear and tear excluded) and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect; and Bridge and each Bridge Subsidiary enjoys peaceful and undisturbed possession under all leases for the use of all property under which they are lessees, and all leases to which Bridge is a party are valid and binding obligations in accordance with the terms thereof. Neither Bridge nor any Bridge Subsidiary is in material default with respect to any such lease, and there has occurred no default by Bridge or any Bridge Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Bridge or any Bridge Subsidiary under any such lease; and there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by Bridge or any Bridge Subsidiary of any of the property owned, leased, or occupied by them.

3.17 Insurance. Section 3.17 of the Bridge Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Bridge and any Bridge Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles or retentions, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither Bridge nor any Bridge Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Bridge and any Bridge Subsidiary is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance in all material respects by Bridge and the Bridge Subsidiaries with all requirements of Law and agreements to which Bridge or any of the Bridge Subsidiaries is subject or is party, and is, to Bridge’s Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Bridge and the Bridge Subsidiaries. True, correct and complete copies of all such policies and bonds reflected at Section 3.17 of the Bridge Disclosure Schedule, as in effect on the date hereof, have been made available to WAL.

3.18 Compliance with Applicable Laws. Except as may be set forth in Schedule 3.18 of the Bridge Disclosure Schedule:

(a) Since January 1, 2013, each of Bridge and any Bridge Subsidiary has complied in all material respects with (i) all Laws applicable to it or to the operation of its business, including without limitation, all Laws related to data protection or privacy, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information; neither Bridge nor any Bridge Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

(b) Each of Bridge, its Subsidiaries and employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of Bridge and its Subsidiaries as presently conducted.

(c) Bridge and Bridge Bank are each “well capitalized” and “well managed” under applicable regulatory definitions, and Bridge Bank was rated “Satisfactory” following its most recent performance examination, dated August 2, 2010, under the Community Reinvestment Act of 1977 (the “CRA”). Bridge has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the current CRA rating being lowered.

(d) Since January 1, 2013, Bridge and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “Bridge Documents”), and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception cited by any of such Governmental Entities with respect to any report or statement relating to any examinations of Bridge or any of its Subsidiaries. Bridge has delivered or made available to WAL a true and complete copy of each material Bridge Document requested by WAL.

(e) Since January 1, 2013, neither Bridge nor any of its Subsidiaries, nor, to the Knowledge of Bridge, any of their respective directors, officers or employees, has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws or regulations, and no such disciplinary proceeding or order is pending, nor to the Knowledge of Bridge, threatened.

(f) Since January 1, 2013, neither Bridge nor any of its Subsidiaries, nor to the Knowledge of Bridge any other Person acting on behalf of Bridge or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws, has Knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor Knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of any other nature for Unlawful Gains. Bridge and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three (3) years, implemented such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

(g) Since January 1, 2013, Bridge and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect on Bridge. None of Bridge, any of its Subsidiaries or, to the Knowledge of Bridge, any director, officer or employee of Bridge or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bridge, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bridge, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(h) Each of Bridge and Bridge Bank is an approved “lender,” “certified lender” or “preferred lender” as the case may be, under and pursuant to the loan guarantee programs of the United States Small Business Administration (the “SBA”) and the Export-Import Bank of the United States (“Ex-Im”). Bridge and Bridge Bank have at all times complied, in all material respects, with the rules and regulations of the loan and loan guarantee programs of the SBA and Ex-Im. All loans originated by Bridge and Bridge Bank pursuant to or guaranteed by either the SBA or Ex-Im were made pursuant to all applicable SBA or Ex-Im (as the case may be) rules and regulations and met all applicable underwriting criteria necessary to qualify for the loan or loan guarantee programs of the SBA or Ex-Im (as the case may be). All loans made or originated by Bridge and Bridge Bank under or pursuant to loan or loan programs of the SBA or Ex-Im have been made on standard loan documents approved, if required, by the appropriate agency.

3.19 Loans.

(a) As of the date hereof and except as set forth in Section 3.19(a) of the Bridge Disclosure Schedule, neither Bridge nor any Bridge Subsidiary is a party to any written or oral loan in which Bridge or any Bridge Subsidiary is a creditor which as of December 31, 2014 had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of December 31, 2014, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, rule or regulation, Section 3.19(a) of the Bridge Disclosure Schedule sets forth a true, correct and complete list of all of the loans of Bridge and its Subsidiaries that, as of December 31, 2014, had an outstanding balance of $500,000 or more and were classified by Bridge as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (“Classified Loans”), together with the principal amount of and accrued and unpaid interest on each such loan and the aggregate principal amount of and accrued and unpaid interest on such loans as of such date. All loans owned as of the date hereof by Bridge or any Bridge Subsidiary, or in which Bridge or any Bridge Subsidiary has an interest, comply in all material respects with all Laws and regulations thereunder. As of the date hereof, all loans owned by Bridge or any Bridge Subsidiary, or in which Bridge or any Bridge Subsidiary has an interest, have been made or acquired by Bridge in accordance with board of director-approved loan policies. Section 3.19(a) of the Bridge Disclosure Schedule includes a true and correct list of each outstanding loan owned as of the date hereof by Bridge and made for an amount equal to $500,000 or more which was made or acquired by Bridge pursuant to an exception from board of director-approved loan policies approved by Bridge’s board of directors.

(b) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Bridge, each loan of Bridge and any Bridge Subsidiary outstanding as of the date hereof (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Bridge and the Bridge Subsidiaries as secured loans, has been secured by valid liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity). Each of Bridge and each Bridge Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Bridge and each Bridge Subsidiary are with full recourse to the borrowers, and each of Bridge and any Bridge Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan (except as set forth at Section 3.19(b) of the Bridge Disclosure Schedule). Schedule 3.19(b) includes a true and correct list of each loan owned by Bridge outstanding as of the date hereof and made for an amount equal to $500,000 or more for which Bridge has taken action which has resulted, or would result, in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on such loans. Bridge and each Bridge Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it. True, correct and complete copies of loan delinquency reports as of December 31, 2014 prepared by Bridge, which reports include all loans delinquent or otherwise in default, have been made available to WAL. True, correct and complete copies of the currently effective lending policies and practices of Bridge and each Bridge Subsidiary also have been made available to WAL.

(c) Each outstanding loan of Bridge and any Bridge Subsidiary (including loans held for resale to investors) solicited and originated, is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Bridge and any Bridge Subsidiary (and, in the case of loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and all applicable Laws, regulations and rules.

(d) None of the agreements pursuant to which Bridge or any Bridge Subsidiary has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan. All loans purchased or originated by Bridge or any Bridge Subsidiary and subsequently sold by Bridge or any Bridge Subsidiary have been sold without any liability under any yield maintenance or similar obligation. Each outstanding loan participation sold by Bridge or any Bridge Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Bridge or any Bridge Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Bridge or any Bridge Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Bridge and any Bridge Subsidiary have properly fulfilled in all material respects its respective contractual responsibilities and respective duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(e) Section 3.19(e) of the Bridge Disclosure Schedule sets forth a list of all loans outstanding as of the date hereof and made by Bridge or any Bridge Subsidiary to any “executive officer” or other “insider” (as each such term is defined in Regulation O (12 C.F.R. §215.2(h)) promulgated by the Federal Reserve Board) of Bridge or any Bridge Subsidiary.

(f) Neither Bridge nor any Bridge Subsidiary is now, nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer loans.

3.20 Fairness Opinion. Bridge has received an opinion from Sandler O’Neill to the effect that, in its opinion, the consideration to be paid to the shareholders of Bridge hereunder is fair to such shareholders from a financial point of view (the “Fairness Opinion”), and Sandler O’Neill will consent to the inclusion of the Fairness Opinion in the Proxy Materials.

3.21 Bridge Information. The information relating to Bridge and its Subsidiaries to be provided by Bridge to be contained in the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. The Proxy Materials (except for the portions thereof relating solely to WAL or any of its Subsidiaries, as to which Bridge makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.22 Labor and Employment Matters. Except as set forth in Schedule 3.22 of the Bridge Disclosure Schedule, Bridge and its Subsidiaries are in compliance, in all material respects, with all applicable federal and state or other applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hour, and (i) has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board (the “NLRB”) with respect to any employee within the NLRB’s jurisdiction; (ii) no unfair labor practice charge or complaint against Bridge or any Bridge Subsidiary is pending before the NLRB; (iii) there is no, and in the preceding twelve (12) months has been no, labor strike, slowdown, stoppage or labor dispute pending or threatened against or involving Bridge or any Bridge Subsidiary; (iv) no representation dispute exists respecting the employees of Bridge or any Bridge Subsidiary and any labor union; (v) no collective bargaining agreement is currently being negotiated by Bridge or any Bridge Subsidiary, nor have Bridge or any Bridge Subsidiary been a party to a collective bargaining agreement; (vi) Bridge and its Subsidiaries are not experiencing and have not experienced any material labor dispute during the last three (3) years; (vii) no grievance or arbitration proceeding is pending or currently threatened against Bridge or any Bridge Subsidiary; (viii) there are no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or currently threatened against Bridge or any Bridge Subsidiary; (ix) Bridge and its Subsidiaries have no wage and hour claim or investigation pending before or by any Governmental Entity, and no such claim or investigation has been threatened; (x) no occupation health and safety claims have been made against Bridge or any Bridge Subsidiary; and (xi) there has been no “mass layoff” or “plant closing” by Bridge or any Bridge Subsidiary as defined in the Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent. Bridge and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”), nor been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

3.23 Intellectual Property. Section 3.23 of the Bridge Disclosure Schedule lists all (i) trademarks and trade names owned by Bridge and any Bridge Subsidiary that are material to the operation of the business of Bridge or any Bridge Subsidiary, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii) software owned or licensed by Bridge or any Bridge Subsidiary that is material to the operation of the business of Bridge or any Bridge Subsidiary, other than software that is commercially available to any Person for a license fee, royalty or other consideration of no more than $5,000 per copy or user, (iii) issued patents and patent applications owned or filed by or on behalf of Bridge or any Bridge Subsidiary, and (iv) licenses and other agreements relating to the foregoing (whether as licensor or licensee) that are material to the operation of the business of Bridge or any Bridge Subsidiary (collectively, the “Scheduled IP”). Except as set forth at Section 3.23 of the Bridge Disclosure Schedule, to Bridge’s Knowledge, Bridge or any Bridge Subsidiary has the right to use the Scheduled IP and no claims are currently being asserted by any Person challenging or questioning Bridge’s or any Bridge Subsidiary’s right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP. To Bridge’s Knowledge, no other Person is currently infringing, diluting, misappropriating or violating, nor has Bridge or any of its Subsidiaries during the three (3) year period preceding the date of this Agreement sent any communications alleging that any Person has infringed, diluted, misappropriated or violated, any of the Scheduled IP. Except as set forth on Section 3.23 of the Bridge Disclosure Schedule, to Bridge’s Knowledge, no employee, agent, or contractor of Bridge or any Bridge Subsidiary has (a) incorporated any open source software into, or combined open source software with, any Scheduled IP, or (b) used any open source materials in the development of the Scheduled IP or any intellectual property utilized by Bridge or any Bridge Subsidiary. Bridge and each of its Subsidiaries take all reasonable actions to protect and maintain (a) all Scheduled IP and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. Except as set forth at Section 3.23 of the Bridge Disclosure Schedule, no Scheduled IP that is owned by Bridge or any Bridge Subsidiary contains, and to the Knowledge of Bridge, no Scheduled IP that is licensed by Bridge or any Bridge Subsidiary contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, date or personal information. Bridge’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment (the “IT Assets”), operate and perform in all material respects as reasonably required by Bridge in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To Bridge’s Knowledge, no Person has gained unauthorized access to the IT Assets. Bridge has implemented reasonable backup and disaster recovery technology consistent with industry practices.

3.24 Internal Controls.

(a) Except as may be set forth in Schedule 3.24(a) of the Bridge Disclosure Schedule, none of Bridge’s or its Subsidiaries’ records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom)

are not under the exclusive ownership and direct control of Bridge or its Subsidiaries or accountants, except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Bridge and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Bridge has disclosed, based on its most recent evaluation prior to the date hereof, to Bridge’s auditors and the audit committee of Bridge’s Board of Directors and in Section 3.24(b) of the Bridge Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Bridge’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Bridge’s internal controls over financial reporting.

(c) Except as may be set forth in Schedule 3.24(c) of the Bridge Disclosure Schedule, since January 1, 2012, (x) neither Bridge nor any of its Subsidiaries nor, to the Knowledge of Bridge, any director, officer, employee, auditor, accountant or representative of Bridge or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bridge or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bridge or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) to the Knowledge of Bridge, no attorney representing Bridge or any of its Subsidiaries, whether or not employed by Bridge or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Bridge or any of its directors, officers, employees or agents.

3.25 Antitakeover Provisions Inapplicable; Rights Agreement.

(a) The Board of Directors of Bridge has taken all action required to be taken by it in order to exempt the Merger, this Agreement and the transactions contemplated hereby from, and the Merger, this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations.

(b) Bridge has taken all actions necessary to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the transactions contemplated hereby; (ii) ensure that in connection with the Merger (A) neither WAL nor any of its “Affiliates” or “Associates” (each as defined in the Rights Agreement) is or will be (1) a “Beneficial Owner” of or deemed to “beneficially own” and have “Beneficial Ownership” (each as defined in the Rights Agreement) of any securities of Bridge or (2) an “Acquiring Person” (as defined in the Rights Agreement) and (B) none of a “Shares Acquisition Date,” a “Distribution Date,” or a “Trigger Event” (as such terms are defined in the Rights Agreement) occurs or will occur, in each case of clauses (A) and (B), solely by reason of the execution of this Agreement and/or the Bank Merger Agreement, or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby; (iii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time; and (iv) the rights under the Rights Agreement will not separate from the Bridge Common Stock as a result of the execution of this Agreement and/or the Bank Merger Agreement, or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby. To Bridge’s Knowledge, no Person is an “Acquiring Person” and no “Shares Acquisition Date,” “Distribution Date” or “Trigger Event” (as such terms are defined in the Rights Agreement) or the events described in Section 13 of the Rights Agreement has occurred. Except as described in Section 3.25(b) of the Bridge Disclosure Schedule, the Rights Agreement has not been amended or modified.

3.26 Board Approval; Shareholder Vote Required.

(a) The Board of Directors of Bridge, by resolutions duly adopted at a meeting duly called and held (the “Bridge Board Approval”), has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Bridge and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended that the shareholders of Bridge approve this Agreement and directed that such matter be submitted for consideration by the shareholders of Bridge at the Special Meeting (as defined in Section 6.3).

(b) The affirmative vote of the holders of at least a majority of the outstanding shares of Bridge Common Stock is the only vote of the holders of any class or series of Bridge capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.27 Derivative Transactions.

(a) All Derivative Transactions (as defined in Section 3.27(b)), whether entered into for the account of Bridge or any of its Subsidiaries or for the account of a customer of Bridge or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance in all material respects with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations Bridge or one of its Subsidiaries and, to the Knowledge of Bridge, each of the counterparties thereto and (iii) to the Knowledge of Bridge are in full force and effect and enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, receivership, conservatorship, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Bridge or its Subsidiaries and, to the Knowledge of Bridge, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Bridge, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Bridge and its Subsidiaries on a consolidated basis as of December 31, 2014 under or with respect to each such Derivative Transaction has been reflected in the books and records of Bridge and such Subsidiaries in accordance with GAAP consistently applied.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.28 Investment Securities; BOLI.

(a) Each of Bridge and each Bridge Subsidiary has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any lien, except (i) as set forth in the financial statements included in the Bridge SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Bridge or a Bridge Subsidiary. Such securities are valued on the books of Bridge in accordance with GAAP in all material respects.

(b) Bridge and each Bridge Subsidiary employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Bridge believes are prudent and reasonable in the context of their respective businesses, and Bridge and each Bridge Subsidiary has, since January 1, 2011, been in compliance with such policies, practices and procedures in all material respects.

(c) Section 3.28(c) of the Bridge Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Bridge, including the cash surrender value of the BOLI. Bridge has taken all actions necessary to comply in all material respects with applicable Law in connection with the purchase of such BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the December 31, 2014 balance sheet of Bridge. Except as set forth on Section 3.28(c) of the Bridge Disclosure Schedule, other than Bridge, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom, and there is no split dollar or similar benefit under any such BOLI. As of the date hereof, Bridge has no outstanding borrowings secured in whole or part by its BOLI.

3.29 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, Bridge makes no additional representations or warranties, expressed or implied, and Bridge hereby disclaims any other representations or warranties, whether made by Bridge, any Bridge Subsidiary, or any of its or their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby (including, without limitation, any representation or warranty, expressed or implied, as to workmanship, financial performance, profitability, future performance, fitness for a particular purpose, or as to any projection, forecast or other forward-looking information provided or made available to WAL or its representatives), notwithstanding the delivery or disclosure, in writing or orally, to WAL or its representatives of any documentation or other information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WAL

WAL hereby makes the following representations and warranties to Bridge as set forth in this Article IV, subject to the specifically identified exceptions disclosed in writing in the WAL Disclosure Schedule as of the date hereof (the “WAL Disclosure Schedule”), each of which is being relied upon by Bridge as a material inducement to enter into and perform this Agreement.

4.1 Corporate Organization.

(a) WAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WAL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on WAL. WAL is duly registered as a bank holding company with the FRB under the BHCA and the rules and regulations of the FRB promulgated thereunder. The certificate of incorporation and bylaws of WAL, copies of which have previously been made available to Bridge, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) WAB is a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Arizona. WAB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WAL. The articles of incorporation and bylaws of WAB, copies of which have previously been made available to Bridge, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.2 Capitalization. The authorized capital stock of WAL consists of 200 million shares of WAL Common Stock, of which 89,129,781 shares were issued and outstanding (with no shares held in the treasury) as of the date hereof and 20 million shares of serial preferred stock, par value $.0001 and $1,000 liquidation value per share (“WAL Preferred Stock”), 70,500 of which were issued and outstanding as of the date hereof. As of the date hereof, there were options outstanding to purchase 167,755 shares of WAL Common Stock and no warrants outstanding to purchase shares of WAL Common stock. All of the issued and outstanding shares of WAL Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and upon issuance in accordance with the terms hereof, the Stock Consideration will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, WAL does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of WAL Common Stock or WAL Preferred Stock or any other equity security of WAL or any securities representing the right to purchase or otherwise receive shares of WAL Common Stock or WAL Preferred Stock.

4.3 Authority; No Violation.

(a) WAL has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of WAL. No other corporate proceedings on the part of WAL are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by WAL and (assuming due authorization, execution and delivery by Bridge) constitutes the valid and binding obligation of WAL, enforceable against WAL in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally.

(b) WAB has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of WAB and by WAL as the sole stockholder of WAB. All corporate proceedings on the part of WAB necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby have been taken. The Bank Merger Agreement, upon execution and delivery by WAB, will be duly and validly executed and delivered by WAB and will (assuming due authorization, execution and delivery by Bridge) constitute a valid and binding obligation of WAB, enforceable against WAB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship or other similar laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by WAL or of the Bank Merger Agreement by WAB, nor the consummation by WAL of the transactions contemplated hereby or thereby, nor compliance by WAL or WAB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation or bylaws of WAL or the articles of incorporation or bylaws of WAB, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to WAL, WAB or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of WAL or WAB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WAL or WAB is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4 Regulatory Approvals.

(a) Except for (i) the Required Banking Approvals, (ii) the filing of the Proxy Materials with the SEC, (iii) the approval of this Agreement by the requisite vote of the shareholders of Bridge, (iv) the filing of the CA Agreement of Merger, (v) the filing of the DE Certificate of Merger, (vi) the registration under the Securities Act of the shares of WAL Common Stock to be issued in the Merger, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (viii) the filings required by the Bank Merger Agreement, if applicable, no consents or approvals of or filings or registrations by WAL with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by WAL of this Agreement, (2) the consummation by WAL of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by WAB of the Bank Merger Agreement, and (4) the consummation by WAB of the transactions contemplated by the Bank Merger Agreement, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Material Adverse Effect on WAL.

(b) WAL has no Knowledge as of the date of this Agreement of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices or filings from any Governmental Entity referred to in Section 4.4(a) required to be obtained by WAL or WAB cannot be obtained or granted on a timely basis.

4.5 Agreements with Governmental Entities. Neither WAL nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has WAL or any of its affiliates been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.6 Legal Proceedings.

(a) Neither WAL nor any of its Subsidiaries is a party to any, and there are no material pending or, to WAL’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against WAL or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon WAL, any of its Subsidiaries or the assets of WAL or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

4.7 WAL Information. The information relating to WAL and its Subsidiaries to be provided by WAL to be contained in the Proxy Materials and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for the portions thereof relating solely to Bridge or any of its Subsidiaries, as to which WAL makes no representation or warranty) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.8 Tax Matters. Neither WAL nor any of its Subsidiaries nor any insider of WAL has taken or agreed to take any action, has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.9 Financial Statements, SEC Filings, Books and Records. WAL has previously made available to Bridge true, correct and complete copies of the consolidated balance sheets of WAL and its Subsidiaries as of December 31 for the fiscal years 2014 and 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the fiscal years 2014 through 2012, inclusive, as included in WAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC, in each case accompanied by the audit report of McGladrey LLP, independent public accountants with respect to WAL. The financial statements referred to in this Section 4.9 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and consolidated financial condition of WAL and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto. WAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and all reports filed with the SEC since December 31, 2014 comply in all material respects with the appropriate accounting and all other applicable SEC requirements for such reports under rules and regulations of the SEC with respect thereto, and WAL has previously delivered or made available to Bridge true, correct and complete copies of such reports. The books and records of WAL have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.10 Absence of Certain Changes or Events. Except as set forth in WAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or in any other filing made by WAL with the SEC since December 31, 2014, since December 31, 2014 through the date of this Agreement, (i) neither WAL nor any of its Subsidiaries has incurred any material liability of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP and regulatory accounting principles, except as contemplated by this Agreement or in the ordinary course of their business consistent with their past practices, (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on WAL, and (iii) WAL and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course consistent with their past practices.

4.11 Compliance with Applicable Laws. Since January 1, 2013, each of WAL and any WAL Subsidiary has complied with all Laws applicable to it or to the operation of its business, except for such noncompliance that has not had, and is unlikely to have, individually or in the aggregate, a Material Adverse Effect on WAL.

4.12 Availability of Funds; WAL Shares. WAL has, or will have available to it at the Effective Time, immediately available cash in amounts sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. At the Effective Time, WAL shall have sufficient authorized but unissued shares of WAL Common Stock to consummate the Merger.

4.13 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV, WAL makes no additional representations or warranties, expressed or implied, and WAL hereby disclaims any other representations or warranties, whether made by WAL or any of its officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby (including, without limitation, any representation or warranty, expressed or implied, as to workmanship, financial performance, profitability, future performance, fitness for a particular purpose, or as to any projection, forecast or other forward-looking information provided or made available to Bridge or its representatives), notwithstanding the delivery or disclosure, in writing or orally, to Bridge or its representatives of any documentation or other information.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Bridge. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement and the Bank Merger Agreement, or with the prior written consent of WAL, Bridge and each Bridge Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and with prudent banking practices. Bridge will use its commercially reasonable best efforts to (x) preserve its business organization and that of each Bridge Subsidiary intact, (y) keep available to itself and WAL the present services of the employees of Bridge and each Bridge Subsidiary and (z) preserve for itself and WAL the goodwill of the customers of Bridge and each Bridge Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Bridge Disclosure Schedule or as otherwise expressly provided in this Agreement or consented to by WAL in writing, Bridge shall not, and shall not permit any Bridge Subsidiary to:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Bridge Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Bridge or any Bridge Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Bridge or any Bridge Subsidiary;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Bridge Common Stock pursuant to stock options to acquire Bridge Common Stock or Bridge Restricted Stock granted pursuant to the Bridge Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

(d) amend its articles of incorporation, bylaws or other similar governing document;

(e) except as disclosed in Section 5.1(e) of the Bridge Disclosure Schedule, make capital expenditures aggregating in excess of $250,000, or OREO expenditures aggregating in excess of $50,000;

(f) except as required by Law or policies imposed by a Governmental Entity, make any material changes in its policies or procedures with respect to (i) lending, (ii) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, (iii) investment, or (iv) asset liability management and hedging, or in any other material banking or operating policies or procedures;

(g) enter into any new line of business; acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

(h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Law;

(i) change its methods of accounting in effect at December 31, 2013, except as required by changes in GAAP or regulatory accounting principles;

(j) (i) except as required by applicable Law, policies imposed by a Governmental Entity or this Agreement or to maintain qualification or to avoid additional or excise tax pursuant to the Code, (i) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Bridge and any Bridge Subsidiary and one or more of its current or former directors or officers, (ii) increase by more than 3% the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.12 (except as may be required by such contract), or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.12, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.12, other than normal annual cash increases in pay, consistent with past practice and not exceeding 7% of such employee’s base salary or wage, (v) hire any new employee at an annual base salary in excess of $150,000, provided that upon giving WAL at least five (5) Business Days’ prior written notice, Bridge or any Bridge Subsidiary may hire employees to replace employees who were employed as of the date of this Agreement who subsequently terminate employment at compensation levels no greater than the compensation paid to the employees replaced and in no event greater than $150,000 in annual compensation per replaced employee, (vi) except for marketing events and sponsorships consistent with past practice and business development, investor relations and marketing activities reflected in Bridge’s annual budget (a copy of which has been made available to WAL), pay expenses exceeding $50,000 in the aggregate of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, or (vii) promote to a rank of senior vice president or more senior any existing employee;

(k) except for short-term borrowings with a maturity of six (6) months or less or other borrowings in the ordinary course of business consistent with past practices under Bridge’s existing lines of credit, incur any indebtedness for borrowed money (other than deposit liabilities) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business;

(l) sell, purchase, enter into, relocate, open or close any banking or other office; or file an application pertaining to any such action with any Governmental Entity;

(m) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

(n) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions or transactions with directors, officers or shareholders in their capacities as such) with, any insider of Bridge or any Bridge Subsidiary;

(o) incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing policies, and which would not change the risk profile of Bridge based on its existing deposit and lending policies;

(p) except as disclosed in Section 5.1(p) of the Bridge Disclosure Schedule, lease any real property, or renew or extend any lease of real property, for a term exceeding one year; acquire any real property except in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices; or sell any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

(q) (i) purchase, originate, renegotiate, renew, extend, increase or modify any loan or otherwise extend credit either (A) outside of the ordinary course of business consistent with past practice or (B) to any one borrower or related borrowers in the aggregate in excess of $7,500,000 or (ii) renegotiate, renew, extend, increase or modify any Classified Loan in excess of $1,500,000;

(r) modify or settle any loans except (i) in accordance with existing Bridge lending policies and practices and (ii) where such modification or settlement does not result in forgiveness of indebtedness exceeding $500,000;

(s) charge off any loans (i) except in accordance with GAAP and regulatory accounting principles and existing Bridge policies and procedures and (ii) without giving WAL written notice (including a description of the material facts related thereto) of each such charge off that exceeds $500,000 at least five (5) Business Days prior to making a final determination with respect to such charge off;

(t) make any investments other than in the ordinary course of business consistent with past practice;

(u) sell or purchase any mortgage loan servicing rights;

(v) take any action or actions that would prevent the Merger from qualifying as a reorganization under section 368(a) of the Code;

(w) foreclose on or take deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries standard of CERCLA § 101(35), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a release or threatened release into the environment of any Hazardous Materials;

(x) settle any claim, action or proceeding involving monetary damages in excess of $75,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, or waive or release any material rights or claims except in connection with the modification or settlement of loans permitted pursuant to paragraph (r) above;

(y) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(z) except as required by Law, make or change any material Tax election, file any amended Tax Returns in respect of a material amount of Tax, settle or compromise any material Tax liability of Bridge or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Bridge or any of its Subsidiaries, enter into any material closing agreement with respect to any Tax or surrender any right to claim a Tax refund in respect of a material amount of Tax;

(aa) except as disclosed in Section 5.1(aa) of the Bridge Disclosure Schedule, (i) terminate, materially amend, or waive any material provision of any Bridge Contract, or make any material change in any instrument or agreement governing the terms of any of Bridge’s securities, other than normal renewals in the ordinary course of business, or (ii) enter into any contract that would constitute a Bridge Contract if it were in effect as of the date hereof; or

(bb) agree or commit to do any of the actions set forth in the preceding clauses (a) through (aa).

The consent of WAL to any action by Bridge or any Bridge Subsidiary that is not permitted by any of the preceding clauses (a) through (aa) shall be evidenced by a writing signed by the Chief Executive Officer or any Executive Vice President of WAL.

5.2 Merger Covenants. Notwithstanding that Bridge believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Bridge recognizes that WAL may have different loan classification, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Bridge and WAL shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, Bridge’s loan classification, accrual and reserve policies to those policies of WAL to the extent appropriate. Notwithstanding the foregoing, Bridge and WAL hereby acknowledge and agree that, prior to the Effective Time, Bridge shall not be required to make any changes to its loan classification, accrual and reserve policies, or otherwise, in connection with such plan of integration.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as reasonably practicable following the date hereof, but not later than forty-five (45) days thereafter, WAL and Bridge shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable Proxy Materials which shall constitute the proxy statement-prospectus relating to the matters submitted to the Bridge shareholders at the Special Meeting and WAL shall prepare and file with the SEC the Registration Statement. The proxy statement-prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as WAL’s prospectus. WAL shall use reasonable best efforts, and Bridge shall cooperate with WAL, to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. WAL and Bridge shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Materials and the Registration Statement prior to its filing with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) of the Proxy Materials or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Materials, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. WAL will use reasonable best efforts to allow Bridge to cause the Proxy Materials to be mailed to Bridge shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the WAL Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to WAL or Bridge, or any of their respective affiliates, officers or directors, should be discovered by WAL or Bridge, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Materials so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Bridge.

(b) The information regarding Bridge and its Subsidiaries to be supplied by Bridge for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In connection with the preparation of the Registration Statement, Bridge shall receive a written opinion from Pillsbury Winthrop Shaw Pittman LLP, counsel to Bridge, dated as of the date on which the Registration Statement is declared effective, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of WAL, Bridge and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(c) The information regarding WAL and its Subsidiaries to be supplied by WAL for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In connection with the preparation of the Registration Statement, WAL shall receive a written opinion from Hogan Lovells US LLP, counsel to WAL, dated as of the date on which the Registration Statement is declared effective, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Bridge, WAL and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(d) WAL also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of Bridge and WAL shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

(e) Prior to the Effective Time, WAL shall use its reasonable best efforts to list on the New York Stock Exchange the additional shares of WAL Common Stock to be issued by WAL in exchange for the shares of Bridge Common Stock.

(f) WAL and Bridge will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Requisite Regulatory Approvals. Any initial filing with the Governmental Entities shall be made by WAL as soon as reasonably practicable after the execution hereof, but, provided that Bridge has cooperated as described herein, in no event later than forty-five (45) days after the date hereof for the Bank Merger Application required by the FRB. WAL and Bridge shall cooperate with each other to effect the foregoing. Bridge and WAL shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Bridge or WAL, as the case may be, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

(g) WAL and Bridge shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(h) The Board of Directors of Bridge or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Bridge of Bridge Common Stock, options to acquire Bridge Stock, Bridge Restricted Stock or Bridge Restricted Stock Units or other equity securities of Bridge pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Bridge shall accord to the officers, employees, accountants, counsel and other representatives of WAL, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Bridge shall make available to WAL (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws unless prohibited by applicable Law or regulation, and (ii) all other information concerning its business, properties and personnel as WAL may reasonably request. WAL will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(b) No investigation by either of the parties or their respective representatives shall relieve any other party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Article VII or compliance by Bridge with the covenants set forth in Section 5.1.

(c) Unless prohibited by applicable Law or regulation, Bridge shall provide WAL with true, correct and complete copies of all financial and other information provided to directors of Bridge in connection with meetings of their Boards of Directors or committees thereof; provided, however, that, except as may be expressly required pursuant to the other terms of this Agreement, Bridge shall be under no obligation hereunder to deliver copies of, or otherwise make available to WAL, any information pertaining to the deliberations of the Bridge Board of Directors involving the transactions contemplated hereby (except that Bridge shall provide WAL with access to the board resolutions of Bridge approving the transactions contemplated hereby).

(d) Notwithstanding anything to the contrary in this Agreement, Bridge shall not be required to deliver to WAL any reports filed by Bridge with the SEC for which WAL may obtain a copy through the SEC’s EDGAR filing system.

6.3 Shareholder Meeting.

(a) Bridge shall duly take all lawful action necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable and in any event no later than 45 days following the date upon which the Registration Statement becomes effective (the “Special Meeting”) for the purpose of voting upon the approval of this Agreement and, unless the Bridge Board of Directors has effected a Change in Bridge Recommendation in accordance with Section 6.3(b), shall use its reasonable best efforts to solicit proxies for the adoption of this Agreement by such shareholders; provided, that nothing herein shall prevent Bridge from postponing or adjourning the Special Meeting if (x) a quorum is not present at the Special Meeting and Bridge during the period of such postponement or adjournment is using its reasonable best efforts to obtain a quorum, (y) Bridge is so required by applicable Laws, or (z) Bridge’s Board of Directors shall have determined in good faith (after consultation with outside legal counsel) that it is necessary to postpone or adjourn the Special Meeting, including in order to give shareholders of Bridge sufficient time to evaluate any information or disclosure that Bridge has sent to its shareholders or otherwise made available to its shareholders. The Board of Directors of Bridge shall recommend adoption of this Agreement by the shareholders of Bridge (the “Bridge Recommendation”) in the Proxy Materials and shall not directly or indirectly withdraw, modify or qualify in any manner adverse to WAL such recommendation (any such action being referred to as a “Change in Bridge Recommendation”), except as and to the extent expressly permitted by Section 6.3(b). Notwithstanding any Change in Bridge Recommendation, unless this Agreement has been terminated in accordance with its terms (including pursuant to Section 8.1(e) hereof) prior to the Special Meeting, this Agreement shall be submitted to the shareholders of Bridge at the Special Meeting for the purpose of voting on the adoption of this Agreement and nothing contained herein shall be deemed to relieve Bridge of such obligation; provided, however, that if the Board of Directors of Bridge shall have effected a Change in Bridge Recommendation, then the Board of Directors of Bridge may submit this Agreement to Bridge’s shareholders with a neutral or negative recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Bridge may communicate the basis for such recommendation to Bridge’s shareholders in the Proxy Materials and the Registration Statement or an appropriate amendment or supplement thereto or other document to the extent required by applicable Law.

(b) Notwithstanding the foregoing, prior to the date of the Special Meeting, Bridge and its Board of Directors shall be permitted to effect a Change in Bridge Recommendation if and only to the extent that:

(i) its Board of Directors, after consultation with its outside counsel, determines in good faith that failure to take such action would or would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, and

(ii) if Bridge’s Board of Directors intends to effect a Change in Bridge Recommendation following and as a result of a Competing Proposal, it has complied in all material respects with Section 6.12, and:

(A) such Competing Proposal did not result from any solicitation in violation of Section 6.12 and Bridge’s Board of Directors has concluded in good faith that such Competing Proposal constitutes a Superior Competing Transaction after considering all of the amendments and adjustments offered by WAL pursuant to clause (C) below in a manner that would form a binding contract if accepted by Bridge,

(B) Bridge has notified WAL in writing, at least three (3) Business Days in advance, of its intention to effect a Change in Bridge Recommendation (such three-day period, the “Notice Period”), specifying the material terms and conditions of any such Superior Competing Transaction (including the identity of the party making such Superior Competing Transaction) and furnishing to WAL a copy of the relevant proposed transaction agreements with the party making such Superior Competing Transaction, and all other material documents, and

(C) during the Notice Period, and in any event, prior to effecting such a Change in Bridge Recommendation, Bridge has negotiated, and has caused its financial and legal advisors to negotiate, with WAL in good faith (to the extent WAL desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Competing Transaction.

In the event of any material revisions to the Superior Competing Transaction, Bridge shall be required to deliver a new written notice to WAL and to again comply with the requirements of this Section 6.3(b) with respect to such new written notice, except that the Notice Period shall be reduced to two (2) Business Days.

6.4 Legal Conditions to Merger; Third Party Consents. Each of WAL and Bridge shall use their commercially reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, or approval of any third party non-Governmental Entity, or any waiver thereof, as may be required to be obtained (i) by Bridge under any Bridge Contract or (ii) by WAL under any material contract for which WAL is a party, in each case, in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Employees.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2), other than the Bridge Bank, National Association Executive Supplemental Retirement Plan (the “SERP”)) and employee welfare plans (within the meaning of ERISA Section 3(1)) maintained by WAL or WAB, as applicable, and for purposes of all vacation, paid time off and similar plans, policies, practices maintained by WAL or WAB, as applicable, and for purposes of crediting periods of service for eligibility, vesting and benefit accrual under the agreements that constitute the SERP and any severance plan, policy or practice maintained by WAL or WAB, as applicable, individuals who are employees of Bridge or any Bridge Subsidiary at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with Bridge or any Bridge Subsidiary (or with any predecessor to Bridge or any Bridge Subsidiary, to the extent such service is credited for such purposes under the corresponding Plan) before the Effective Time as if such service had been with WAL or WAB, as applicable; provided, however, no such individuals will participate in any severance plan, policy or practice maintained by WAL or WAB, as applicable, until the expiration of the twelve (12) month period following the Effective Time during which time severance will be provided pursuant to Section 6.5(e) hereof.

(b) Effective no later than the last day of the regularly scheduled payroll period immediately preceding the Closing Date, Bridge and each Bridge Subsidiary, as applicable, shall freeze contributions to any Code Section 401(a) plan that it sponsors or contributes to (a “401(a) Plan”). Effective no later than the day before the Closing Date, Bridge and each Bridge Subsidiary, as applicable, shall terminate any 401(a) Plan by proper Board action. Before the Closing Date, Bridge and each Bridge Subsidiary, as applicable, shall provide to WAL (i) copies of duly adopted resolutions terminating the 401(a) Plan, and (ii) an executed amendment to the 401(a) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The resolution and amendment shall be subject to the prior review and approval of WAL, which approval shall not be unreasonably withheld. At the request of the WAL, Bridge and each Bridge Subsidiary, as applicable, shall terminate any and all other Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately before the Closing Date or thereafter as specified by WAL. Effective as of the Closing Date, WAL shall have in effect or shall cause WAB to provide a defined contribution plan that is qualified under Code Section 401(a) and that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k), in which employees of Bridge and any Bridge Subsidiary shall, within sixty (60) days of the Closing, be eligible to participate.

(c) Through December 31, 2015, WAL shall or shall cause WAB to provide to all individuals who are employees of Bridge or any Bridge Subsidiary as of the Effective Time (i) salary or wage levels at least equal to the salary or wage levels to which such individuals were entitled immediately prior to the Closing Date and (ii) incentive plan opportunities at least equal to the incentive plan opportunities to which such individuals were entitled as of the date hereof. Except to the extent that WAL or its Subsidiaries continue Plans in effect or as otherwise expressly provided in this Agreement (including pursuant to the preceding sentence), employees of Bridge or any of the Bridge Subsidiaries who become employed by WAL or any of the WAL Subsidiaries will be eligible for employee benefits (including, without limitation, incentive and equity-based compensation) at least as favorable as the employee benefits that WAL or such WAL Subsidiary, as the case may be, provides to its similarly situated employees and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such similarly situated employees, provided that nothing in this Agreement shall require any duplication of benefits. If WAL or any of its Subsidiaries determines to discontinue a Plan in effect prior to December 31, 2015, then to the extent permitted under applicable Law and WAL’s group health, life insurance and disability plans, and paid time off plans, WAL will or will cause WAB to give credit to employees of Bridge and Bridge Subsidiaries, with respect to the satisfaction of 2015 plan year (x) deductibles, (y) co-payments, (z) coinsurance requirements, (aa) maximum out-of-pocket provisions and (bb) similar limitations on coverage that are applicable under such plans of WAL or WAB, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations under the comparable plans of Bridge or

Bridge Subsidiaries and to waive preexisting condition limitations, evidence of insurability requirements and waiting periods for participation and coverage to the same extent waived under the corresponding Plan. WAL shall be solely responsible for compliance with the requirements of Code Section 4980B and part 6 of subtitle B of title I of ERISA (“COBRA”), including, without limitation, the provision of “continuation coverage” (within the meaning of COBRA) with respect to all employees of Bridge and any Bridge Subsidiary and their spouses and dependents for whom a “qualifying event” (within the meaning of COBRA) occurs on or after the Closing Date.

(d) After the Effective Time and through December 31, 2015, WAL and each relevant WAL Subsidiary will honor and perform the obligations of Bridge under the incentive contracts, plans and arrangements listed in Section 6.5(d)(1) of the Bridge Disclosure Schedule, in accordance with the terms in effect under such contracts, plans and arrangements as of the Effective Time, subject to any required regulatory approval or satisfaction of a condition in any regulatory approval necessary for such action (with WAL and each relevant WAL Subsidiary taking commercially reasonable efforts acting in good faith to obtain any such regulatory approvals and/or satisfy any such regulatory conditions). After the Effective Time, WAL and each relevant WAL Subsidiary will honor and perform the obligations of Bridge under the contracts, plans and arrangements listed in Section 6.5(d)(2) of the Bridge Disclosure Schedule, in accordance with the terms in effect under such contracts, plans and arrangements as of the Effective Time (other than any requirement of separation from service pursuant to such agreements and arrangements as are identified on Section 6.5(d)(2) of the Bridge Disclosure Schedule as providing for payment of a severance benefit), subject to any required regulatory approval or satisfaction of a condition in any regulatory approval necessary for such action (with WAL and each relevant WAL Subsidiary taking commercially reasonable efforts acting in good faith to obtain any such regulatory approvals and/or satisfy any such regulatory conditions), except to the extent that any such agreements if permitted by the terms thereof shall be superseded or terminated at the Closing Date or following the Closing Date. Except for the contracts, plans and arrangements described in the preceding sentences, the 401(a) Plan that shall be terminated prior to Closing, and as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the Plans of Bridge and any Subsidiary of Bridge shall, in the sole and absolute discretion of WAL, be frozen, terminated or merged into comparable plans of WAL or any relevant Subsidiary of WAL, effective at such time as WAL shall determine in its sole and absolute discretion.

(e) After the Effective Time, WAL and each relevant WAL Subsidiary will provide a severance benefit to each full-time employee of Bridge or any Bridge Subsidiary immediately before the Effective Time (except to the extent that any such employee who is a party to any written agreement relating to employment or severance described in Section 3.12(a) hereof or retention or severance plan described in Section 3.11(a) of the Bridge Disclosure Schedule is entitled to a severance benefit or retention benefit in lieu thereof) and whose employment is terminated involuntarily, other than for “Cause” (as defined below), by WAL or such WAL Subsidiary as of the Effective Time or within twelve (12) months thereafter. The severance benefit shall consist of a lump sum payment equal to such employee’s regularly scheduled base salary or base wages at the time of termination of employment for a period equal to (i) two weeks multiplied by (ii) the number of full years of continuous service completed by such employee with Bridge or any Bridge Subsidiary, up to a maximum of 15 weeks, subject to applicable tax withholding, and shall be the only severance benefit available to such employees. For purposes of this Section 6.5(e), “Cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of WAL, failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. After the Effective Time, WAL and each relevant WAL Subsidiary will honor and perform the obligations of Bridge under any written agreement relating to employment or severance described in Section 3.12(a) hereof or retention or severance plan described in Section 3.11(a) of the Bridge Disclosure Schedule.

(f) Notwithstanding anything contained in the agreements set forth in Sections 6.5(d) and 3.11 of the Bridge Disclosure Schedule or in this Agreement, no payment shall be made under any Plan that would constitute a “parachute payment” (as such term is defined in Code Section 280G), and to the extent that any such payment would constitute a “parachute payment,” the payment will be reduced to the extent necessary to avoid it being considered a “parachute payment.” Bridge and any relevant Subsidiary of Bridge will take any and all needed corporate action including any required plan amendments in order to effect the foregoing.

6.6 Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Bridge or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Bridge or its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, in each case in such Indemnified Party’s capacity as a director, officer or employee of Bridge or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the fullest extent permitted by applicable Law, the certificate of incorporation and bylaws of Bridge and the applicable Bridge Subsidiaries as in effect on the date hereof and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Bridge and its Subsidiaries. It is understood and agreed that from and after the Effective Time, WAL shall indemnify, defend and hold harmless each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Bridge and its Subsidiaries pursuant to applicable Laws, the certificate of incorporation and bylaws of Bridge and the applicable Bridge Subsidiaries as in effect on the date hereof and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Bridge and its Subsidiaries. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to WAL; provided, however, that (1) WAL shall have the right to assume and control the defense thereof and upon such assumption the Indemnified Party shall cooperate with WAL in such defense and WAL shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if WAL elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between WAL and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to WAL, and WAL shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) WAL shall be obligated pursuant to this Section 6.6(a) to pay for only one firm of counsel for each Indemnified Party, (3) WAL shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) WAL shall not be obligated pursuant to this Section 6.6(a) to the extent that a final non-appealable judgment determines that an Indemnified Party is not entitled to indemnification hereunder for any such losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement. Upon the request of an Indemnified Party, WAL shall be obligated to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless WAL is prohibited from doing so by applicable Law; provided that the Indemnified Party provides an undertaking to repay such amount if it is determined that such party is not entitled to be indemnified by WAL. Any Indemnified Party wishing to claim indemnification under this Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify WAL thereof; provided, however, that the failure to so notify shall not affect the obligations of WAL under this Section 6.6(a) except to the extent such failure to notify materially prejudices WAL. WAL’s obligations under this Section 6.6(a) continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. WAL shall require any successor to expressly assume its obligations under this Section 6.6(a).

(b) WAL shall purchase an extended reporting period endorsement or a “tail” policy for the benefit of the persons currently or formerly serving as officers and directors of Bridge who are, as of the date of this

Agreement, individually covered by a directors’ and officers’ liability insurance policy, covering acts or omissions occurring at or prior to the Effective Time which were committed by such officers and directors in their capacity as such, which shall provide such directors’ and officers’ liability insurance coverage for an aggregate period of not less than six (6) years following the Effective Time, on terms with respect to such coverage, and in an aggregate amount, not less favorable to such individuals than those of such policy in effect on the date hereof; provided however, that in no event shall WAL be required to expend, in the aggregate, an amount equal to more than 200% of the current annual premiums expended by Bridge to maintain or procure such coverage. In connection with the foregoing, Bridge agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

(c) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.7 Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Bridge shall furnish to WAL (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and shareholders’ equity) of Bridge and its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, and (c) any reports provided to the Board of Directors of Bridge or any committee thereof relating to the financial performance and risk management of Bridge. In addition, Bridge shall furnish WAL with a copy of each report filed by Bridge or any of its Subsidiaries with a Governmental Entity within three (3) Business Days following the filing thereof. All information furnished by Bridge to WAL pursuant to this Section 6.7 shall be held in confidence to the same extent of WAL’s obligations under the Confidentiality Agreement.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and WAL’s and Bridge’s Subsidiaries shall take all such necessary action as may be reasonably requested by WAL or Bridge, as the case may be.

6.9 Advice of Changes. WAL and Bridge shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, or the compliance by Bridge with the covenants set forth in Section 5.1.

6.10 Current Information. During the period from the date of this Agreement to the Effective Time, Bridge will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of WAL and to report the general status of the ongoing operations of Bridge. Bridge will promptly notify WAL of any material change in the normal course of business or in the operation of the properties of Bridge and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving Bridge, and will keep WAL fully informed of such events.

6.11 Transaction Expenses of Bridge.

(a) Bridge has provided at Section 6.11(a) of the Bridge Disclosure Schedule its estimated budget of transaction-related expenses reasonably anticipated to be payable by Bridge in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals.

(b) Bridge shall promptly advise WAL if Bridge anticipates exceeding the estimated budget of transaction-related expenses set forth in Section 6.11(a) of the Bridge Disclosure Schedule, or any subsequent adjustment thereof.

(c) Promptly after the execution of this Agreement, Bridge shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Bridge shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

(d) Bridge, in reasonable consultation with WAL, shall make all arrangements with respect to the printing and mailing of the Proxy Materials. Bridge shall, if WAL reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for the Special Meeting. Bridge agrees to cooperate as to such matters.

6.12 Acquisition Proposals.

(a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article VIII, Bridge shall not, directly or indirectly, and will instruct its officers, directors and executive employees and its accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, encourage or Knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) relating to or that would reasonably be expected to lead to, any Competing Proposal,

(ii) have any discussions with or provide any confidential information or data to any Person relating to a Competing Proposal, or engage in any negotiations concerning a Competing Proposal (other than discussions or requests for and receipt of information to ascertain the terms of any such Competing Proposal),

(iii) approve or recommend, or publicly propose to approve or recommend, any Competing Proposal,

(iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement relating to any Competing Proposal,

(v) enter into any agreement or agreement in principle requiring, directly or indirectly, Bridge to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or

(vi) publicly propose or agree to do any of the foregoing.

Notwithstanding the foregoing, in the event that Bridge receives a bona fide written Competing Proposal after the date hereof that did not result from solicitation which is in violation of this Section 6.12 and the Board of Directors of Bridge, after consultation with independent legal counsel, determines in good faith that such Competing Proposal constitutes or is reasonably likely to result in a Superior Competing Transaction, Bridge may, and may permit its Subsidiaries and its and their Representatives to, prior to (but not after) the date of the Special Meeting, take any or all action described in clauses (i) and (ii) above if the Board of Directors of Bridge concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing any confidential information or data to such Person, Bridge shall have received from such Person an executed confidentiality agreement with terms no less favorable to Bridge in any material respect than those contained in the Mutual Confidentiality Agreement by and between WAL and Bridge, dated as of August 1, 2014 (the “Confidentiality Agreement”), and shall contemporaneously provide to WAL any non-public information concerning Bridge or its Subsidiaries to be provided to such Person which was not previously provided to WAL (or its Representatives);

(b) Bridge shall immediately cease and cause to be terminated any discussions or negotiations conducted before the date hereof with any third parties other than WAL with respect to any Competing Proposal, will use its commercially reasonable best efforts to enforce any confidentiality, standstill or similar agreement relating to a Competing Proposal, including by instructing the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of Bridge thereunder, and will not waive or amend any provision of any such agreement. Bridge will promptly (and in all events within 24 hours) following receipt of any Competing Proposal or any inquiry which would reasonably be expected to lead to a Competing Proposal advise WAL of the material terms thereof (including the identity of the Person making such Competing Proposal), and will keep WAL reasonably apprised of any related discussions and negotiations with the Person making such Competing Proposal and the status and terms thereof (including providing WAL with a copy of all material documentation and correspondence with the Person making such Competing Proposal relating thereto) on a current basis. Without limiting the foregoing, Bridge shall notify WAL orally and in writing within 24 hours after it enters into discussions or negotiations with another Person regarding a Competing Proposal or executes and delivers a confidentiality agreement with another Person in connection with a Competing Proposal.

(c) Nothing contained herein shall prevent Bridge from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to a Competing Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Bridge Recommendation unless the Board of Directors of Bridge expressly and concurrently reaffirms the Bridge Recommendation.

6.13 Takeover Laws. Bridge and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in Bridge’s certificate of incorporation or bylaws is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in Bridge’s certificate of incorporation or bylaws becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

6.14 Shareholder Litigation. Bridge shall give WAL the opportunity to participate, at WAL’s expense, in the defense or settlement of any shareholder litigation against Bridge and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without WAL’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.15 Confidentiality Agreement. WAL and Bridge shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Bridge Common Stock.

(b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Required Banking Approvals) shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall have resulted in the imposition of any Burdensome Condition.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC, the basis for which still exists.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger.

7.2 Conditions to Obligations of WAL. The obligation of WAL to effect the Merger is also subject to the satisfaction or waiver by WAL at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Bridge set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect on Bridge (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect or words of similar import set forth therein). WAL shall have received a certificate signed on behalf of Bridge by each of the President and Chief Executive Officer and the Chief Financial Officer of Bridge to the foregoing effect.

(b) Performance of Covenants and Agreements of Bridge. Bridge shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. WAL shall have received a certificate signed on behalf of Bridge by each of the President and Chief Executive Officer and the Chief Financial Officer of Bridge to such effect.

(c) Consents under Agreements.

(i) The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Bridge under any loan or credit agreement, note, mortgage, indenture, lease, license or Bridge Contract shall have been obtained, except for those the failure of which to obtain will not result in a Material Adverse Effect on Bridge or the Surviving Corporation.

(ii) In connection with the consummation of the Merger and execution of the Bank Merger Agreement, the consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Bank Merger to any obligation, right or interest of Bridge Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or Bridge Contract shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on Bridge Bank or the Surviving Bank.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no changes, other than changes contemplated by or resulting from this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Bridge or any Bridge Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Bridge.

(e) Tax Opinion. WAL shall have received a written opinion from Hogan Lovells US LLP, counsel to WAL, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Bridge, WAL and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(f) Employment and Protection Agreements. The Employment Agreements and the Protection Agreements shall remain in full force and effect (subject to the occurrence of the Effective Time).

7.3 Conditions to Obligations of Bridge. The obligation of Bridge to effect the Merger is also subject to the satisfaction or waiver by Bridge at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of WAL set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect on WAL (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect or words of similar import set forth therein). Bridge shall have received a certificate signed on behalf of WAL by each of the Chief Executive Officer and the Chief Financial Officer of WAL to the foregoing effect.

(b) Performance of Covenants and Agreements of WAL. WAL shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Bridge shall have received a certificate signed on behalf of WAL by each of the Chief Executive Officer, and the Chief Financial Officer of WAL to such effect.

(c) Consents under Agreements. The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which WAL is a party or is otherwise bound shall have been obtained.

(d) Listing of Shares. The shares of WAL Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

(e) Tax Opinion. Bridge shall have received a written opinion from Pillsbury Winthrop Shaw Pittman LLP, counsel to Bridge, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of WAL, Bridge and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Bridge:

(a) by mutual consent of WAL and Bridge in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either WAL or Bridge upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing (or other applicable appeal) or an amended or supplemented application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either WAL or Bridge if the Merger shall not have been consummated on or before December 31, 2015, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either WAL or Bridge (provided that the terminating party is not in breach of its obligations under Section 6.3) if the approval of the shareholders of Bridge hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(e) by Bridge, prior to the time, but not after, the approval of this Agreement by the holders of the Bridge Common Stock at the Special Meeting has occurred, if: (i) Bridge is not in material breach of this Agreement (including Sections 6.3 and 6.12 hereof); (ii) Bridge receives an unsolicited bona fide Competing Proposal that is not withdrawn and that the Bridge Board of Directors determines in good faith is a Superior Competing Transaction; (iii) the Bridge Board of Directors determines in good faith (after consultation with its financial and legal advisors) that failure to accept the Superior Competing Transaction would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law; and (iv) Bridge, prior to termination of this Agreement, pays to WAL in immediately available funds, any amounts required to be paid pursuant to Section 9.3 hereof;

(f) by either WAL or Bridge (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(g) by either WAL or Bridge (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing; and

(h) by WAL, if the management of Bridge or its Board of Directors, for any reason, (i) fails to use its reasonable best efforts to call and hold within 45 days of the effective date of the Registration Statement a special meeting of Bridge’s shareholders to consider and approve this Agreement and the transactions contemplated hereby (except as provided in Section 6.3(a)) or (ii) fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby.

8.2 Effect of Termination. In the event of termination of this Agreement by either WAL or Bridge as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a), Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Bridge; provided, however, that after any approval of the transactions contemplated by this Agreement by Bridge’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Bridge shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 12:00 p.m. (noon), Washington, D.C. time, at the offices of Hogan Lovells US LLP, counsel to WAL, on a date specified by the Parties, which shall be no later than five (5) Business Days after all of the conditions to closing set forth in Article VII of this Agreement are satisfied or waived, other than those conditions that by their nature are to be satisfied at the closing, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses; Breakup Fee.

(a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b) In the event that this Agreement is terminated by WAL pursuant to Sections 8.1(f), (g) or (h), Bridge shall pay all documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) up to $600,000 incurred by WAL in connection with this Agreement and the transactions contemplated hereby, such amount to be paid by wire transfer of immediately available funds to an account designated by WAL.

(c) In the event that this Agreement is terminated by Bridge pursuant to Sections 8.1(f) or (g), WAL shall pay all documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) up to $600,000 incurred by Bridge in connection with this Agreement and the transactions contemplated hereby, such amount to be paid by wire transfer of immediately available funds to an account designated by Bridge.

(d) In the event that this Agreement is terminated by WAL or Bridge under Section 8.1(c) or 8.1(d) or by Bridge under Section 8.1(e) without the requisite vote of Bridge shareholders having been obtained, or by WAL pursuant to Sections 8.1(f), (g) or (h) and both (i) after the date of this Agreement but prior to the Special Meeting, Bridge or the Bridge Board of Directors shall have received a Competing Proposal and (ii) within 12 months following the date of such termination, Bridge enters into an agreement for a Competing Proposal or an Acquisition Transaction otherwise occurs, Bridge shall pay all documented, reasonable out-of-pocket costs and expenses (excluding any overhead allocation) up to $600,000 incurred by WAL in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $15.9375 million, such amount to be paid by wire transfer of immediately available funds to an account designated by WAL (except in the case of termination by Bridge pursuant to Section 8.1(e) in which case such payment shall be made prior to such termination).

(e) The parties acknowledge and agree that the remedies set forth in Sections 9.3(b), (c) and (d) shall be the sole and exclusive remedies for any losses incurred by WAL or Bridge, as the case may be, arising from the termination of this Agreement pursuant to any such Sections, except that (i) nothing herein shall preclude either party from specifically enforcing this Agreement in accordance with Section 9.9 below, and (ii) each of WAL and Bridge shall be entitled to recover such other remedies as are available at law or in equity if WAL or Bridge, as the case may be, terminates this Agreement pursuant to Section 8.1(e) or Section 8.1(f), respectively, as a result of a willful or intentional breach of this Agreement by the other party.

(f) Each of WAL and Bridge acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, WAL and Bridge would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 9.3, and, in order to obtain such payment, the party to which any amount under this Section 9.3 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 9.3, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) or sent via confirmed facsimile or by electronic mail (the receipt of which is confirmed in writing) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to WAL or WAB, to:

Western Alliance Bancorporation

One E. Washington St., Suite 1400

Phoenix, AZ 85004

Attn.: Chief Executive Officer

Facsimile: (602) 956-3027

Electronic mail: N/A

with a copy (which shall constitute notice) to:

Western Alliance Bancorporation

One E. Washington St., Suite 1400

Phoenix, AZ 85004

Attn.: General Counsel

Facsimile: (602) 956-3027

Electronic mail: rtheisen@westernalliancebank.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 20004-1109

Attn.: Gregory F. Parisi, Esq.

Facsimile: (202) 637 5910

Electronic mail: gregory.parisi@hoganlovells.com

and

(b) if to Bridge, to:

Bridge Capital Holdings

55 Almaden Boulevard

San Jose, CA 95113

Attn: President and Chief Executive Officer

Facsimile:

Electronic mail:

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center

22nd Floor

San Francisco, CA 94111-5998

Attn: Patricia F. Young, Esq.

Rodney R. Peck, Esq.

Facsimile: (415) 983-1200

Electronic mail: patricia.young@pillsburylaw.com

        rodney.peck@pillsburylaw.com

9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Support Agreements.

9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules; provided that the provisions of the California Corporations Code shall apply to all matters relevant to the corporate approvals of this Agreement by Bridge and the shareholders of Bridge.

9.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Publicity. Except as otherwise required by Law or the rules of the New York Stock Exchange or the Nasdaq Global Market (or such other exchange on which the WAL Common Stock or the Bridge Common Stock may become listed), so long as this Agreement is in effect, neither WAL nor Bridge shall, nor shall WAL or Bridge permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Support Agreements without the consent of the other party, which consent shall not be unreasonably withheld; provided, that the restrictions set forth in this Section 9.11 shall not apply to any press release or public announcement, statement or disclosure made or proposed to be made by Bridge pursuant to Section 6.12(c) or if Bridge’s Board of Directors shall have effected a Change in Bridge Recommendation in accordance with Section 6.3(b). WAL and Bridge shall promptly following the execution of this Agreement issue a joint press release in mutually acceptable form and substance announcing the signing of this Agreement and the transactions contemplated hereunder.

9.12 Assignment; Limitation of Benefits. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.4 with respect to the payment of the Merger

Consideration, Section 1.5 with respect to the treatment of stock options under the Bridge Stock Plans, Section 6.1 with respect to the registration of the WAL Common Stock to be issued as Merger Consideration and Section 6.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

9.13 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“401(a) Plans” has the meaning set forth in Section 6.5.

“Acquisition Transaction” means (a) a merger, acquisition, consolidation or other business combination involving Bridge, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Bridge, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Securities Exchange Act of 1934) of securities representing 25.0% or more of the voting power of Bridge.

“ADFI” has the meaning set forth in Section 3.4(a).

“Adjusted Restricted Share” has the meaning set forth in Section 1.4(c).

“Agreement” has the meaning set forth in the preamble hereto.

“Bank Merger” has the meaning set forth in Section 1.10.

“Bank Merger Agreement” has the meaning set forth in Section 1.10.

“BOLI” has the meaning set forth in Section 3.28(c).

“Bridge” has the meaning set forth in the preamble hereto.

“Bridge Common Stock” has the meaning set forth in Section 1.4(a).

“Bridge Contract” has the meaning set forth in Section 3.12(a).

“Bridge Disclosure Schedule” has the meaning set forth in Article III.

“Bridge Director Designees” has the meaning set forth in Section 1.8.

“Bridge Group” has the meaning set forth in Section 3.10(a).

“Bridge Recommendation” has the meaning set forth in Section 6.3(a).

“Bridge Restricted Stock” means any and all shares of Bridge Common Stock granted by Bridge in the form of “restricted stock” awards, to the extent that such shares are (i) unvested or (ii) vested but remain subject to forfeiture or transfer restrictions pursuant to the terms of the restricted stock awards.

“Bridge Restricted Stock Units” means all grants in the form of “restricted stock units” made by Bridge which are convertible into Bridge Common Stock.

“Bridge SEC Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Bridge or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2011.

“Bridge Stock Certificates” has the meaning set forth in Section 2.1(b).

“Bridge Stock Plans” has the meaning set forth in Section 1.5(b).

“Burdensome Condition” means any condition or restriction that would reasonably be likely to have a Material Adverse Effect on WAL (measured on a scale relative to Bridge), reasonably be likely to have a Material Adverse Effect on Bridge, or materially restrict or impose a material burden on WAL or any of its Subsidiaries in connection with the transactions contemplated hereby or with respect to the business or operations of WAL or any of its Subsidiaries.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the States of Arizona or California are authorized or obligated to close.

“CA Agreement of Merger” has the meaning set forth in Section 1.2.

“Cash Consideration” has the meaning set forth in Section 1.4(a)(i).

“Cash Out Amount” has the meaning set forth in Section 1.5(a).

“CCC” has the meaning set forth in Section 1.1.

“Change in Bridge Recommendation” has the meaning set forth in Section 6.3(a).

“Classified Loans” has the meaning set forth in Section 3.19(a).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Price” is the sum of (i) the volume weighted average price (VWAP) of a share of WAL Common Stock over the three trading days preceding the Closing Date multiplied by 0.8145 and (ii) $2.39.

“Closing WAL Share Value” means the 4:00 p.m. Eastern Time closing sales price of WAL Common Stock reported on the New York Stock Exchange Composite Tape for the trading day immediately preceding the Closing Date.

“Code” has the meaning set forth in Section 1.9(a).

“Competing Proposal” means any of the following involving Bridge or any Bridge Subsidiary: (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of Bridge, any Bridge Subsidiary or any business line of Bridge that constitutes (i) 15% or more of the net revenues, net income or assets of Bridge and its Subsidiaries, taken as a whole, or (ii) 15% or more of any class of equity securities of Bridge or any of its Subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Bridge or any of its Subsidiaries, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bridge or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.12(a)(vi).

“CRA” has the meaning set forth in Section 3.18(c).

“DE Certificate of Merger” has the meaning set forth in Section 1.2.

“Derivative Transaction” has the meaning set forth in Section 3.27(b).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenters’ Shares” has the meaning set forth in Section 2.3(a).

“Effective Time” means the close of business on the Closing Date when the Merger is effective in accordance with the terms of this Agreement and the Bank Merger Agreement.

“Employment Agreements” has the meaning set forth in the recitals.

“Environmental Laws” has the meaning set forth in Section 3.14(a).

“ERISA” has the meaning set forth in Section 3.11(a).

“Exchange Act” has the meaning set forth in Section 3.6.

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.2(g).

“Exchange Ratio” has the meaning set forth in Section 1.4(a).

“Exercise Election” has the meaning set forth in Section 1.5(a).

“Fairness Opinion” has the meaning set forth in Section 3.20.

“FDIC” has the meaning set forth in Section 3.1(b).

“FHLB-SF” has the meaning set forth in Section 3.1(b).

“GAAP” has the meaning set forth in Section 3.6.

“Governmental Entity” has the meaning set forth in Section 3.4(a).

“Hazardous Materials” has the meaning set forth in Section 3.14(e).

“Holder” has the meaning set forth in Section 1.11.

“Indemnified Parties” has the meaning set forth in Section 6.6.

“Injunction” has the meaning set forth in Section 7.1(d).

“IT Assets” has the meaning set forth in Section 3.23.

“Knowledge or Knowing” with respect to any entity, refers to the actual knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions, after reasonable inquiry.

“Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.1(b).

“Material Adverse Effect” means, with respect to WAL or Bridge, as the case may be, a condition, event, change, circumstance or occurrence (including any loan charge-off) that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, asset quality, loans, securities, deposit accounts, business or properties of WAL or Bridge, taken as a whole, or (B) the ability of WAL or Bridge to perform its obligations under, and to consummate the transactions contemplated by, this Agreement but shall not include Bridge’s obligations under any employment or severance agreement set forth in Sections 3.11 or 3.12 of the Bridge Disclosure Schedule; provided, however, that in determining whether a Material Adverse Effect with respect to WAL or Bridge has occurred, there shall be excluded any condition, event, change, circumstance or occurrence impacting, or which would be reasonably expected to impact, WAL or Bridge, as the case may be, to the extent caused by, (i) any change generally affecting banks or bank holding companies or companies such as WAL or Bridge in laws, regulations or rules (or enforcement or interpretations thereof), or of GAAP or regulatory accounting principles or requirements (unless such change has a materially disproportionate adverse effect on WAL or Bridge relative to similarly situated organizations); (ii) any change in markets (including a general decline in the national or local securities or real estate markets) or conditions (financial, political or economic) affecting national or local economies or financial markets or the banking industry generally or community banks in particular, including without limitation interest rates and unemployment levels (unless such change has a materially disproportionate adverse effect on WAL or Bridge relative to similarly situated organizations); (iii) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Bridge Common Stock or WAL Common Stock, in and of itself, but not including any underlying causes thereof; (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (unless such change has a materially disproportionate adverse effect on WAL or Bridge relative to similarly situated organizations); (v) any event or circumstance resulting from or attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby; (vi) any changes made by Bridge or other actions taken, delayed or omitted to be taken by Bridge, in each case, at the written request or with the written consent of WAL; and (vii) with respect to Bridge, any current restrictions or conditions imposed on Bridge by a Governmental Entity as a result of, or in connection with, its regulatory status, as disclosed to WAL in Section 3.9(b) of the Bridge Disclosure Schedule.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 1.4(a).

“NLRB” has the meaning set forth in Section 3.22.

“Notice Period” has the meaning set forth in Section 6.3(b)(ii)(B).

“OCC” has the meaning set forth in Section 3.1(b).

“OREO” has the meaning set forth in Section 3.15.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Plans” has the meaning set forth in Section 3.11(a).

“Protection Agreements” has the meaning set forth in the recitals.

“Proxy Materials” has the meaning set forth in Section 3.4(a).

“Registration Statement” has the meaning set forth in Section 3.4(a).

“Regulatory Agencies” has the meaning set forth in Section 3.5.

“Regulatory Agreement” has the meaning set forth in Section 3.13.

“Required Banking Approvals” has the meaning set forth in Section 3.4(a).

“Requisite Regulatory Approval” has the meaning set forth in Section 7.1(b).

“Representatives” has the meaning set forth in Section 6.12(a).

“Rights Agreement” means, that certain Rights Agreement, dated as of August 21, 2008, between Bridge and American Stock Transfer & Trust Company, LLC, as rights agent.

“Sandler O’Neill” has the meaning set forth in Section 3.7.

“Scheduled IP” has the meaning set forth in Section 3.23.

“SEC” has the meaning set forth in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” has the meaning set forth in Section 6.3(a).

“State Regulator” has the meaning set forth in Section 3.5.

“Stock Consideration” has the meaning set forth in Section 1.4(a).

“Subsidiary” means, with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Superior Competing Transaction” means any of the following involving Bridge or any Bridge Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Bridge Common Stock then outstanding or more than 50% of all the assets of Bridge, and otherwise on terms which the Board of Directors of Bridge determines in its good faith judgment (after consulting with legal counsel and a financial advisor of nationally recognized reputation), taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

“Support Agreements” has the meaning set forth in the recitals.

“Surviving Bank” has the meaning set forth in Section 1.10(a).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” has the meaning set forth in Section 3.10(c).

“Tax Return” has the meaning set forth in Section 3.10(c).

“Taxing Authority” has the meaning set forth in Section 3.10(c).

“U.S. Anti-Money Laundering Laws” means the Bank Secrecy Act (12 U.S.C. §§ 5311 through 5332, inclusive, as amended), 12 U.S.C. §§ 5340 through 5342, inclusive, as amended, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (Title III of Pub. L. No. 107-56 (effective October 26, 2001), as amended), and the rules and regulations of the U.S. Department of the Treasury or any other Governmental Authority thereunder.

“WAB” has the meaning set forth in Section 1.10.

“WAL” has the meaning set forth in the preamble hereto.

“WAL Adjustment Event” has the meaning set forth in Section 2.2.

“WAL Common Stock” has the meaning set forth in Section 1.4(a).

“WAL Disclosure Schedule” has the meaning set forth in Article IV.

“WAL Preferred Stock” has the meaning set forth in Section 4.2.

“WAL Stock Certificate” has the meaning set forth in Section 2.1(a).

“WARN” has the meaning set forth in Section 3.22.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Western Alliance Bancorporation and Bridge Capital Holdings have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WESTERN ALLIANCE BANCORPORATION

By:	/s/ Robert Sarver
Name: Robert Sarver Title: Chairman of the Board of Directors and Chief Executive Officer

BRIDGE CAPITAL HOLDINGS

By:	/s/ Daniel P. Myers
Name: Daniel P. Myers Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF CA AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (the “Agreement of Merger”) is made and entered into as of this     day of             , 20     by and between Western Alliance Bancorporation (“WAL”), a Delaware corporation, and Bridge Capital Holdings, a California corporation (“Bridge”), in connection with the transactions described in that certain Agreement and Plan of Merger, dated as of March 9, 2015 (the “Merger Agreement”), by and among WAL and Bridge. Terms not otherwise defined herein shall have the meaning given them in the Merger Agreement.

RECITALS

1. Bridge is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with authorized capital of 30 million shares of no par value common stock (“Bridge Common Stock”) of which, on the date hereof, there are [—] shares issued and outstanding, and 10 million shares of preferred stock, of which, on the date hereof, there are [—] shares issued and outstanding.

2. WAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital of 200 million shares of common stock, par value $0.0001 per share (“WAL Common Stock”), of which, on the date hereof, there are [—] shares issued and outstanding, and 20 million shares of serial preferred stock, par value $0.0001 and liquidation value of $1,000 per share, of which, on the date hereof, there are [—] shares issued and outstanding.

3. The respective Boards of Directors of WAL and Bridge deem it desirable and in the best interests of their respective corporations and shareholders that Bridge be merged with and into WAL as provided in this Agreement of Merger, pursuant to the laws of the State of California and the laws of the State of Delaware (the “Merger”), and that WAL be the surviving corporation (“Surviving Corporation”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Merger, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Upon consummation of the Merger at the Effective Time (as defined in Article VIII hereof), Bridge shall be merged with and into WAL, which shall thereupon be the Surviving Corporation, and the separate corporate existence of Bridge shall cease.

ARTICLE II

NAME

The name of the Surviving Corporation shall be “Western Alliance Bancorporation”.

ARTICLE III

CERTIFICATE OF INCORPORATION

The Certificate of Incorporation of WAL as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Certificate of Incorporation of the Surviving Corporation.

ARTICLE IV

BYLAWS

The Bylaws of WAL as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Bylaws of the Surviving Corporation.

ARTICLE V

RIGHTS AND DUTIES OF SURVIVING CORPORATION

At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of WAL and Bridge shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of WAL and Bridge, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of WAL and Bridge, and the title to any real estate vested by deed or otherwise in either WAL or Bridge shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of WAL and Bridge shall be preserved unimpaired, and all debts, liabilities and duties of WAL and Bridge shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

ARTICLE VI

CONVERSION OF SHARES

In and by virtue of the Merger and at the Effective Time, pursuant to this Agreement of Merger, the shares of WAL Common Stock and Bridge Common Stock outstanding at the Effective Time shall be converted as follows:

(a) Effect on WAL Common Stock. Each share of WAL Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of the Surviving Corporation (“Surviving Corporation Stock”).

(b) Effect on Bridge Common Stock. At the Effective Time, each share of Bridge Common Stock issued and outstanding as of the Effective Time (excluding dissenters’ shares and all unvested shares of Bridge restricted stock but, for the avoidance of doubt, including any associated rights to purchase capital stock of Bridge issued pursuant to that certain Rights Agreement, dated as of August 21, 2008, between Bridge and American Stock Transfer & Trust Company, LLC, as rights agent, and any shares of Bridge Common Stock issued as of the Effective Time by reason of the exercise of options to acquire Bridge Common Stock) shall be converted into the right to receive, without interest, (i) 0.8145 shares (the “Exchange Ratio”) of WAL Common Stock (the “Stock Consideration”) and (ii) $2.39 in cash (the “Cash Consideration”) (the consideration described in clauses (i) and (ii) and the Cash Out Amount (defined below), the “Merger Consideration”). At the Effective Time, all shares of Bridge Common Stock that are owned by Bridge as treasury stock and all shares of Bridge Common Stock that are owned directly or indirectly by WAL or Bridge, including any shares of Bridge Common Stock held by WAL or Bridge or any of their respective subsidiaries in respect of a debt previously contracted, other than shares that are held by WAL, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of WAL Common Stock that are owned by Bridge shall become treasury stock of WAL. Subject to the potential adjustment that may be made to the Exchange Ratio pursuant to the Merger Agreement and as provided in Section 1.9(b) of the Merger Agreement, the aggregate Merger Consideration to be issued or paid shall not exceed 12,494,704 shares of WAL Common Stock and $36,663,403 million of cash; provided that for each share of Bridge Common Stock that is issued, from and after the date hereof and prior to the Effective Time pursuant to the exercise of Bridge Stock Options and the vesting of Bridge Restricted Stock, either (i) outstanding as of the date hereof other than any Bridge

Restricted Stock that vests pursuant to the agreements set forth on schedule 1.5 of the Bridge Disclosure Schedule or (ii) granted or issued after the date hereof pursuant to and in accordance with the terms of the Merger Agreement, the maximum aggregate Merger Consideration referred to in this subsection shall be increased by 0.8145 shares of WAL Common Stock and $2.39 in cash. In the event that the foregoing clauses hereof result in more total Merger Consideration than specified in the previous sentence, then the total Merger Consideration calculated hereunder (including the Cash Out Amount and giving effect to dissenting shares as if they had been converted) shall be reduced on a pro rata basis to the aggregate amount set forth herein.

(c) Conversion of Options to Purchase Bridge Common Stock. Prior to the Effective Time, each holder of an outstanding, vested and unexercised option to purchase Bridge Common Stock granted under the Bridge Stock Plans (as defined in the Merger Agreement) and each holder of an outstanding and unexercised option that will become vested coincident with or immediately prior to the Effective Time in accordance with the terms in effect under the agreements and arrangements listed in Section 1.5 of the Bridge Disclosure Schedule (other than any requirement of separation from service) (each, a “Bridge Stock Option”) may elect to exercise any such option in accordance with the other terms thereof (an “Exercise Election”), contingent on the consummation of the Merger, and shall receive, for any shares of Bridge Common Stock acquired in such election, the Merger Consideration. In the event of any such Exercise Election, all shares of Bridge Common Stock underlying such exercised options will be deemed to have been issued and outstanding immediately prior to the Effective Time. If the Merger is not completed, any options for which an Exercise Election has been made will remain outstanding. At the Effective Time, any outstanding, vested and unexercised option for which an Exercise Election has not been made shall be canceled and in exchange for such cancellation the optionee shall receive an amount of cash, without interest, equal to the product of (i) the excess of (A) the volume weighted average price of a share of WAL Common Stock over the three trading days preceding the closing date (the “Closing Price”) over (B) the exercise price per share of such option and (ii) the number of shares of Bridge Common Stock subject to such option (in the aggregate, the “Cash Out Amount”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. At the Effective Time, any outstanding, vested and unexercised option for which an Exercise Election has not been made the exercise price per share of which exceeds the Closing Price shall be converted automatically into an Adjusted Option (defined below), and shall be treated in the same manner as an unvested Bridge Stock Option in accordance with the terms hereof. At the Effective Time, each unvested option to acquire Bridge Common Stock under the Bridge Stock Plans that is outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Bridge Common Stock and shall be converted automatically into an option to purchase the number of shares of WAL Common Stock (each, an “Adjusted Option”) equal to the product of (x) the total number of shares of Bridge Common Stock subject to such Bridge Stock Option immediately prior to the Effective Time and (y) 0.905 (the “Equity Award Exchange Ratio”), with any fractional shares rounded down to the next lower whole number of shares. Each Adjusted Option shall have an exercise price per share of WAL Common Stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Bridge Common Stock subject to such Bridge Stock Option divided by (ii) the Equity Award Exchange Ratio. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the converted Bridge Stock Option under the applicable Bridge Stock Plan and the agreements evidencing grants thereunder, including as to vesting. Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and for any Bridge Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(c) Conversion of Bridge Restricted Stock. Prior to the Effective Time, all outstanding and vested shares of Bridge restricted stock that are outstanding and vested immediately prior to the Effective Time (including any Bridge restricted stock that will become vested coincident with or immediately prior to the Effective Time in accordance with the terms in effect under certain agreements and arrangements (other than any requirement of separation from service)), as of the Effective Time, shall be a vested right to receive the Merger Consideration.

At the Effective Time, each share of Bridge restricted stock that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Bridge Common Stock and shall be converted automatically into a share of restricted WAL Common Stock (each, an “Adjusted Restricted Share”) equal to the product of (x) the number of shares of Bridge restricted stock and (y) the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each Adjusted Restricted Share shall otherwise be subject to substantially the same terms and conditions applicable to the converted Bridge restricted stock under the applicable Bridge Stock Plan and the agreements evidencing grants thereunder, including as to vesting.

ARTICLE VII

FURTHER ACTION

The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Corporation title to and possession of all of WAL’s and Bridge’s property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement of Merger.

ARTICLE VIII

EFFECTIVE TIME

The Merger shall be pursuant to the provisions of, and with the effect provided in Section 1108 of the California General Corporation Law and Section 252 of the General Corporation Laws of the State of Delaware. The Merger will become effective on the date and at the time specified in the Certificate of Merger as filed with the Secretary of State of the State of Delaware (the “DE Certificate of Merger”), attached hereto as Exhibit A. The date and time when the Merger becomes effective as set forth in the DE Certificate of Merger is referred to herein as the “Effective Time.”

ARTICLE IX

SUCCESSORS AND ASSIGNS

This Agreement of Merger shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Agreement of Merger may not be assigned by either party without the written consent of the other.

ARTICLE X

GOVERNING LAW

This Agreement of Merger has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

ARTICLE XI

TERMINATION

This Agreement of Merger may, by the mutual consent and action of the Boards of Directors of WAL and Bridge, be abandoned at any time before the filing of this Agreement of Merger with the Commissioner. This Agreement of Merger shall automatically be terminated and of no further force and effect if, prior to the Effective Time of the Merger, the Merger Agreement is terminated in accordance with the terms thereof.

ARTICLE XII

SATISFACTION OF CONDITION AND OBLIGATIONS

(a) The obligations of Bridge to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of Bridge under the Merger Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by WAL.

(b) The obligations of WAL to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of WAL under the Merger Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by Bridge.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF, WAL and Bridge, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Agreement of Merger to be signed by each of their respective Chief Executive Officer and Secretary on the day and year first above written.

WESTERN ALLIANCE BANCORPORATION

By:
Robert Sarver Chairman of the Board of Directors & Chief Executive Officer

By:
[—] Secretary

BRIDGE CAPITAL HOLDINGS

By:
Daniel P. Myers President & Chief Executive Officer

By:
Debra J. Bradford Secretary

CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

Robert Sarver and [—] certify that:

1.	They are the Chairman of the Board of Directors and Chief Executive Officer, and Secretary, respectively, of Western Alliance Bancorporation, a Delaware corporation (the “Corporation”).

2.	The Agreement of Merger in the form attached was duly approved by the Board of Directors of the Corporation.

3.	The Corporation has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. The Corporation has [—] shares of Common Stock outstanding and [—] shares of Preferred Stock outstanding.

4.	Shareholder approval is not required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: , 20	By:
		Name:	Robert Sarver
		Title:	Chairman of the Board of Directors & Chief Executive Officer

By:
		Name:	[—]
		Title:	Secretary

CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

Daniel P. Myers and Debra J. Bradford certify that:

1.	They are the President and Chief Executive Officer, and Secretary, respectively, of Bridge Capital Holdings, a California corporation (the “Corporation”).

2.	The Corporation has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. The Corporation has [—] shares of Common Stock outstanding which were entitled to vote on the Agreement of Merger and no shares of Preferred Stock outstanding which were entitled to vote on the Merger.

3.	The shareholder percentage vote required for the aforesaid approval was a majority of the outstanding shares entitled to vote.

4.	The principal terms of the Agreement of Merger in the form attached were duly approved by the Board of Directors of the Corporation and by the shareholders of the Corporation by a vote of a number of shares of each class that equaled or exceeded the vote required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: , 20	By:
		Name:	Daniel P. Myers
		Title:	President & Chief Executive Officer

By:
		Name:	Debra J. Bradford
		Title:	Secretary

Exhibit B

PLAN OF BANK MERGER

This Plan of Bank Merger (this “Plan of Merger”) is made and entered into as of the [    ] day of [            ], 2015 between WESTERN ALLIANCE BANK, an Arizona-chartered commercial bank (“WAB”), and BRIDGE BANK, NATIONAL ASSOCIATION, a national banking association chartered under the laws of the United States (“Bridge Bank”).

WITNESSETH

WHEREAS, Western Alliance Bancorporation, a Delaware corporation (“WAL”), acquired Bridge Capital Holdings, a California corporation (“BCH”), pursuant to an Agreement and Plan of Merger, dated as of March 9, 2015 (the “Agreement”);

WHEREAS, WAB is a wholly owned subsidiary of WAL and Bridge Bank was a wholly owned subsidiary of BCH and is now a wholly owned subsidiary of WAL;

WHEREAS, Bridge Bank will merge with and into WAB pursuant to this Plan of Merger, with WAB surviving as the resulting bank; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 “Bank Merger” shall mean the merger of Bridge Bank with and into WAB as provided in Section 2.1 of this Plan of Merger.

1.2 “Effective Time” shall mean the date and time at which the merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 hereof.

1.3 “Merging Banks” shall mean, collectively, WAB and Bridge Bank.

1.4 “Resulting Bank” shall refer to WAB as the surviving bank in the Bank Merger.

ARTICLE 2

TERMS OF THE BANK MERGER

2.1 The Bank Merger

(a) Subject to the terms and conditions set forth in the Agreement, and in accordance with the Federal Bank Merger Act and the regulations of the Board of Governors of the Federal Reserve System promulgated thereunder, and Title 6 of the Arizona Revised Statutes and the regulations of the State of Arizona Department of Financial Institutions, at the Effective Time, Bridge Bank shall be merged with and into WAB pursuant to and upon the terms set forth in this Plan of Merger. WAB shall continue as the Resulting Bank in the Bank Merger and the separate existence of Bridge Bank shall cease. At the Effective Time, all of the rights, privileges, powers, franchises, properties and assets of Bridge Bank and WAB shall be vested in the Resulting Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Bridge Bank and WAB shall become the debts, liabilities, obligations, restrictions and duties of the Resulting Bank.

(b) As a result of the Bank Merger, (i) each share of capital stock, par value $2.50 per share, of Bridge Bank issued and outstanding immediately prior to the Effective Time shall be canceled without receipt of any consideration therefor by WAB, and (ii) each share of common stock, par value $0.001 per share, of WAB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of common stock of the Resulting Bank issued and outstanding immediately after the Effective Time.

(c) On and after the Effective Time, the Bank Merger shall have the effects set forth in Title 6, Section 6-216 and Title 29, Section 29-2206 of the Arizona Revised Statutes.

2.2 Effective Time

The Bank Merger shall become effective (the “Effective Time”) at [    :    ] [a/p].m., Pacific time, on [            ], 2015.

2.3 Name of the Resulting Bank

The name of the Resulting Bank shall continue to be “Western Alliance Bank.”

2.4 Articles of Incorporation

On and after the Effective Time, the Articles of Incorporation of WAB shall be the Articles of Incorporation of the Resulting Bank, unless and until amended in accordance with applicable law.

2.5 Bylaws

On and after the Effective Time, the bylaws of WAB shall be the bylaws of the Resulting Bank, unless and until amended in accordance with applicable law.

2.6 Directors and Officers

On and after the Effective Time, the executive officers of WAB immediately prior to the Effective Time shall be the executive officers of the Resulting Bank and the directors of WAB immediately prior to the Effective Time shall be the directors of the Resulting Bank.

2.7 Corporate Action

This Plan of Merger and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by at least a majority of the Board of Directors of WAB and Bridge Bank, and by WAL, which, at the time of the Bank Merger, will be the sole shareholder of each of the Merging Banks.

2.8 Offices of the Resulting Bank

WAB, as the Resulting Bank, intends to maintain after the Bank Merger its principal and branch offices and the offices of Bridge Bank that are offices as of the Effective Time.

2.9 Additional Actions

If, at any time after the Effective Time, the Resulting Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Resulting Bank, title to and possession of any property or right of Bridge Bank acquired or to be acquired by an reason of, or as a result of, the Bank Merger, or (ii) otherwise to carry out the purposes of this Plan of Merger, Bridge Bank and its proper officers and directors shall be deemed to have granted to the Resulting Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Resulting Bank and otherwise to carry out the purposes of this Plan of Merger; and the proper officers and directors of the Resulting Bank are fully authorized in the name of Bridge Bank or otherwise to take any and all such action.

ARTICLE 3

REPRESENTATIONS

Each of the Merging Banks represents that this Plan of Merger has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

ARTICLE 4

MISCELLANEOUS

4.1 Successors

This Plan of Merger shall be binding on the successors of Bridge Bank and WAB.

4.2 Counterparts

This Plan of Merger may be executed in two counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same document.

4.3 Governing Law

This Plan of Merger shall be governed and construed in accordance with the laws of the State of Arizona, without regard to any applicable conflicts of law rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Plan of Merger to be duly executed on its behalf by an officer thereunto duly authorized, all as of the day and year first above written.

WESTERN ALLIANCE BANK

By:
Name: Title:

BRIDGE BANK, NATIONAL ASSOCIATION

By:
Name: Title:

Appendix B

Chapter 13 of the California Corporations Code

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Appendix C

March 9, 2015

Board of Directors

Bridge Capital Holdings

55 Almaden Boulevard

San Jose, CA 95113

Ladies and Gentlemen:

Bridge Capital Holdings (the “Company”) and Western Alliance Bancorporation (“WAL”) have entered into an agreement and plan of merger, dated as of March 9, 2015 (the “Agreement”) pursuant to which the Company will merge with and into WAL, with WAL as the surviving entity (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of the common stock of the Company (the “Company Common Stock”) issued and outstanding as of the Effective Time, except for those shares as described in the Agreement, shall be converted into the right to receive, without interest, (i) 0.8145 shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of WAL (“WAL Common Stock”) (the “Stock Consideration”) and (ii) $2.39 in cash (the “Cash Consideration”) (the consideration described in clauses (i) and (ii) and the Cash Out Amount (defined below), the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of WAL that we deemed relevant; (iv) certain internal financial forecasts for the Company for the years ending December 31, 2015 through December 31, 2018 and an estimated long-term growth rate for 2019 as discussed with senior management of the Company; (v) mean publicly available analyst earnings estimates for WAL for the years ending December 31, 2015 and December 31, 2016 and a long-term earnings growth rate for the years thereafter as provided by senior management of WAL; (vi) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by WAL; (vii) a comparison of certain financial and other information, including stock trading information, for the Company and WAL with similar publicly available information for certain other publicly traded commercial banks; (viii) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with the senior management of WAL regarding the business, financial condition, results of operations and prospects of WAL.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and WAL or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the respective managements of the Company and WAL that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company and WAL or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company, WAL or the combined entity after the Merger and we have we not reviewed any individual credit files relating to the Company and WAL. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and WAL are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for the Company as provided by the senior management of the Company. Sandler O’Neill used median publicly available earnings estimates for WAL and an estimated long-term growth rate as discussed with the senior management of WAL. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by WAL. With respect to those projections, estimates and judgments, the respective management of the Company and WAL confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of the Company and WAL, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company and WAL since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that the Company and WAL would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, WAL or the Merger and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of the Company Common Stock and the WAL Common Shares after the date of this opinion or what the value of the WAL Common Shares will be once it is actually received by the holders of the Company Common Stock.

We have acted as the Company’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from the Company as a result of our rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and WAL and their affiliates. We may also actively trade the equity and debt securities of the Company and WAL or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of the Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in required regulatory filings (including the proxy statement to be sent to shareholders of the Company) to be completed in connection with the Merger. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the Company’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the Company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Appendix D

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is dated as of March 9, 2015 among Western Alliance Bancorporation, a Delaware corporation (“WAL”), and the undersigned shareholder of Bridge Capital Holdings, a California corporation (“Bridge”) (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, WAL and Bridge have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Bridge with and into WAL, upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of Bridge Common Shares (as defined below) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to WAL’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Bridge Common Share” means a share of common stock, no par value, of Bridge, including for purposes of this Agreement all shares or other voting securities into which a Bridge Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of Bridge Common Shares).

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof and prior to the Expiration Date (as defined in Section 5.13 hereof), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of Bridge, however called, or in connection with any written consent of Bridge’s shareholders, the Shareholder will (x) appear at each such meeting or otherwise cause all of its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Bridge for written consent, if any, and (y) vote (or consent), or cause to be voted (or validly execute and return and cause consent to be granted with respect to), all of the Shareholder’s Bridge Common Shares Beneficially Owned by the Shareholder and actually outstanding as of the applicable record date (including any Bridge Common Shares that the Shareholder may acquire after the date hereof, “Owned Shares”) and all other voting securities of or equity interests in Bridge: (i) in favor of the adoption of the Merger Agreement (whether or not recommended by the Board of Directors of Bridge), and (ii) against any action, agreement, transaction or proposal that relates to a Competing Proposal, Acquisition Transaction or Superior Competing Transaction.

2.2. Restrictions on Transfer. Except as provided for herein, the Shareholder agrees from and after the date hereof until the Expiration Date not to (a) tender into any tender or exchange offer or otherwise directly or indirectly Transfer any Owned Shares (or any rights, options or warrants to acquire Bridge Common Shares), or (b) grant any proxies with respect to the Shareholder’s Owned Shares, deposit the Shareholder’s Owned Shares into a voting trust, enter into a voting agreement with respect to any of the Shareholder’s Owned Shares or otherwise restrict the ability of the Shareholder to exercise freely all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void.

2.3. No Solicitation. From and after the date hereof until the Expiration Date, the Shareholder, in his capacity as a shareholder of the Company, shall not, nor shall the Shareholder authorize any Representative of the Shareholder or any of his affiliates, other than the Company in accordance with the terms of the Merger Agreement, to (and, to the extent applicable to the Shareholder, the Shareholder shall not permit any of his Representatives or affiliates, other than the Company in accordance with the terms of the Merger Agreement, to) (a) initiate, solicit, encourage or knowingly facilitate (including by providing information) the making of, any inquiry, offer or proposal (whether firm or hypothetical) relating to, or could reasonably be expected to lead to, a Competing Proposal, (b) have any discussions with or provide any information or data with respect to Bridge or any of its Subsidiaries to any Person (other than WAL) relating to any Competing Proposal, or engage in any negotiations concerning a Competing Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to a Competing Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to a Competing Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to a Competing Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Competing Proposal.

2.4. Capacity as Shareholder. The Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of Bridge, and not in the Shareholder’s capacity as a director [officer] of Bridge or any of its Subsidiaries. The Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director [officer] of Bridge or any of its Subsidiaries (if Shareholder holds such office), and nothing in this Agreement[: (a)] will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director [officer], including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement [or (b) will be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director to Bridge or its shareholders].

III. REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Shareholders. The Shareholder hereby represents and warrants to WAL, as of the date of this Agreement, that (i) this Agreement has been duly authorized, executed and delivered by the Shareholder and constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally; (ii) the Shareholder is the beneficial owner of the Owned Shares set forth below the Shareholder’s name on the applicable signature page hereto, with sole voting and dispositive power over such Owned Shares or the power to cause the voting of such Owned Shares as required herein; (iii) such Owned Shares are the only voting securities or interests in Bridge owned (beneficially or of record) by the Shareholder (other than any interests attached to the Owned Shares pursuant to the Rights Agreement); (iv) such Owned Shares are Beneficially Owned by the Shareholder free and clear of all liens, charges, encumbrances, agreements and commitments of every kind, other than as expressly set forth herein and other than any restrictions on transfers imposed under applicable securities laws; and (v) neither the execution or delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will violate any provisions of any Law or order, injunction, decree or judgment applicable to the Shareholder or result in a breach of any contract, agreement or other commitment to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets (including such Owned Shares) is bound, other than for any such violation or breach as would not prevent or prohibit the performance by Shareholder of his or her obligations hereunder or impose any liability or obligation on Bridge or WAL or any Subsidiaries or affiliates thereof.

IV. ADDITIONAL COVENANTS OF SHAREHOLDERS

4.1. Waiver of Dissenters’ Rights. Notwithstanding any provision in the Merger Agreement to contrary, the Shareholder hereby waives, and shall cause the record holders (if different from the Shareholder) of any Owned Shares Beneficially Owned by the Shareholder to waive, dissenters’ rights, if any, that the Shareholder or such record holder may have under Sections 1300-1313 of the California Corporations Code in connection with the Merger and the transactions contemplated by the Merger Agreement.

4.2. Disclosure. The Shareholder hereby authorizes WAL and Bridge to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”) and in the Proxy Materials the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligation under this Agreement.

4.3. Non-Interference; Further Assurances. Subject to Section 2.4 hereof, the Shareholder agrees that the Shareholder shall not take any action that would have the effect of preventing or prohibiting the performance by the Shareholder of its obligations under this Agreement. The Shareholder agrees to execute and deliver such additional documents and to take such further actions if and to the extent necessary and reasonably requested by WAL to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

V. GENERAL

5.1. Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) mailed by registered or certified mail (return receipt requested) or (iii) when delivered by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (a) if to the Shareholder, to the address set forth below the Shareholder’s name on the signature page hereto, and (b) if to WAL, in accordance with Section 9.4 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the Person entitled to receive such communication as provided above.

5.2. No Third Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

5.3. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

5.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.5. Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Shareholder may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of WAL and any attempted assignment without such consent shall be null and void without effect; and provided, further, that WAL may assign its respective rights or obligations hereunder to any direct or indirect wholly owned Subsidiary of WAL (or any successor thereto) without the prior written consent of the parties hereto.

5.6. Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph references are to the Articles, Sections, paragraphs to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to a Person will refer to its predecessors and successors and permitted assigns.

5.7. Amendments. This Agreement may not be amended except by written agreement signed by WAL and by the Shareholder.

5.8. Extension; Waiver. Prior to the Expiration Date, WAL may (a) extend the time for the performance of any of the obligations of the Shareholder, (b) waive any inaccuracies in the representations and warranties of the Shareholder contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance by the Shareholder with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

5.9. Fees and Expenses. Each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

5.10. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

5.11. Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

5.12. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

5.13. Effectiveness and Termination. This Agreement will become effective when WAL has received a counterpart signed by the Shareholder and itself and shall terminate automatically, without any further action on the part of any parties hereto, and be of no further force or effect as of the Expiration Date. As used herein, “Expiration Date” means the earliest to occur of: (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

5.14. Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

5.15. Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Delaware and the State of Arizona and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

5.16. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any action arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

WESTERN ALLIANCE BANCORPORATION

By:

Name:
Title:

[Shareholder signature page follows]

[WAL Signature Page to Support Agreement]

SHAREHOLDER

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Notice Address:

[Shareholder Signature Page to Support Agreement]

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000250449_1 R1.0.0.51160 BRIDGE CAPITAL HOLDINGS 55 ALMADEN BLVD. SUITE 200 SAN JOSE, CA 95113 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1 To approve the Agreement and Plan of Merger, dated March 9, 2015, by and between Western Alliance Bancorporation, or Western Alliance, and Bridge Capital pursuant to which Bridge Capital will merge with and into Western Alliance, with Western Alliance surviving. 2 To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Bridge Capital’s named executive officers in connection with the merger, as disclosed in the proxy statement. 3 To approve any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn or postpone the meeting for the purpose of soliciting additional proxies in order to approve the foregoing proposals. NOTE: This proxy grants discretionary authority to vote on such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000250449_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . BRIDGE CAPITAL HOLDINGS PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 25, 2015 This proxy is solicited by the Board of Directors. The undersigned holder of common stock of Bridge Capital Holdings acknowledges receipt of a copy of the Notice of Special Meeting of Shareholders of Bridge Capital Holdings and the accompanying Proxy Statement dated May 26, 2015, and revoking any proxy heretofore given, hereby constitutes and appoints Allan C. Kramer, M.D. and Robert Latta, and each of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of common stock of Bridge Capital Holdings standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Special Meeting of Shareholders of Bridge Capital Holdings to be held at its principal executive offices at 55 Almaden Boulevard, San Jose, California on June 25, 2015 at 10:00 a.m. or at any adjournments thereof, upon the items listed on the reverse side as instructed herein and according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof. Any proxy previously given for such meeting is revoked. If no instruction is given, the proxy holders will vote the shares represented by this proxy “FOR” each of the listed proposals. Continued and to be signed on reverse side